   As filed with the Securities and Exchange Commission on July 17, 2000
                                                      Registration No. 333-30708
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  -----------

                        Amendment No. 6 to FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                  -----------
                           Evoke Communications, Inc.
             (Exact name of registrant as specified in its charter)

             Delaware                             7375                            84-1407805
 (State or other jurisdiction of      (Primary Standard Industrial             (I.R.S. Employer
  incorporation or organization)       Classification Code Number)          Identification Number)

                                  -----------
                               1157 Century Drive
                              Louisville, CO 80027
                                 (800) 878-7326
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                  -----------
                               Paul A. Berberian
          Chairman of the Board, Chief Executive Officer and President
                           Evoke Communications, Inc.
                               1157 Century Drive
                              Louisville, CO 80027
                                 (800) 878-7326
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies To:

               Michael L. Platt, Esq.                           Julie T. Spellman, Esq.
             Jonathon J. Taylor, Esq.                           Cravath, Swaine & Moore
                Cooley Godward LLP                                  Worldwide Plaza
         2595 Canyon Boulevard, Suite 250                          825 Eighth Avenue
              Boulder, CO 80302-6737                               New York, NY 10019
                  (303) 546-4000                                     (212) 474-1000

                                  -----------
        Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.
                                  -----------
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]


   The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                SUBJECT TO COMPLETION, DATED July 17, 2000

PROSPECTUS

                                7,000,000 Shares

                           Evoke Communications, Inc.

                                  Common Stock
                                 $    per share

                                   --------

  We are selling 7,000,000 shares of our common stock. The underwriters named in this prospectus may purchase up to 1,050,000 additional shares of our common stock to cover over-allotments.

  This is an initial public offering of our common stock. We currently expect the initial public offering price to be between $12.00 and $14.00 per share. Our common stock has been approved for quotation on the Nasdaq National Market under the symbol "EVOK".

                                   --------

  Investing in the common stock involves a high degree of risk. See "Risk Factors" beginning on page 5.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                   --------

                                                          Per Share Total
                                                          --------- -----
Initial Public Offering Price                               $       $
Underwriting Discount                                       $       $
Proceeds to Evoke Communications, Inc. (before expenses)    $       $

  The underwriters expect to deliver the shares to purchasers on or about     ,
2000.

                                   --------

Salomon Smith Barney
        Robertson Stephens
                  Thomas Weisel Partners LLC
                                   CIBC World Markets

    , 2000

   On the inside front cover page of the prospectus are five computer screens each of which depicts one of our services: Mobile Webconferencing; Webconferencing; Web Talk; Talking Email and Webcasting. At the bottom of the page is our logo.

                                 ------------

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
      Prospectus Summary.................................................    1
      Risk Factors.......................................................    5
      Forward-Looking Statements; Market Data............................   14
      Use of Proceeds....................................................   15
      Dividend Policy....................................................   15
      Dilution...........................................................   16
      Capitalization.....................................................   17
      Selected Financial Data............................................   19
      Management's Discussion and Analysis of Financial Condition and Re-
       sults of Operations...............................................   21
      Business...........................................................   28
      Recent Developments................................................   43
      Management.........................................................   44
      Certain Relationships and Related Transactions.....................   59
      Principal Stockholders.............................................   61
      Description of Capital Stock.......................................   63
      Shares Eligible for Future Sale....................................   67
      United States Tax Consequences to Non-United States Holders........   69
      Underwriting.......................................................   72
      Legal Matters......................................................   74
      Experts............................................................   74
      Where You Can Find Additional Information..........................   74
      Index to Financial Statements......................................  F-1

                                 ------------

     Until        , 2000 (25 days after the date of this prospectus), all
dealers selling shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

   This summary highlights some of the information found in greater detail elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in our common stock discussed under "Risk Factors" and the financial statements, before you decide to buy our common stock.

Our Company

   We provide Internet communication services that allow users to communicate and exchange voice, video and visuals in a simple, cost-effective manner through web-based applications and technologies. We offer business-to-business communication services based on our proprietary systems that integrate traditional telephony technology with streaming media and web collaboration tools. Streaming media tools allow audio and video content to be played in real-time over the Internet, without downloading the content. Web collaboration tools enable groups of people in diverse geographic locations to interact in real-time over the Internet using shared visuals and other applications. We currently offer four Internet communication services:

  . Evoke Webconferencing enables users to instantly establish a web conference without operator intervention, join participants on the phone and web to share visuals and present an event as a live or recorded web cast.

  . Evoke Webcasting is an end-to-end, cost-effective streaming solution that provides customers with controlled delivery of voice, video and visuals over the Internet or corporate intranets.

  . Evoke Talking Email allows users to record a free voice message up to 30 seconds long and send it as an email message or post their voice message as a link on a web page.

  . Evoke Web Talk enables users to participate in live voice and text exchanges over the Internet using a personal computer equipped with a microphone or their telephone.

   We also recently introduced to a limited number of users a test version of our Evoke Mobile Webconferencing service, which allows users to initiate a web conference, operate conference controls and begin a web cast using a Palm V or Palm VII handheld device.

   We market our services to large and medium-sized corporations and high growth Internet-centric companies through our direct sales force. We also partner with leading Internet sites, such as Excite@Home, Blue Mountain Arts and Lycos, to offer our proprietary systems as co-branded services to extend our reach to small businesses, home offices and consumers.

   We have a limited operating history and have incurred net losses of approximately $34.4 million from our inception in April 1997 to March 31, 2000. We expect to continue to incur significant operating losses for the foreseeable future as we expect to significantly increase our research and development, sales and marketing, general and administrative and goodwill amortization expenses as compared to prior periods.

Our Solution

   We believe there is a significant opportunity for an integrated Internet communication solution that combines traditional conferencing, web collaboration and streaming services into simple, cost-effective and reliable tools for business-to-business communication.

   The key benefits of our solution include:

  . Easy-to-Use, Internet Communication Tools. Our automated Internet communication services offer simple yet powerful functions to increase a user's flexibility, interactivity and control as compared to more traditional methods of communication.

  . Significant Cost Saving Opportunities. Our customers reduce cost by minimizing the need for expensive and time intensive business travel or specialized conferencing software or equipment.

Our Strategy

   We intend to rapidly develop new services that meet our customers' diverse and evolving communications needs. We plan to continue to aggressively market our services to new customers through multiple distribution channels and increase our brand awareness through new Internet, print and broadcast advertising campaigns. We also intend to increase sales to our existing customers by marketing our more sophisticated services to current users of our basic services. We anticipate that our operations will also expand through international joint ventures, acquisitions and strategic partnerships. In order to accomodate this expected growth, we plan to aggressively expand our infrastructure and capacity.

Recent Developments

   On June 16, 2000, we acquired Contigo Software, Inc. in exchange for 4,425,176 shares of our common stock and $6.1 million in cash. We also have reserved 1,574,831 shares of our common stock for issuance upon exercise of options outstanding under Contigo's option plans that we have assumed. The advanced web collaboration capabilities that we gained through our acquisition of Contigo include:

  . Whiteboarding, which enables participants to annotate shared visuals or documents online with highlighting or drawing tools;
  . Text chat, which enables participants to type messages to each other during a conference either publicly or privately;
  . Application viewing, which enables participants in a conference to view the same application on the Internet and view the user's presentation or changes to the application's content;
  . Web touring, which enables the user, by typing a web site address, to take multiple participants in a conference to the same Internet site in real-time;
  . Polling, which enables the user to take a vote among multiple participants and display the results either publicly or privately;
  . Lead generation tools, which capture participant contact information and survey results for sales force lead generation and market analysis; and
  . Shared presenter control, which enables multiple users to share control of a conference.

Recent Operating Results

   We recently completed our second quarter of 2000. Based upon the information that we have to date, we estimate that our revenues for the quarter ended June 30, 2000 will be approximately $2.89 million as compared to revenues of $1.86 million for the quarter ended March 31, 2000. Based on these estimates, pro forma revenues for the quarter ended June 30, 2000 would have been approximately $3.64 million had the acquisition of Contigo taken place on April 1, 2000. We estimate that our net loss will be between $21.7 million and $21.9 million as compared to a net loss of $17.3 million for the quarter ended March 31, 2000. Our revenues and net loss for the quarter ended June 30, 2000 include the operating results of Contigo from the date of closing of our acquisition, which was June 16, 2000. Our estimates are preliminary and may be subject to revision after we finalize our financial statements for second quarter 2000.

                                  The Offering

Common stock offered........   7,000,000 shares

Common stock outstanding
 after this offering........
                              46,734,594 shares

Use of proceeds.............  We intend to use the net proceeds of this offering to expand our sales force and marketing activities, further develop our services and systems, increase our operational capacity, finance potential acquisitions, joint ventures or investments and for general corporate purposes.

Proposed Nasdaq National
 Market Symbol..............
                              EVOK

   Throughout this prospectus, the number of shares of common stock to be outstanding after this offering is based on the number of shares outstanding as of June 20, 2000, unless otherwise indicated. Additionally, throughout this prospectus, all numbers of shares of our common stock reflect a two-for-three reverse split of all the outstanding shares of our common stock which was approved by our stockholders on July 13, 2000. It also reflects the automatic conversion of all then outstanding series of preferred stock into common stock. This information excludes:

  . 1,050,000 shares that could be sold to the underwriters upon the exercise of their option to purchase additional shares;

  . 1,574,831 shares reserved for issuance upon exercise of assumed Contigo options in connection with the Contigo acquisition;

  . 3,884,757 shares that could be issued upon the exercise of options and stock issuance rights outstanding as of June 20, 2000 at a weighted average exercise price of $7.11 per share;

  . 572,277 shares that could be issued to Microsoft upon the exercise of a warrant to purchase 858,416 shares of preferred stock issued on March 29, 2000 at an exercise price equal to the lesser of $15.00 per common share or the initial public offering price of the shares offered in this prospectus; and

  . 78,525 shares that could be issued upon the exercise of warrants outstanding as of June 20, 2000 at a weighted average exercise price of $1.94 per share.

                                  ------------

   We were incorporated in Delaware in April 1997 under the name Intellistat Media Research, Inc. In July 1997, we changed our name to VStream Incorporated, in February 2000 we changed our name to Evoke Incorporated and in April 2000 we changed our name to Evoke Communications, Inc. Our principal executive office is located at 1157 Century Drive, Louisville, Colorado 80027 and our telephone number is (800) 878-7326. Our web site address is www.evoke.com. Information contained on our web site or any other web site does not constitute part of this prospectus.

  You should rely only on the information contained in this prospectus. Evoke Communications has not authorized anyone to provide you with different information. Evoke Communications is not making an offer of these securities in any state where the offer is not permitted. The information about Evoke Communications contained in this prospectus is materially complete, however you should not assume that the information provided by this prospectus is accurate as of any date other than the date on the front of this prospectus.

                             Summary Financial Data

   The following table sets forth summary financial data for our business. You should read this information together with the financial statements and the notes to those statements and "Unaudited Pro Forma Condensed Combined Financial Information" included elsewhere in this prospectus.

   The statement of operations data displayed in the "Pro Forma Contigo Acquisition 1999" and "Pro Forma Contigo Acquisition 2000" column, give effect to the Contigo acquisition as if it had taken place on January 1, 1999. Pro forma basic and diluted loss per share is computed using the weighted average number of common shares outstanding, including the pro forma effects of the automatic conversion of all outstanding series of preferred stock into common stock upon completion of this offering as if the conversion occurred on January 1, 1999, or at the date the preferred stock was actually issued, if later.

                                                                       Three Months Ended
                                       Years Ended December 31,             March 31,
                                    --------------------------------  ----------------------
                     Period from
                      Inception                           Pro Forma                 Pro Forma
                   (April 17, 1997)                        Contigo                   Contigo
                   to December 31,                       Acquisition               Acquisition
                         1997        1998       1999        1999         2000        2000
                   ---------------- -------  ----------  -----------  ----------  ----------
                              (in thousands, except share and per share data)
Statement of
 Operations Data:
 Revenue.........      $    --      $   675  $    2,246  $    5,440   $    1,859  $    3,168
 Gross profit
  (loss).........         (106)        (121)     (1,122)      1,908         (795)        444
 Loss from
  operations.....         (764)      (3,494)    (13,441)    (42,259)     (18,283)    (25,908)
 Net loss........         (749)      (3,272)    (13,047)    (42,132)     (17,348)    (25,024)
 Net loss
  attributable to
  common
  stockholders...      $  (749)     $(3,272) $ (113,047) $ (142,131)  $  (18,529) $  (26,205)
 Basic and
  diluted loss
  per share......      $ (4.42)     $(10.29) $  (259.44) $   (29.24)  $   (23.23) $    (5.02)
 Shares used in
  computing loss
  per share--
  basic and
  diluted........      169,509      318,082     435,729   4,860,905      797,810   5,222,986
 Pro forma basic
  and diluted
  loss per
  share..........                            $    (0.92) $    (2.26)  $    (0.50) $    (0.64)
 Shares used in
  computing pro
  forma loss per
  share--basic
  and diluted....                            14,220,488  18,645,664   34,384,545  38,809,721

   The following table is a summary of our balance sheet as of March 31, 2000. The balance sheet data displayed in the "As Adjusted" column gives effect to the automatic conversion of all outstanding series of preferred stock into our common stock upon completion of this offering and the sale of 7,000,000 shares of common stock offered in this offering at an assumed initial public offering price of $13.00 per share (after deducting the estimated underwriting discounts and offering expenses) and the application of the net proceeds. The balance sheet data displayed in the "Contigo Acquisition As Adjusted" column also reflects the pro forma effects of the acquisition of Contigo.

                                                  As of March 31, 2000
                                           ------------------------------------
                                                                     Contigo
                                                                   Acquisition
                                           Actual    As Adjusted    as Adjusted
                                           -------  -------------- ------------
                                                    (in thousands)
Balance Sheet Data:
  Cash and cash equivalents............... $69,623     $153,053      $150,406
  Working capital.........................  61,677      145,107       141,341
  Total assets............................ 103,277      186,707       265,421
  Long-term debt, less current portion....   1,903        1,903         1,956
  Redeemable convertible preferred stock
   and warrants........................... 116,672          --            --
  Total stockholders' equity (deficit).... (26,350)     173,752       250,789

                                  RISK FACTORS

   An investment in our common stock involves a high degree of risk. You should carefully consider the following risks, together with information contained elsewhere in this prospectus, before you decide whether to buy our common stock.

Risks Relating to Our Business

   We have a history of losses, we expect significant continuing losses and we may never attain profitability

   If we do not achieve or sustain profitability in the future, we may be unable to continue our operations. Our operating costs have exceeded our revenues in each quarter since our inception in April 1997. We have incurred cumulative net losses of approximately $34.4 million from our inception through March 31, 2000, and we anticipate significant net losses through at least 2002. Our revenues may not continue to grow and we may not achieve or maintain profitability in the future. In addition, we expect that our sales and marketing, research and development, general and administrative and goodwill amortization expenses will increase significantly in the future as compared to prior periods. Accordingly, we must significantly increase our revenue to achieve and maintain profitability and to continue our operations.

   We have a limited operating history, which makes it difficult to evaluate our business

   We have a limited operating history and you should not rely on our recent results as an indication of our future performance. We were incorporated in April 1997 and first recorded revenue from Evoke Webcasting in January 1998. We only began commercially offering our flagship service, Evoke Webconferencing, in April 1999. Due to our limited operating history and the rapidly changing nature of the Internet communication services market, it is difficult or impossible for us to predict future results, and you should not expect our future revenue growth to equal or exceed our recent growth rates. Our business strategy may be unsuccessful and we may be unable to address the risks we face in a cost-effective manner, if at all.

   We may fail to meet market expectations because of fluctuations in our quarterly operating results, which would cause our stock price to decline

   As a result of our limited operating history, the rapidly changing nature of the Internet communication services market and the other risks described in this section, our quarterly operating results have varied significantly from period to period in the past and are likely to continue to vary significantly in future periods. For example, our quarterly net loss ranged between $1.8 million and $6.4 million in the four quarters of the year ended December 31, 1999, and our net loss was $17.3 million for the three months ended March 31, 2000. Many of the factors that may cause fluctuations in our quarterly operating results are beyond our control. Accordingly, our quarterly operating results are difficult to predict and may not meet the expectations of securities analysts or investors. If this occurs, the price of our common stock would decline.

   Additionally, we expect our results will fluctuate based on seasonal sales patterns. Our operating results for the year ended 1999 show decreases in the use of Evoke Webconferencing around the Thanksgiving, Christmas and New Year holidays. We expect that our revenues during these holiday seasons and during the summer vacation period will decrease as compared to other periods of the year because of decreased use of our services by business customers.

   We depend on single source suppliers for key components of our infrastructure, the loss of which could cause significant delays and costs in providing services to our existing and prospective customers

   We purchase key components of our telephony hardware infrastructure from a single supplier. Any extended reduction, interruption or discontinuation in the supply of these components would cause significant delays and costs in providing services to our existing and prospective customers. These components form the basis of our audio conferencing infrastructure, upon which the majority of our services rely. In order to continue to expand our infrastructure capacity, we must purchase additional components from this supplier. Because we do not have any guaranteed supply arrangements with this supplier, it may unilaterally increase its prices for these components, and as a result, we could face higher than expected operating costs and impaired operating results. We could also experience difficulties in obtaining alternative sources on commercially reasonable terms, if at all, or in integrating alternative components into our technology platform. We also rely on a single supplier for the majority of our storage hardware, which store critical operations data and maintain the reliability of our services. If we are required to find alternative sources for such equipment, we may experience difficulty in integrating them into our infrastructure.

   If any of the third party technologies and services that we use become unavailable to us, our services would be subject to significant delays and increased costs

   The market for Internet communication services is rapidly evolving and we need to license technologies to remain competitive. Our inability to obtain any of these licenses could delay the development of our services until equivalent technology can be identified, licensed and integrated. We are highly dependent on the streaming software that we license from two suppliers in order to deliver our streaming services. If these vendors change their streaming software, our software may become inoperable, the functionality of our services would decline and we would suffer significant delays and costs in attempting to reengineer our services. We use technology that we license from HearMe, a provider of voice communication services over the Internet, to provide our voice chat services. We also rely on third party services, such as Internet access, transport and long distance providers. These companies may not continue to provide services to us without disruptions, at the current cost, if at all. The costs associated with a transition to a new service provider would be substantial. We may be required to reengineer our systems and infrastructure to accommodate a new service provider, which would be both expensive and time-consuming. In addition, in the past, we have experienced disruptions and delays in our services due to service disruptions from these providers. Any interruption in the delivery of our services would likely cause a loss of revenue and a loss of customers.

   A small number of our customers account for a high percentage of our revenue and the loss of a major customer could harm our operating results and cause our stock price to decline

   The loss of any of our major customers could result in lower than expected revenue and cause our stock price to decline. Additionally, most customers do not have any obligation to purchase additional services from us or to continue to use our current services. As a result, we may face increased downward pricing pressure that could cause a decrease in our gross margins. For the year ended December 31, 1999, Microsoft accounted for 21% of our revenue by subsidizing third-party use of our services in conjunction with the adoption of its technologies. During 1999, Cisco Systems accounted for 9% of our revenue. In the first quarter of 2000, Microsoft accounted for 12% of our revenue. We expect that a small number of customers will continue to account for a high percentage of our revenue. Our customers depend on the reliability of our services and we may lose a customer if we fail to provide reliable services for even a single communication event.

   Our Internet communication services will not generate significant revenue if businesses do not switch from traditional teleconferencing and communication services to Internet communication services

   If businesses do not switch from traditional teleconferencing and communication services, our Internet communication services will not generate significant revenue. Businesses that have already invested substantial resources in traditional or other methods of communication may be reluctant to adopt new Internet communication services. If sufficient demand for our services does not develop, we will have difficulty selling our services. As a result, the price of our common stock would decline. Growth in profitability from Evoke Webconferencing will depend in part on a significant increase in the number of customers using Evoke Webconferencing's web-based features in addition to our traditional conferencing features. In the first quarter of 2000, only a small percentage of Evoke Webconferencing customers used the web in this way.

   The growth of our business substantially depends on our ability to successfully develop and introduce new services in a timely manner

   Our growth depends on our ability to develop leading-edge Internet communication services. For example, we recently began market testing Evoke Mobile Webconferencing, a wireless web conferencing service, and began integrating the advanced web collaboration tools we acquired from Contigo into our platform. We also have several other services in development. We may not successfully identify, develop and market these and other new services in a timely and cost-effective manner. If the services we develop, such as Evoke Mobile Webconferencing, fail to achieve widespread market acceptance or fail to generate significant revenues to offset development costs, our net losses will increase. In addition, our ability to introduce new services may depend on us acquiring technologies or forming relationships with third parties and we may be unable to identify suitable candidates or come to terms acceptable to us for any such acquisition or relationship. We may not successfully alter the design of our systems to quickly integrate new technologies.

   We have experienced development delays and cost overruns in our development efforts in the past and we may encounter these problems in the future. Delays and cost overruns could affect our ability to respond to technological changes, evolving industry standards, competitive developments or customer requirements.

   Competition in the Internet communication services market is intense and we may be unable to compete successfully

   The market for Internet communication services is relatively new, rapidly evolving and intensely competitive. Competition in our market will continue to intensify and may force us to reduce our prices, or cause us to experience reduced sales and margins, loss of market share and reduced acceptance of our services.

   Many of our current and potential competitors have larger customer bases, longer operating histories, greater name recognition, more employees and significantly greater financial, technical, marketing, public relations and distribution resources than we do. In addition, telecommunication providers, for example, enjoy lower per-minute long distance costs as a result of their ownership of the underlying telecommunication network. We expect that many more companies will enter this market and invest significant resources to develop Internet communication services. These competitors may offer or develop products or services that perform better than ours. See "Business - Competition" for a more detailed discussion of the competition that we face.

   In addition, the Internet industry has recently experienced substantial consolidation and a proliferation of strategic transactions. We expect this consolidation and strategic partnering to continue. Acquisitions or strategic partnerships involving our current and potential competitors could harm us in a number of ways. For example:

  . competitors could acquire or partner with companies with which we have strategic partnerships and discontinue our partnership, resulting in the loss of distribution opportunities for our services or the loss of certain enhancements or value-added features to our services;

  . a competitor could be acquired by or enter into a strategic relationship with a party that has greater resources and experience than we do, thereby increasing the ability of the competitor to compete with our services; or

  .  a competitor could acquire or partner with one of our key suppliers.

   The termination of strategic partnerships, including with Excite@Home, Blue Mountain Arts or Lycos, or the failure to form additional strategic partnerships could limit our access to customers and harm our strategy to increase brand awareness, thereby causing our revenues to be lower than expected

   Our strategic partnerships are critical to our success because they help us strengthen our brand awareness and reach a broader customer base. The loss of current strategic partnerships or our failure to find other strategic partners in a timely manner could result in lower than expected revenues. For example, Excite@Home and Lycos may terminate our strategic partnerships under various circumstances, some of which may be beyond our control. Our agreements with Excite@Home and Lycos require us to satisfy specific performance and functionality requirements. Early termination of our partnerships with Excite@Home and Lycos may harm our reputation, decrease the size of our user base and cause our stock price to decline. Moreover, Excite@Home is controlled by AT&T. AT&T's teleconferencing services currently compete with Evoke Webconferencing, and AT&T may seek to expand its product offerings into Internet communication in the future. Additionally, the loss of our strategic relationship with Blue Mountain Arts would significantly harm our strategy to increase brand awareness using Evoke Talking Email. Our strategic partnerships with Blue Mountain Arts and Excite@Home currently account for a substantial majority of the Evoke Talking Email messages processed by our systems. We may become more reliant on strategic partners in the future, which would increase the risk to our business of losing these partnerships. Additionally, we may not be successful in forming strategic partnerships and the efforts of our strategic partners may not be successful.

   Our failure to manage our current and planned rapid growth could cause substantial increases in our operating costs and harm our profitability and, if we are not able to obtain adequate funds, we may not be able to compete effectively

   We have rapidly expanded, and plan to continue to rapidly expand, our operations and infrastructure. This expansion has placed, and is expected to place, a significant strain on our managerial, operational and financial resources, and we may not effectively manage this growth. For example, we increased the number of our employees from 94 on December 31, 1999 to 466 on June 20, 2000. Expanding our business requires us to invest significant amounts of capital for our operations and resources, which substantially increases our operating costs. As a result, our failure to manage our growth effectively could cause substantial increases in our operating costs without corresponding increases in our revenue. Also, our management may have to divert a disproportionate amount of its attention away from our day-to-day activities and devote a substantial amount of time expanding into new areas. In order to expand our business we may need to raise additional funds. Any future financing we require may not be available on a timely basis, in sufficient amounts or on terms acceptable to us. If we cannot obtain adequate funds, we may not be able to compete effectively.

   Additionally, our rapid growth requires us to order equipment, some of which has substantial development and manufacturing lead times. If we do not order equipment in a timely and efficient manner in order to support our growth, we may not have enough capacity to support the demand for our services and the delivery of our services may be interrupted. As a result, our operating results and reputation would be materially harmed, which could negatively affect our stock price.

   Our planned international expansion, including our joint venture with @viso Limited, may not be successful, which could harm our strategy to expand internationally and cause our operating losses to increase

   We intend to expand into international markets and to spend significant financial and managerial resources to do so. We have no experience in international operations and may not be able to compete effectively in international markets. We face certain risks inherent in conducting business internationally, such as:

  .  varying technology standards from country to country;

  .  uncertain protection of intellectual property rights;

  . inconsistent regulations and unexpected changes in regulatory requirements;

  . difficulties and costs of staffing and managing international operations;

  .  fluctuations in currency exchange rates;

  .  linguistic and cultural differences;

  . difficulties in collecting accounts receivable and longer collection periods;

  .  imposition of currency exchange controls; and

  .  potentially adverse tax consequences.

   In particular, we recently formed a joint venture with @viso Limited, a European-based venture capital firm, which will expand our operations to continental Europe and the United Kingdom. This joint venture may not be successful. If our revenues from this and other international operations do not exceed the expense of establishing and maintaining these operations, our operating losses will further increase.

   In addition, our expansion into international markets may require us to develop specific technology that will allow our current systems to work with international telephony systems. We may not develop this technology in a timely manner, in a way to prevent service disruptions or at all.

   We may not achieve any benefits from the Contigo acquisition and we expect our losses to increase significantly as a result of the acquisition

   We may not be able to successfully integrate Contigo's operations, technologies, products and services, information systems and personnel into our business. The acquisition may further strain our existing financial and managerial controls, and divert management's attention away from our other business concerns. There may also be unanticipated costs associated with the acquisition that may harm our operating results and key Contigo personnel may decide not to work for us. In addition, as a result of the acquisition, we will have operations in multiple facilities in geographically diverse areas. We are not experienced in managing facilities and operations in geographically diverse areas. We may not sustain the financial results that Contigo has achieved in the past because of integration problems, changes that we are making to Contigo's operations and the potential loss of customers who may decide not to continue their relationship with Contigo after the acquisition.

   In addition, we expect that our losses will increase significantly because of additional costs and expenses related to:

  .  an increase in the number of our employees;

  .  an increase in sales and marketing activities;

  .  additional facilities and infrastructure;

  .  assimilation of operations and personnel; and

  .goodwill amortization.

   We may acquire other businesses, form joint ventures and make investments in other companies that could negatively affect our operations and financial results and dilute existing stockholders

   The pursuit of additional business relationships through acquisitions, joint ventures, or other investment prospects is a key aspect of our business strategy. We may use a portion of the net proceeds of this offering in pursuit of these relationships, which would complement our current services, enhance our technical capabilities or offer growth opportunities. We may not identify or complete these transactions in a timely manner, on a cost effective basis or at all, and we may not realize the benefits of any acquisition, joint venture, or other investment.

   We have limited experience in acquisition activities and may have to devote substantial time and resources in order to complete acquisitions. There may also be risks of entering markets in which we have no or limited prior experience. Further, these potential acquisitions entail risks, uncertainties and potential disruptions to our business similar to those associated with the Contigo acquisition, which could harm our operating results and cause our stock price to decline.

   In addition, if we were to make any acquisitions, we could:

  .  issue equity securities that would dilute our stockholders;

  .  incur debt;

  .  assume unknown or contingent liabilities; or

  . experience negative effects on our reported results of operations from acquisition-related charges and of amortization of acquired technology, goodwill and other intangibles.

   Our Evoke Webconferencing services may become subject to traditional telecommunications carrier regulation by federal and state authorities, which would increase the cost of providing our services and may subject us to penalties

   We believe our Evoke Webconferencing services are not subject to regulation by the Federal Communications Commission or any state public service commission because the services integrate traditional voice teleconferencing and added value Internet services. The FCC and state public service commissions, however, may require us to submit to traditional telecommunications carrier regulations for our Evoke Webconferencing services under the Communications Act of 1934, as amended, and various state laws or regulations as a provider of telecommunications services. If the FCC or any state public service commission seeks to enforce any of these laws or regulations against us, we could be prohibited from providing the voice aspect of our Evoke Webconferencing services until we have obtained various federal and state licenses and filed tariffs. We believe we would be able to obtain those licenses, although in some states, doing so could significantly delay our ability to provide services. We also would be required to comply with other aspects of federal and state laws and regulations. Subjecting our Evoke Webconferencing services to these laws and regulations would increase our operating costs, could require restructuring of those services to charge separately for the voice and Internet components, and would involve on-going reporting and other compliance obligations. We also might be subject to fines or forfeitures and civil or criminal penalties for non-compliance.

Risks Relating to Our Technology

   Our business will suffer if our systems fail or become unavailable

   A reduction in the performance, reliability or availability of our systems will harm our ability to distribute our services to our users, as well as our reputation. Some of our customers have experienced interruptions in our services in the past due to network outages, periodic system upgrades and internal system failures. Similar interruptions may occur from time to time in the future. Because our revenue depends largely on the number of users and the amount of minutes consumed by users, our business will suffer if we experience frequent or extended system interruptions.

   We maintain our primary data facility and hosting servers at our headquarters in Louisville, Colorado, and a secondary data facility in Boulder, Colorado. Our operations depend on our ability to protect these facilities and our systems against damage or interruption from fire, power loss, water, telecommunications failure, vandalism, sabotage and similar unexpected events. In addition, a sudden and significant increase in traffic on our systems or infrastructure could strain the capacity of the software, hardware and systems that we use. This could lead to slower response times or system failures. The occurrence of any of the foregoing risks could cause service interruptions and, as a result, materially harm our reputation and negatively affect our revenue.

   If our security system is breached, our business and reputation could suffer

   We must securely receive and transmit confidential information over public networks and maintain that information on internal systems. Our failure to prevent security breaches could damage our reputation, and expose us to risk of loss or liability. Our internal systems are accessible to a number of our employees. Although each of these employees is subject to a confidentiality agreement, we may be unable to prevent the misappropriation of this information. Our servers are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions, delays or loss of data. We may be required to expend significant capital and other resources to license encryption technology and additional technologies to protect against security breaches or to alleviate problems caused by any breach.

   Our competitors may be able to create systems with similar functionality to ours and third-parties may obtain unauthorized use of our intellectual property

   The success of our business is substantially dependent on the proprietary systems that we have developed. To protect our intellectual property rights, we currently rely on a combination of trademarks, service marks, trade secrets, copyrights, confidentiality agreements with our employees and third parties, and protective contractual provisions. These measures may not be adequate to safeguard the technology underlying our Internet communication services and other intellectual property. Unauthorized third-parties may copy or infringe upon aspects of our technology, services or other intellectual property. Our proprietary systems are not currently protected by any patents and we may not be successful in our efforts to secure patents for our proprietary systems. Regardless of our efforts to protect our intellectual property, our competitors and others may be able to develop similar systems and services without infringing on any of our intellectual property rights. In addition, employees, consultants and others who participate in the development of our proprietary systems and services may breach their agreements with us regarding our intellectual property and we may not have any adequate remedies. Furthermore, the validity, enforceability and scope of protection for intellectual property such as ours in Internet-related industries is uncertain and still evolving. We also may not be able to effectively protect our intellectual property rights in certain countries. In addition, our trade secrets may become known through other means not currently foreseen by us. If we resort to legal proceedings to enforce our intellectual property rights, the proceedings could be burdensome and expensive and the outcome could be uncertain. For further information on our intellectual property and the difficulties in protecting it, see "Business
- Intellectual Property."

   We may be subject to claims alleging intellectual property infringement

   We may be subject to claims alleging that we have infringed upon third party intellectual property rights. Claims of this nature could require us to spend significant amounts of time and money to defend ourselves, regardless of their merit. If any of these claims were to prevail, we could be forced to pay damages, comply with injunctions, or halt distribution of our services while we re-engineer them or seek licenses to necessary intellectual property, which might not be available on commercially reasonable terms or at all. In March 2000, a trademark infringement suit was filed against us in federal district court in California, alleging, among other things, that our new brand infringes the trademarks and service marks of the company filing this suit and seeks, among other relief, an injunction barring us from continuing to use the brand Evoke. For more information on this suit, please see "Business - Legal Proceedings". We could also be subject to claims for indemnification resulting from infringement claims made against our customers and strategic partners, which could increase our defense costs and potential damages. Any of these events could harm our business.


   If we do not increase the capacity of our infrastructure in excess of customer demand, customers may experience service problems and choose not to use our services

   We must continually increase our capacity in excess of customer demand. Our plans to rapidly expand our operations and to add customers also requires a significant increase in the capacity of our infrastructure. If we fail to increase our capacity, customers may experience service problems, such as busy signals, improperly routed calls and messages, and slower-than-expected download times. Service problems such as these would harm our reputation, cause us to lose customers and decrease our revenue. Conversely, if we overestimate our capacity needs, we will pay for more capacity than we actually use, resulting in increased costs without a corresponding increase in revenue, which would harm our operating results.

   We rely on the adoption of multimedia technology by corporations and our ability to transmit our services through corporate security measures

   In order to receive streamed media adequately, our users generally must have multimedia personal computers with certain microprocessor requirements, at least 28.8 kbps Internet access, a standard media player and a sound card. If streaming media technology fails to achieve broad commercial acceptance or acceptance is delayed, customers may not purchase our Internet communication services. Installing and configuring the necessary streaming media components may require technical expertise that some users do not possess. Furthermore, because of bandwidth constraints on corporate intranets and concerns about security, some information systems managers may block reception of streamed media within their corporate environments. In order for users to receive streaming media over corporate intranets and corporate firewalls, information systems managers may need to reconfigure these intranets and firewalls. Widespread adoption of streaming media technology depends on overcoming these obstacles, improving voice and video quality and educating customers and users in the use of streaming media technology.

Risks Relating to Our Industry

   We are subject to risks associated with governmental regulation and legal uncertainties

   It is likely that a number of laws and regulations may be adopted in the United States and other countries with respect to the Internet that might affect us. These laws may relate to areas such as:

  .  changes in telecommunications regulations;

  .  copyright and other intellectual property rights;

  .  encryption;

  . personal privacy concerns, including the use of "cookies" and individual user information;

  .  e-commerce liability; and

  .  email, network and information security.

   Changes in telecommunications regulations could substantially increase the costs of communicating on the Internet. This, in turn, could slow the growth in Internet use and thereby decrease the demand for our services. Several telecommunications carriers are advocating that the Federal Communications Commission regulate the Internet in the same manner as other telecommunications services by imposing access fees on Internet service providers. Recent events suggest that the FCC may begin regulating the Internet in such a way. In addition, we operate our services throughout the United States and state regulatory authorities may seek to regulate aspects of our services as telecommunication activities.

   Other countries and political organizations are likely to impose or favor more and different regulations than those which have been proposed in the United States, thus furthering the complexity of regulation. The adoption of such laws or regulations, and uncertainties associated with their validity and enforcement, may affect the available distribution channels for and costs associated with our services, and may affect the growth of the Internet. Such laws or regulations may therefore harm our business.

   We may be subject to assessment of sales and other taxes for the sale of our services, license of technology or provision of services, for which we have not accounted

   We may have to pay past sales or other taxes that we have not collected from our customers. We do not currently collect sales or other taxes on the sale of our services. Our business would be harmed if one or more states or any foreign country were to require us to collect sales or other taxes from current or past sales of services, particularly because we would be unable to go back to customers to collect sales taxes for past sales and may have to pay such taxes out of our own funds.

Risks Associated with This Offering

   Control by existing stockholders may limit your ability to influence the outcome of director elections and other matters requiring stockholder approval

   Following the offering, our executive officers, directors and our stockholders who currently own over five percent of our common stock will, in the aggregate, beneficially own approximately 36.6% of our outstanding common stock. These stockholders, if they vote together, will be able to significantly influence matters that we require our stockholders to approve, including electing directors and approving significant corporate transactions. This concentration of ownership may also have the effect of delaying or preventing a change in our control, which could result in a lower stock price.

   Internet-related stock prices are especially volatile and this volatility may depress our stock price

   The stock market in general, and the stock prices of Internet-related companies in particular, have experienced extreme price and volume fluctuations. This volatility is often unrelated or disproportionate to the operating performance of these companies. Because we are an Internet-related company, we expect our stock price to be similarly volatile. These broad market and industry factors may reduce our stock price, regardless of our operating performance.

                    FORWARD-LOOKING STATEMENTS; MARKET DATA

   This prospectus may contain forward-looking statements based on our current expectations, assumptions, estimates and projections about us and our industry. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of factors more fully described in the "Risk Factors" section and elsewhere in this prospectus.

   This prospectus contains market data related to us and our industry. This data has been included in the studies published by the market research firms International Data Communications and PEREY Research & Consulting. These market research firms assume that certain events, trends and activities will occur and they project information on those assumptions. Some of these assumptions are that:

  .  no catastrophic failure of the Internet will occur;

  . international calling and enhanced applications will drive Internet telephony growth;

  . Internet telephony service providers will experience dramatic growth over the next 18-24 months;

  . Internet service providers will enhance real-time communication features and enable computer-to-phone calling by mid-2000;

  .  there will be widespread deployment of Internet telephony devices;

  . the number of people online and the total number of hours spent online will increase significantly over the next few years; and

  .  Internet security and privacy concerns will be adequately addressed.

   If the market research firms are wrong about any of their assumptions, then their projections may also be wrong. For example, the Internet-related markets may not grow over the next few years at the rates International Data Communications and PEREY Research & Consulting project, if at all. If these markets do not grow at these projected rates, our business may be harmed.

                                USE OF PROCEEDS

   We estimate that we will receive approximately $83.4 million, based on an assumed offering price of $13.00 per share, in net proceeds from this offering, after deducting the estimated underwriting discounts and estimated offering expenses payable by us. If the underwriters' over-allotment option is exercised in full, we estimate that we will receive approximately $96.1 million in net proceeds from this offering, after deducting the estimated underwriting discounts and estimated offering expenses payable by us.

   The principal reason for this offering is to raise funds for working capital and other general corporate purposes. We have not identified specific uses for the net proceeds from this offering. We generally intend to use the proceeds of this offering to:

  .  expand our sales force and marketing activities;

  .  further develop our services and systems;

  .  increase our operational capacity;

  . finance potential acquisitions, joint ventures or investments in complementary businesses or technologies; and

  .  fund other general corporate purposes.

   The amounts we actually expend in such areas may vary significantly and will depend on a number of contingencies. Among the factors relevant to the use of the net proceeds from this offering are the following:

  .  our ability to attract and retain qualified employees;

  .  the cost of additional research and development;

  .  the cost of overhead related to our anticipated growth; and

  . our ability to identify and enter into strategic acquisition, investment and joint venture opportunities.

   Accordingly, management will retain broad discretion in the allocation of the net proceeds of this offering. To the extent we do not use proceeds from this offering for one of the purposes outlined above, we anticipate that we will allocate such funds to one of the other purposes outlined above. You will not have the opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use the proceeds. Investments we make with the net proceeds may not yield favorable returns and our accumulated deficit may increase. We have no current agreements or commitments with respect to any acquisitions, joint ventures or investments. Pending such uses, the estimated net proceeds of this offering will be invested in short term, interest bearing, investment grade securities.

                                DIVIDEND POLICY

   We have never declared or paid any cash dividends on our capital stock. We currently intend to retain future earnings, if any, to finance the growth and development of our business and therefore do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our board of directors and will be dependent on our financial condition, operating results, capital requirements and such other factors as the board of directors deems relevant.

                                    DILUTION

   Our pro forma net tangible book value as of March 31, 2000 was $90.3 million, or $2.58 per share. Pro forma net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the number of shares of common stock outstanding, assuming the conversion of all outstanding series of preferred stock into common stock. Without taking into account any other changes in the pro forma net tangible book value after March 31, 2000, other than to give effect to our receipt of the net proceeds from the sale of the 7,000,000 shares of common stock in this offering at an assumed initial public offering price of $13.00 per share, our pro forma net tangible book value as of March 31, 2000 would have been $173.8 million, or $4.14 per share. This represents an immediate increase in net tangible book value of $1.56 per share to existing stockholders and an immediate dilution of $8.86 per share to new investors. The following table illustrates this per share dilution:

Assumed initial public offering price per share....................       $13.00
  Pro forma net tangible book value per share before this offer-
   ing............................................................. $2.58
  Increase per share attributable to new investors ................  1.56
                                                                    -----
Pro forma net tangible book value per share after this offering....         4.14
                                                                          ------
Dilution per share to new investors................................       $ 8.86
                                                                          ======

   The following table summarizes, on a pro forma basis as of March 31, 2000, the total number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by existing stockholders and by new investors purchasing shares of common stock in this offering. These amounts assume conversion of all outstanding series of preferred stock into common stock. The information presented is based upon an assumed initial public offering price of $13.00 per share, before deducting estimated underwriting discounts and commissions and estimated offering expenses of this offering.

                            Shares Purchased  Total Consideration
                           ------------------ -------------------- Average Price
                             Number   Percent    Amount    Percent   Per Share
                           ---------- ------- ------------ ------- -------------
Existing stockholders..... 34,954,499    83%  $117,795,445    56%      $3.37
New investors ............  7,000,000    17     91,000,000    44       13.00
                           ----------   ---   ------------   ---
  Total................... 41,954,499   100%  $208,795,445   100%
                           ==========   ===   ============   ===

   The table above does not include:

  . 1,050,000 shares that may be issued if the underwriters exercise their option to purchase additional shares in this offering;

  . 4,425,176 shares issued in exchange for all outstanding shares of Contigo capital stock;

  . 1,574,831 shares reserved for issuance upon exercise of assumed Contigo options in connection with the Contigo acquisition;

  . 2,884,962 shares that could be issued upon the exercise of options outstanding as of March 31, 2000 at a weighted average exercise price of $5.40 per share;

  . 572,277 shares that could be issued to Microsoft upon the exercise of a warrant issued on March 29, 2000 at an exercise price equal to the lesser of $15.00 per share or the initial public offering price per share of the shares offered in this prospectus; and

  . 82,228 shares that may be issued upon the exercise of additional warrants outstanding as of March 31, 2000 at a weighted average exercise price of $2.06 per share.

   There will be further dilution to the extent any of these options or warrants are exercised. Please see "Management--Stock Plans" for a discussion of our employee benefit plans and "Description of Securities" for a discussion of our outstanding warrants.

                                 CAPITALIZATION

   The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2000. This information is presented:

  .  on an actual basis;

  .  on an as adjusted basis to give effect to:

    . the automatic conversion of all outstanding series of preferred stock into our common stock upon the completion of this offering; and

    . the sale of 7,000,000 shares of common stock offered in this offering at an assumed initial public offering price of $13.00 per share (after deducting the estimated underwriting discounts and offering expenses) and the application of the net proceeds therefrom;

  . on a Contigo acquisition as adjusted basis to also reflect the pro forma effects of the acquisition of Contigo.

   This table should be read together with the "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition," and the financial statements and notes to those statements and "Unaudited Pro Forma Condensed Combined Financial Infomation" included elsewhere in this prospectus.

                                                      March 31, 2000
                                            ------------------------------------
                                                                   Contigo
                                                                 Acquisition
                                            Actual   As Adjusted As Adjusted
                                            -------  ----------- -----------
                                                (dollars in thousands)
Cash and cash equivalents.................  $69,623   $153,053    $150,406
                                            =======   ========    ========
Long-term debt, less current portion......  $ 1,903   $  1,903    $  1,956
                                            -------   --------    --------
Redeemable preferred stock:
Series B preferred stock, par value $0.01
 per share; 10,635 shares authorized;
 10,635 shares outstanding................    1,064        --          --
Series C preferred stock, par value $0.01
 per share; 10,000,000 shares authorized;
 9,953,935 shares outstanding.............   10,284        --          --
Series D preferred stock, par value $0.01
 per share; 34,000,000 shares authorized;
 33,333,333 shares outstanding............   99,794        --          --
Series E preferred stock, par value $0.01
 per share; 3,000,000 shares authorized;
 686,813 shares outstanding...............    1,250
Warrants for the purchase of 976,204
 shares of redeemable preferred stock.....    4,280        --          --
                                            -------   --------    --------
                                            116,672        --          --
                                            -------   --------    --------
Stockholders' equity (deficit):
Undesignated preferred stock, 964,365
 shares authorized, none outstanding......      --         --          --
Preferred stock, Series A, par value $0.01
 per share; 5,025,000 shares authorized
 and outstanding..........................      503        --          --
Common stock, par value $0.0015 per share;
 64,666,666 shares authorized; 924,984
 shares outstanding (41,954,499 shares as
 adjusted and 46,379,675 shares Contigo
 acquisition as adjusted).................        1         63          70
Additional paid-in capital, net of
 unearned stock option compensation.......    7,563    208,106     285,136
Accumulated deficit.......................  (34,417)   (34,417)    (34,417)
                                            -------   --------    --------
Total stockholders' equity (deficit)......  (26,350)   173,752     250,789
                                            -------   --------    --------
Total capitalization......................  $92,225   $175,655    $252,745
                                            =======   ========    ========

   The number of shares of common stock to be outstanding after this offering is based on the number of shares outstanding as of March 31, 2000 and does not include the following:

  . 1,050,000 shares that may be issued if the underwriters exercise their option to purchase additional shares in this offering;

  . 1,574,831 shares reserved for issuance upon exercise of assumed Contigo options in connection with the Contigo acquisition;

  . 2,884,962 shares that could be issued upon the exercise of options outstanding as of March 31, 2000 at a weighted average exercise price of $5.40 per share;

  . 572,277 shares that could be issued to Microsoft upon the exercise of a warrant to purchase 858,416 shares of preferred stock issued on March 29, 2000 at an exercise price equal to the lesser of $15.00 per common share or the initial public offering price per share of the shares offered in this prospectus; and

  . 82,228 shares that may be issued upon the exercise of warrants outstanding as of March 31, 2000 at a weighted average exercise price of $2.06 per share.

                            SELECTED FINANCIAL DATA

   The following selected financial data should be read in conjunction with the financial statements and the notes to such statements, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Unaudited Pro Forma Condensed Combined Financial Information" included elsewhere in this prospectus. The statement of operations data for the period from inception (April 17, 1997) to December 31, 1997, and the years ended December 31, 1998 and 1999, and the balance sheet data at December 31, 1998 and 1999 are derived from our financial statements, which have been audited by KPMG LLP, independent auditors, and are included elsewhere in this prospectus. The balance sheet data at December 31, 1997 are derived from our financial statements, which have been audited by KPMG LLP and are not included in this prospectus. The statement of operations and balance sheet data as of and for the three months ended March 31, 2000 are derived from our unaudited interim financial statements included elsewhere in this prospectus. Historical results are not necessarily indicative of the results to be expected in the future.

   The statement of operations data displayed in the "Pro Forma Contigo Acquisition 1999" column for the year ended December 31, 1999 and in the "Pro Forma Contigo Acquisition 2000" column for the three months ended March 31, 2000 give effect to the Contigo acquisition as if it had taken place on January 1, 1999. The pro forma information is not necessarily indicative of what the actual financial results would have been had the acquisition taken place on January 1, 1999 and does not purport to indicate the results of future operations.

   Pro forma basic and diluted loss per share is computed using the weighted average number of common shares outstanding, including the pro forma effects of the automatic conversion of all outstanding series of preferred stock into common stock upon completion of this offering, as if the conversion occurred on January 1, 1999, or at the date the preferred stock was actually issued, if later, and is unaudited.

                                                                               Three Months Ended
                                              Years Ended December 31,             March 31,
                            Period from    --------------------------------  -----------------------
                             Inception                           Pro Forma                Pro forma
                          (April 17, 1997)                        Contigo                  Contigo
                           to December 31,                      Acquisition              Acquisition
                                1997        1998       1999        1999         2000        2000
                          ---------------- -------  ----------  -----------  ----------  -----------
                                     (in thousands, except share and per share data)
Statement of Operations
 Data:
Revenue.................      $   --       $   675  $    2,246  $    5,440   $    1,859  $    3,168
Cost of revenue.........          106          796       3,368       3,532        2,654       2,724
                              -------      -------  ----------  ----------   ----------  ----------
Gross profit (loss).....         (106)        (121)     (1,122)      1,908         (795)        444
                              -------      -------  ----------  ----------   ----------  ----------
Operating expenses:
  Sales and marketing...           69        1,804       7,007       8,618       10,914      11,822
  Research and
   development..........          363          780       1,006       2,097        1,104       1,678
  General and
   administrative.......          226          789       1,821       3,181        1,289       1,829
  Stock option
   compensation
   expense..............          --           --        2,485       3,471        4,181       4,323
  Goodwill
   amortization.........          --           --          --       26,800          --        6,700
                              -------      -------  ----------  ----------   ----------  ----------
    Total operating
     expenses...........          658        3,373      12,319      44,167       17,488      26,352
                              -------      -------  ----------  ----------   ----------  ----------
    Loss from
     operations.........         (764)      (3,494)    (13,441)    (42,259)     (18,283)    (25,908)
Interest income, net....           15          221         400         130          935         883
Other income (expense),
 net....................          --             1          (6)         (3)         --            1
                              -------      -------  ----------  ----------   ----------  ----------
    Net loss............      $  (749)     $(3,272) $  (13,047) $  (42,132)  $  (17,348) $  (25,024)
Deemed dividend related
 to beneficial
 conversion feature of
 preferred stock........          --           --      100,000     100,000        1,181       1,181
                              -------      -------  ----------  ----------   ----------  ----------
Net loss attributable to
 common stockholders....      $  (749)     $(3,272) $ (113,047) $ (142,132)  $  (18,529) $  (26,205)
                              =======      =======  ==========  ==========   ==========  ==========
Basic and diluted loss
 per share..............      $ (4.42)     $(10.29) $  (259.44) $   (29.24)  $   (23.23) $    (5.02)
                              =======      =======  ==========  ==========   ==========  ==========
Shares used in computing
 loss per share--basic
 and diluted............      169,509      318,082     435,729   4,860,905      797,810   5,222,986
Pro forma basic and
 diluted loss per
 share..................                            $    (0.92) $    (2.26)  $    (0.50) $    (0.64)
                                                    ==========  ==========   ==========  ==========
Shares used in computing
 pro forma loss per
 share--basic and
 diluted................                            14,220,488  18,645,664   34,384,545  38,809,721

   The balance sheet data displayed in the "As Adjusted" column gives effect to the automatic conversion of all outstanding series of preferred stock into our common stock upon completion of this offering and the sale of 7,000,000 shares of common stock offered in this offering at an assumed initial public offering price of $13.00 per share (after deducting the estimated underwriting discounts and offering expenses) and the application of the net proceeds. The balance sheet data displayed in the "Contigo Acquisition as Adjusted" column also reflects the pro forma effects of the acquisition of Contigo as if it had taken place on March 31, 2000.

                           As of December 31,               As of March 31,
                         -------------------------  ---------------------------------
                                                                            Contigo
                                                                          Acquisition
                                                              As Adjusted as Adjusted
                          1997    1998      1999      2000       2000        2000
                         ------  -------  --------  --------  ----------- -----------
                                                  (in thousands)
Balance Sheet Data:
Cash and cash
 equivalents............ $  434  $ 1,222  $ 89,234  $ 69,623   $153,053    $150,406
Investment securities...    --     4,951       --        --         --          --
Working capital.........    335    5,631    79,989    61,677    145,107     141,341
Total assets............  1,054    8,755   110,408   103,277    186,707     265,421
Long-term debt, less
 current portion........    --       --      2,260     1,903      1,903       1,956
Redeemable convertible
 preferred stock and
 warrants                 1,064   11,347   111,322   116,672        --          --
Total stockholders'
 equity (deficit).......   (199)  (3,469)  (13,932)  (26,350)   173,752     250,789

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

   You should read the following discussion and analysis in conjunction with "Selected Financial Data" and the financial statements and notes to those statements included elsewhere in this prospectus.

Overview

   We offer a suite of Internet communication services that currently consists of Evoke Webconferencing, Live and On-Demand Evoke Webcasting, Evoke Talking Email and Evoke Web Talk. We also recently introduced a test version of our Evoke Mobile Webconferencing service to a limited number of users. We believe that we offer the broadest range of Internet communication services and that we are the only provider that offers these services in an integrated manner. We market our services to large and medium-sized corporations and high growth Internet-centric businesses through our direct sales force, and to small businesses, home offices, and personal users through our web site and our indirect sales channels, including co-branding with leading Internet sites.

   Since our inception in April 1997, our primary activities have consisted of the following:

  .  assembling an experienced management team;

  .  creating and expanding our telephony and Internet infrastructure;

  .  acquiring and integrating various communication technologies;

  . developing our various services, including Evoke Webconferencing, Evoke Webcasting, Evoke Talking Email, Evoke Web Talk and Evoke Mobile Webconferencing;

  .  establishing strategic partnerships with leading Internet companies; and

  .  expanding our direct sales force.

   We have incurred losses since commencing operations and as of March 31, 2000, we had an accumulated deficit of $34.4 million. We have not achieved profitability on a quarterly or annual basis. We intend to invest significantly in developing our proprietary systems and services, expanding our infrastructure, building our direct sales force and account development team, and developing our brand. As a result we expect to continue to incur losses at least through 2002. The Internet communication services market is new and evolving and, therefore, we are unable to quantify our competitive position within the market. We will need to generate significantly higher revenues to support expected increases in expenses and to achieve and maintain profitability.

   We derive revenue from the sale of our Evoke Webconferencing and Evoke Webcasting services. We currently use Evoke Talking Email and Evoke Web Talk to promote brand awareness. At this time, we do not generate revenue from Evoke Talking Email, Evoke Web Talk or Evoke Mobile Webconferencing during its testing phase.

  . Evoke Webconferencing Revenue. We first recorded revenue from Evoke Webconferencing in April 1999. Billing for Evoke Webconferencing is based upon the actual time that each participant is logged onto the conference. Similarly, a customer is charged a per-minute, per-user fee for each participant listening and viewing a live or recorded web cast. In addition, we charge customers a one-time fee to upload visuals for a web conference or a recorded web cast. We recognize revenue on our Evoke Webconferencing services as soon as a call or web cast is completed.

  . Evoke Webcasting Revenue. We first recorded revenue from our Evoke Webcasting services in January 1998. Prices and specific service terms are usually negotiated in advance of service delivery. We recognize revenue from live event streaming when the content is broadcast over the Internet. We recognize revenue from encoding recorded content when the content becomes available for viewing over the Internet. We recognize revenue from pre-recorded content hosting ratably over the hosting period.

   Our cost of revenue consists primarily of telecommunication expenses, depreciation charges, Internet access fees, compensation and benefits for operations personnel and allocated overhead. Our telecommunication expenses are variable and directly correlate to the use of our services. Our depreciation, Internet access and compensation expenses generally increase as we increase our capacity and build our infrastructure. We expect to see significant increases in depreciation and Internet access expense as we continue to build our infrastructure in anticipation of increased demand for our services. Our strategic partners and affiliates are paid commissions on revenue generated by users who access our services through their web sites. We expect to incur increasing commission expenses in connection with our affiliate program and strategic partnerships as these programs increase in scope.

   We incur sales and marketing expenses that consist primarily of the salaries and benefits of our sales and marketing personnel, commissions, consulting fees, tradeshow expenses, advertising, marketing expenses and allocated overhead. We intend to substantially increase our sales and marketing expenditures as we expand strategic partnerships, add sales and marketing personnel and increase marketing programs. In connection with our strategic partnerships with Excite@Home and Lycos, we will purchase a significant amount of our advertising and other media services from Excite@Home and Lycos and their respective affiliates under separate agreements with each partner. We intend to enter into additional strategic partnerships that may involve additional sales and marketing expenses.

   We incur research and development expenses that consist primarily of salaries and benefits for research and development personnel, consulting fees and allocated overhead. We expense research and development costs as they are incurred, except for certain capitalized costs associated with internally developed software. We expect to continue to make substantial investments in research and development and anticipate that these expenses will continue to increase.

   We incur general and administrative expenses that consist primarily of expenses for finance, human resources, office operations, administrative and general management activities, including legal, accounting and other professional fees, travel expenses and other general corporate expenses. We expect increases in general and administrative expenses as we expand executive management, finance, human resources and other administrative functions required to support operations and incur the costs associated with being a publicly-held company.

   Since our inception, we have used stock based compensation for employees and members of our board of directors to attract and retain strong business and technical personnel. During 1999, we recorded deferred stock option compensation of $11.8 million and expensed $2.5 million related to stock based compensation. During the three months ended March 31, 2000, we recorded deferred compensation of $7.6 million and expensed $4.2 million related to stock based compensation. These amounts are based on the excess of the fair value of our common stock on the date of grant or sale over the option exercise price or stock purchase price. Compensation expense related to stock options is amortized over the vesting period of the options, which range from one to four years.

Contigo Acquisition

   On June 16, 2000, we acquired Contigo Software, Inc. Contigo offers advanced web collaboration tools, enabling real-time interaction among business customers in a web conference. Contigo is based in San Diego, California, with approximately 50 employees.

   We issued 4,425,176 shares of our common stock and paid $6.1 million in cash in exchange for all outstanding shares of Contigo capital stock and reserved 1,574,831 shares for issuance upon the exercise of Contigo options we assumed in connection with the acquisition. We will account for the acquisition using the purchase method of accounting. Accordingly, we will record $80.1 million of goodwill in the quarter ending June 30, 2000 that will significantly reduce our earnings and profitability for the foreseeable future. This goodwill will be amortized over a three year period. To the extent we do not generate sufficient cash flow to recover the amount of the investment recorded, the investment may be considered impaired and could be subject to earlier write-off. We further expect our general and administrative expenses to increase due to the associated increase in personnel and expenses related to the integration of Contigo's operations with our operations.

   Since its inception in 1996, Contigo has incurred significant operating losses. During the year ended December 31, 1999, Contigo recorded total revenue of $3.2 million, and recorded a net loss of $1.9 million. During this time, one customer, Telepost, accounted for 50% of Contigo's revenues. During the three months ended March 31, 2000, Contigo recorded total revenue of $1.3 million, and recorded a net loss of $0.9 million. During this time revenues from Telepost were not significant. During 1999, Contigo incurred total operating expenses of $5.2 million, which consisted primarily of selling and marketing, general and administrative and research and development expenses. During the three months ended March 31, 2000, Contigo incurred total operating expenses of $2.2 million. At December 31, 1999, Contigo had working capital of $3.0 million and a total accumulated deficit of $4.8 million. At March 31, 2000, Contigo had working capital of $2.8 million and a total accumulated deficit of $5.8 million. Due to the risks, difficulties and uncertainties surrounding the integration of Contigo into our business, we do not expect Contigo's historical financial results to be indicative of Contigo's future financial results.

Results of Operations

Quarter Ended March 31, 2000 Compared to Quarter Ended March 31, 1999

   Revenue. Our revenue increased $1.6 million from $0.2 million for the three-month period ended March 31, 1999 to $1.8 million for the three-month period ended March 31, 2000. The increase was primarily due to increased use of Evoke Webconferencing since its launch in April 1999 and the increased use of our Evoke Webcasting services. Microsoft accounted for 12% of our revenue in the three months ended March 31, 2000.

   Cost of Revenue. Cost of revenue increased $2.2 million from $0.5 million for the three-month period ended March 31, 1999 to $2.7 million for the three-month period ended March 31, 2000. Depreciation expense increased $1.1 million as we built out our data operation centers in both Boulder and Louisville, Colorado. Telecommunication costs and Internet access costs increased $0.9 million as we incurred phone charges consistent with the launch of Evoke Webconferencing and also increased our Internet access to accommodate additional growth in our business.

   Sales and Marketing. Sales and marketing expense increased $9.9 million from $1.0 million for the three-month period ended March 31, 1999 to $10.9 million for the three-month period ended March 31, 2000. The increase was primarily due to increases in advertising and promotion as we focused on creating brand awareness and launching Evoke Webconferencing and increases in public relations as we increased our media coverage. The balance of the increase is primarily attributable to additional sales, marketing and business development personnel that we hired to expand our sales and distribution network.

   Research and Development. Research and development expense increased $1.0 million from $0.1 million for the three-month period ended March 31, 1999 to $1.1 million for the three-month period ended March 31, 2000. The increase was associated with new hires and related benefits.

   General and Administrative. General and administrative expense increased $1.0 million from $0.3 million for the three-month period ended March 31, 1999 to $1.3 million for the three-month period ended March 31, 2000. The increase was primarily due to an increase in professional fees and an increase in compensation expense. General and administrative expenses are expected to continue to increase as we support a larger employee base, increased goodwill amortization expense and the requirements of being a public company.

   Stock Based Compensation Expense. Stock based compensation expense increased $3.8 million from $0.4 million for the three-month period ended March 31, 1999 to $4.2 million for the three-month period ended March 31, 2000. In the three-month period ended March 31, 2000, options were granted at less than the estimated initial public offering price resulting in deferred compensation of $7.6 million, which is being recognized over vesting periods ranging from three to four years. In addition, stock purchase rights were granted for the purchase of 352,000 shares of common stock with exercise prices below the estimated initial public offering price, resulting in compensation expense in the first quarter of $3.1 million.

   Interest Income (Expense). Interest income increased $1.0 million from $0.1 million for the three-month period ended March 31, 1999 to $1.1 million for the three-month period ended March 31, 2000. The increase was primarily related to income earned on the $100 million we raised in venture capital financing in the fourth quarter of 1999. Interest expense increased $0.1 million for the three-month period ended March 31, 2000 compared with the three-month period ended March 31, 1999 as a result of an increase in our debt.

Year Ended December 31, 1999 Compared to Year Ended December 31, 1998

   Revenue. Revenue increased $1.5 million from $0.7 million in 1998 to $2.2 million in 1999. The increase was primarily due to the introduction of Evoke Webconferencing and the increased use of Evoke Webcasting. In 1999, Microsoft accounted for 21% and Cisco Systems accounted for 9% of our revenue.

   Cost of Revenue. Cost of revenue increased $2.6 million from $0.8 million in 1998 to $3.4 million in 1999. Depreciation and amortization expense increased $1.3 million as we built out our data operation centers in both Boulder and Louisville, Colorado. Telecommunication and Internet access costs increased $0.9 million as we incurred telephony expenses consistent with the launch of Evoke Webconferencing and also increased our Internet access to accommodate additional growth in our business.

   Sales and Marketing. Sales and marketing expense increased $5.2 million from $1.8 million in 1998 to $7.0 million in 1999. This increase was primarily attributable to additional sales, marketing and business development personnel that we hired to expand our sales and distribution network and an increase in advertising and promotion, as we focused on creating brand awareness and launching Evoke Webconferencing.

   Research and Development. Research and development expense increased $0.2 million from $0.8 million in 1998 to $1.0 million in 1999. The increase was associated with new hires and related benefits. Additionally, we capitalized $0.2 million of costs associated with our development of internal software.

   General and Administrative. General and administrative expense increased $1.0 million from $0.8 million in 1998 to $1.8 million in 1999. The increase was primarily due to a $0.4 million increase in compensation expense. General and administrative expenses are expected to continue to increase as we support a larger employee base and the requirements of being a public company.

   Stock Based Compensation Expense. Stock based compensation expense was $2.5 million in 1999. In 1999, options were granted with exercise prices less than the estimated initial public offering price resulting in a charge to unearned stock option compensation of $11.8 million, which is being expensed over the vesting period of the options.

   Other Income (Expense). Interest income increased $0.5 million, from $0.2 million in 1998 to $0.7 million in 1999. The increase was primarily related to income earned on the $100 million we raised in venture capital financing in the fourth quarter of 1999. Interest expense increased $0.3 million in 1999 as a result of an increase in our debt in 1999.

Year Ended December 31, 1998 Compared to Period from Inception (April 1, 1997) to December 31, 1997

   Revenue. Revenue increased to $0.7 million in 1998. We did not record any revenue in the period from inception to December 31, 1997. The increase in revenue was due to the introduction of our Evoke Webcasting services. In 1998, Cisco Systems accounted for 52% and Microsoft accounted for 19% of our revenues.

   Cost of Revenue. Cost of revenue increased $0.7 million from $0.1 million in the period from inception to December 31, 1997 to $0.8 million in 1998. The increase was due to increases in compensation expense, depreciation expense and Internet access fees.

   Sales and Marketing. Sales and marketing expense increased $1.7 million from $0.1 million in the period from inception to December 31, 1997 to $1.8 million in 1998. The increase was due to expanding the sales and marketing department as we moved beyond the development stage and increased salaries and other personnel costs and marketing expenses, such as public relations and trade shows.

   Research and Development. Research and development expense increased $0.4 million from $0.4 million in the period from inception to December 31, 1997 to $0.8 million in 1998. The increase was primarily due to increased salaries and other personnel costs as we expanded our operations in 1998.

   General and Administrative. General and administrative expense increased $0.6 million from $0.2 million in the period from inception to December 31, 1997 to $0.8 million in 1998. The increase was due to increased personnel costs, occupancy and other general office costs in 1998 as we expanded our business beyond the development stage.

   Other Income (Expense). Interest income increased $0.2 million in 1998 primarily related to income earned on the $10.4 million we raised in our Series C Preferred Stock financing round.

Income Taxes

   We use the asset and liability method of accounting for income taxes as prescribed by Statement of Financial Accounting Standard No. 109, Accounting for Income Taxes. At December 31, 1999, we had a net operating loss carryforward for federal income tax purposes of approximately $15.1 million, which is available to offset future taxable income, if any, through 2019. We believe the utilization of the carryforwards may be limited by Internal Revenue Code Section 382 relating to certain changes in ownership that occurred in 1998 and 1999 and that may occur as a result of this offering. We have not recorded a deferred tax benefit for the net operating loss carryforward.

Quarterly Results of Operations

   The following table sets forth our historical unaudited quarterly information for our most recent five quarters. This quarterly information has been prepared on a basis consistent with our audited financial statements and, we believe, includes all normal recurring adjustments necessary for a fair presentation of the information shown.

                                           Three Months Ended
                         --------------------------------------------------------
                         March 31, June 30,  September 30, December 31, March 31,
                           1999      1999        1999          1999       2000
                         --------- --------  ------------- ------------ ---------
                                             (in thousands)
Revenue.................  $   220  $   414      $   589      $ 1,023    $  1,859
Cost of revenue.........      487      702          676        1,503       2,654
                          -------  -------      -------      -------    --------
Gross profit (loss).....     (267)    (288)         (87)        (480)       (795)
                          -------  -------      -------      -------    --------
Operating expenses:
  Sales and marketing...    1,047      906        1,356        3,698      10,914
  Research and
   development..........      148      152          216          490       1,104
  General and
   administrative ......      256      342          430          794       1,289
  Stock option
   compensation
   expense..............      410       71          668        1,335       4,181
                          -------  -------      -------      -------    --------
    Total operating
     expenses...........    1,861    1,471        2,670        6,317      17,488
                          -------  -------      -------      -------    --------
    Loss from
     operations.........   (2,128)  (1,759)      (2,757)      (6,797)    (18,283)
Interest income
 (expense) and other,
 net....................       48      (23)         (49)         418         935
                          -------  -------      -------      -------    --------
Net loss................  $(2,080) $(1,782)     $(2,806)     $(6,379)   $(17,348)
                          =======  =======      =======      =======    ========

   As a result of our limited operating history and the rapidly changing nature of the markets in which we compete, our operating results have varied significantly from period to period in the past and are likely to continue to vary significantly in future periods. For example, we expect our results will fluctuate based on seasonal sales patterns. Accordingly, our operating results are difficult to predict. For these reasons, you should not rely on period-to-period comparisons of our financial results as indications of future performance. Our prospects must be considered in light of the risks, costs and difficulties frequently encountered by growing companies in new and rapidly evolving markets, such as the markets for web conferencing, collaboration and streaming services.

Liquidity and Capital Resources

   Since inception, we have financed our operations primarily from sales of our preferred stock and, to a lesser extent, proceeds from loans. Net cash used by operating activities was $0.6 million in 1997, $3.0 million in 1998, $6.2 million in 1999 and $14.0 million in the three months ended March 31, 2000.

   In 1999, we incurred depreciation and amortization expense of $1.6 million, consisting primarily of depreciation of equipment, purchased software and furniture and amortization of leasehold improvements. During the three months ended March 31, 2000, we incurred depreciation and amortization expense of $1.4 million. Fixed assets are recorded at cost and depreciated over the estimated useful lives of the assets which range from three to ten years. The depreciation and amortization expense was primarily due to the purchase of $18.9 million of computer hardware and software, office equipment, furniture, fixtures and leasehold improvements as we built out our data operation centers in both Louisville and Boulder, Colorado.

   Net cash used by investing activities was $0.6 million in 1997, $6.5 million in 1998, $9.3 million in 1999 and $11.0 million in the three months ended March 31, 2000. In each period, net cash used by investing activities related primarily to capital expenditures for equipment and software used in our data operations center from which we operate our Internet communication platform and net purchases and sales of investments. In March 2000 we also used $2.0 million to exercise a warrant for 1,000,000 shares of Series B preferred stock of AudioTalk Networks.

   Net cash provided by financing activities was $1.6 million in 1997, $10.3 million in 1998, $103.5 million in 1999 and $5.4 million in the three months ended March 31, 2000. In each period, proceeds from the sale of preferred stock were the primary source of the net cash provided by financing activities. Specifically, we issued $10.4 million of our Series C preferred stock in 1998, $100.0 million of our Series D preferred stock in 1999 and $5.0 million of our Series E preferred stock in March 2000.

   In 1999, we also entered into agreements to borrow approximately $4.5 million. As of March 31, 2000, we had approximately $3.3 million in total debt obligations outstanding, of which approximately $1.4 million was current. In connection with our entering into these loan agreements, we issued to the lenders warrants to purchase 101,564 shares of our preferred stock, which will convert into warrants to purchase 67,709 shares of common stock upon the completion of this offering. The aggregate fair value of the warrants was $180,000.

   We also receive funds from time to time from the exercise of options or similar rights to purchase shares of our common stock. We have no other material external sources of liquidity.

   At March 31, 2000, we had $69.6 million in cash and cash equivalents. We plan to increase our general level of spending in the future and plan to expend significant resources on capital expenditures in 2000 for equipment, software, furniture and leasehold improvements. As of March 31, 2000, our purchase commitments, including software licenses and sales and marketing expenses, totaled $18.6 million. In April 2000, we committed an additional $16.0 million for advertising and other media services.

   In connection with the Contigo acquisition, we paid to certain preferred shareholders of Contigo approximately $1.1 million in respect of a liquidation preference. In addition, we paid approximately $5.0 million to satisfy an obligation of Contigo to one of its founders arising in connection with the acquisition. We may also be obligated to pay up to an additional $1.0 million for specified tax obligations, if assessed, in connection with this $5.0 million payment. We funded the cash payments required in connection with this acquisition from our working capital.

   We expect that existing cash resources and the net proceeds of this offering will be sufficient to fund our anticipated working capital and capital expenditure needs for at least the next twelve months. Thereafter, we may require additional funds to support our working capital requirements or for other purposes. If we are not successful in raising capital when we need it and on terms acceptable to us, it could harm our business.

Quantitative and Qualitative Disclosures About Market Risk

   At March 31, 2000, we had long term debt, including current portion, in the aggregate amount of $3.3 million with interest rates ranging from 7.41% to 13.33% with payments due through 2004. We may incur additional debt in the future. A change in interest rates would not affect our obligations related to long-term debt existing as of March 31, 2000, as the interest payments related to that debt are fixed over the term of the debt. Increases in interest rates could, however, increase the interest expense associated with future borrowings. Additionally, we may invest a portion of the net proceeds from this offering in short-term investments. The value of these investments may decline as a result of changes in equity markets and interest rates.

Recent Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is effective, as amended, for all fiscal quarters of fiscal years beginning after June 15, 2000. This statement establishes accounting and reporting standards for derivative instruments, including some derivative instruments embedded in other contracts, and for hedging securities. To the extent we begin to enter into such transactions in the future, we will adopt the statement's accounting and disclosure requirements in our financial statements for the year ending December 31, 2000.

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                                    BUSINESS

Overview

   We provide Internet communication services that allow users to communicate and exchange voice, video and visuals in a simple, cost-effective manner through web-based applications and technologies. We believe that we offer the broadest range of Internet communication services and that we are the only provider that offers these services in an integrated manner. We offer business-to-business communication services based on our proprietary systems that integrate traditional telephony technology with powerful streaming media and web collaboration tools. Our suite of application services currently consists of our flagship Evoke Webconferencing service, live and on-demand streaming through our Evoke Webcasting services, voice-to-email messaging through our Evoke Talking Email service and live voice and text exchanges among participants through Evoke Web Talk. With Evoke Webconferencing and Evoke Webcasting, users initiate, control and monitor live and recorded one-to-one, one-to-many and many-to-many communication events including business meetings, sales presentations, employee training sessions and team strategy sessions. We also recently introduced a test version of Evoke Mobile Webconferencing, which allows users to initiate a web conference, operate web conference controls and begin a web cast using a wireless handheld device. Our proprietary automated systems allow Evoke Webconferencing users to instantly establish a meeting without operator intervention, join participants on the phone and web to share visuals and present the event as a live or recorded web cast. We market these services to large and medium-sized corporations and high growth Internet-centric companies through our direct sales force. We also partner with leading Internet sites, such as Excite@Home, Blue Mountain Arts and Lycos, to offer our proprietary systems as co-branded services to extend our reach to small businesses, home offices and consumers. The Internet communication services market is new and evolving and, therefore, we are unable to quantify our competitive position within the market.

   We were incorporated in Delaware in April 1997. We first recorded revenues in 1998, but have incurred net losses since inception. We began offering our flagship service, Evoke Webconferencing, in April 1999. Since our inception in April 1997, we have raised approximately $120 million from strategic and venture capital investors including Centennial Ventures, EMC, Excite@Home, Highland Capital Partners, GE Capital, Microsoft, Panasonic, Pequot Capital, SOFTBANK Technology Ventures and Vivendi. Through June 20, 2000, we provided Evoke Webconferencing and Evoke Webcasting services to approximately 1,450 business customers including Cisco Systems, Excite@Home, MessageMedia, Microsoft and Wells Fargo Bank.

Market Opportunity

   The Internet has emerged as a global medium for communication and commerce, enabling millions of individuals to communicate and conduct business electronically. Recent advances in voice over the Internet, streaming media, wireless application and content delivery technologies, as well as an improved Internet infrastructure, are contributing to the rapid evolution of the Internet into a dynamic communication medium that combines voice, video and visuals. According to International Data Corporation, the Internet telephony market is expected to grow from approximately $500 million in 1999 to approximately $12 billion in 2003. The Internet telephony market includes Internet long distance, voice-enabled e-commerce applications such as web conferencing, and other enhanced services. Businesses seek to utilize the capabilities of the Internet to increase the efficiency of operations and enhance business interactions. The demand for Internet communication services is driven by the increasing globalization of operations, geographically-dispersed work teams, shared decision making, accelerated workforce training and increasing pressure to reduce operating costs. In addition, companies need simple and cost-effective services that facilitate the numerous ways businesses and their employees, customers and partners communicate and share information.

   Traditional Conferencing Services. In order to develop and maintain business relationships and expedite decision-making, companies have historically relied on in-person meetings and traditional conferencing

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technologies, such as telephone and video conferencing. The time and expense associated with business travel limit the frequency of in-person meetings and the associated opportunities to strengthen relationships and increase productivity. Traditional conferencing solutions often require advance scheduling, multiple operator interventions and, in some cases, the purchase of specialized software or equipment. Furthermore, current conferencing solutions generally do not incorporate the dynamic power and capabilities of the Internet to exchange voice, video and visuals. As a result, traditional conferencing solutions do not provide the same level of interaction as in-person meetings, and, therefore, their applications are limited.

   Collaboration Services. Collaboration services enhance business communication through applications that facilitate interaction among participants, such as text chat, shared visuals, whiteboarding and web touring. International Data Corporation estimates that the two-way multimedia interaction segment of the collaborative services and support technologies market will grow from $2.1 billion in 1999 to $19.2 billion in 2003. However, most current collaboration applications require a complex, proprietary software interface that is not available to all users. Industry analysts cite product complexity and the lack of a universal interface as major obstacles to the broader adoption of collaboration tools for Internet communication. In addition, these emerging web collaboration services are not fully integrated with existing communication technologies, such as teleconferencing, further limiting user adoption.

   Streaming Services. Streaming services enable businesses to communicate simultaneously with thousands of viewers through the delivery of live and recorded voice, video and visuals via the Internet. PEREY Research & Consulting estimates that the U.S. market for managed video services, including all segments of a multimedia delivery system necessary to deliver streaming, broadcast and interactive video sessions, will grow from $6.6 billion in 1999 to $22 billion by 2003. The cost and complexity of current streaming services has limited the widespread adoption of this technology. Furthermore, providers of web and satellite broadcasts generally do not offer personalization and interactivity with broadcast participants.

   Need for Integrated Communication Services. Existing providers of standalone teleconferencing, web collaboration and streaming services each address a discrete segment of the Internet communication services market. By failing to combine these technologies with others around a common interface to create a simple, cost-effective, reliable communication tool, these standalone providers limit the use and broader adoption of their products and services. We believe there is a significant opportunity for an integrated Internet communication solution to capitalize on the anticipated growth in demand for business-to-business Internet communication services.

Our Solution

   We have developed an integrated solution that allows users to communicate and exchange voice, video and visuals in a simple, cost-effective manner through web-based applications and technologies. We currently offer four services, Evoke Webconferencing, Evoke Webcasting, Evoke Web Talk and Evoke Talking Email. We also recently introduced a test version of our Evoke Mobile Webconferencing service to a limited number of users. Each of these services integrates emerging communication technologies, such as web collaboration, web conferencing and streaming media, with traditional telephony and other communication technologies. We also offer our proprietary systems to our strategic partners as co-branded services that power business and consumer communication events over the Internet. The key benefits of our solution include:

   Easy-to-Use, Powerful Communication Tools. Our services offer simple yet powerful functions to appeal to the broadest customer base. They are generally designed to reflect input received from customer feedback and focus groups. Users of our services can initiate and control their communication experience via a standard web browser. Our services do not require the implementation of specialized hardware or software, other than a standard media player and a sound card. Accordingly, most Internet users can use our services even if they are behind a corporate firewall. Through the click of a mouse a user can record an Evoke Webconference engaging multiple servers on our Internet and telephony networks.


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   Enhanced Functionality. Our communication services leverage the power of the
Internet to increase a user's flexibility, interactivity and control as compared to more traditional methods of communication. Our proprietary systems provide the flexibility to execute many communication events, including voice-to-email messages, collaborative presentations with multiple phone and web participants and live or recorded web cast presentations to thousands of viewers online. An Evoke Webconferencing user, for example, has the ability to record a voice and visual presentation, store the presentation, distribute it via email to a wide group and play back the presentation using advanced, yet easy-to-use, streaming technologies. Our systems also enable the user to control participant access and monitor participant behavior on the Internet for each communication event. For example, users can call and add participants, mute individuals or the whole group, disconnect participants, lock the conference once all participants have joined, and view lists of both phone and web participants. We provide our customers with real-time information, such as the number and identity of participants and the length of their participation, which is valuable for corporate training events and business meetings.

   Automated Services. Most of our services are fully automated and require no human intervention, although customer support is available upon request. In the first quarter of 2000, our Evoke Webconferencing service averaged one human interaction per 140 communication events. In comparison, most competitive service offerings require at least two human interactions for each communication event, such as an advance reservation and operator assistance. Our automated services allow us to handle high user volume, reduce human error and ultimately make the service easier to use, more reliable and cost-effective for our customers. Our billing system is e-commerce enabled and can automatically charge a user after every Evoke Webconference. Additionally, Evoke Webconferencing customers are automatically emailed an activity summary after every communication event. We believe that the automation of our services provides us with a structural cost advantage over our competitors.

   Significant Cost Saving Opportunities and Enhanced Productivity. Our services enable our business customers to achieve significant cost savings by reducing the need for expensive and time consuming business travel or the purchase of complex and specialized software or equipment. We believe our customers can increase the quality and frequency of their business meetings and sales presentations using Evoke Webconferencing, thereby increasing productivity and strengthening business relationships. Additionally, business customers using our Live or On-Demand Evoke Webcasting services can train their employees more efficiently and cost-effectively than they could with in-person meetings or other traditional conferencing solutions.

   Reliable and Scalable Infrastructure. Since our services integrate traditional telephony technology with Internet communication technologies, we have designed our infrastructure to meet stringent telecommunication-grade reliability requirements. By designing our infrastructure in such a reliable fashion, our customers are able to depend on our services for their critical communication needs. We host our proprietary systems and services on our own servers located in our highly fault-tolerant data facilities. Our systems are designed with large-scale capacity to meet the varying communication needs of our customers. We have implemented alternative back-up systems to support the critical elements of our infrastructure, thereby minimizing service outages. Our dynamic load balancing systems, which allow us to evenly distribute traffic across hundreds of Internet communication servers and telephony switches, enable us to increase capacity and meet growing customer demand.

Strategy

   Our objective is to become a global leader in Internet communication services by developing a broad range of services to meet the diverse communication needs of businesses and consumers. To achieve this objective, we have developed the following strategies:

   Leverage Proprietary Systems to Quickly Develop Innovative Services. Over the last three years, we have invested substantial resources to develop proprietary systems and applications that integrate disparate telephony and Internet communication technologies. Our approach to building applications allows us to effectively leverage our existing infrastructure, technologies and proprietary systems to accommodate changes in the marketplace. We believe this gives us a significant competitive advantage by allowing us to quickly and

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

reliably develop new services and improve upon our existing services. As new technologies emerge, we intend to integrate them into our services by utilizing our underlying proprietary systems.

   Aggressively Market Through Multiple Distribution Channels. We intend to aggressively market our services through multiple distribution channels:

  . Direct sales--Our direct sales force targets large and medium-sized businesses and high-growth, Internet-centric companies.

  . Co-branding--We intend to partner with additional leading Internet companies to offer our proprietary systems as co-branded services to extend our reach to small businesses, home offices and millions of consumers.

  . Affiliate programs--We have over 5,600 affiliates who receive a commission for selling our services through their web sites.

  . Indirect sales--We partner with resellers and third party technology providers to resell our services.

   Our sales strategy is reinforced by the viral nature of our services. New users are exposed to our services through their participation in an Evoke Webconference or by receiving an Evoke Talking Email.

   Migrate Users to More Sophisticated Services. Our current services range from simple voice-to-email messaging to advanced web conferencing. We intend to attract users with our basic services and migrate them to more advanced web-based services as their communication needs and levels of sophistication change. Additionally, our account development group tracks the usage patterns of our user base to identify opportunities to convert inactive users into active users.

   Increase Brand Awareness. We intend to establish Evoke as a leading Internet communication services brand. We expect to invest in the promotion of our brand through Internet, print and broadcast advertising. We also plan to form additional strategic partnerships with leading Internet companies to offer co-branded services. These co-branded services would provide us with access to millions of potential users at a significantly lower cost than we could achieve through traditional marketing programs.

   Aggressively Expand Our Infrastructure and Capacity. Our current technology platform integrates telephony and Internet services to support thousands of simultaneous communication events. We plan to aggressively expand our telephony, Internet and hardware infrastructure and capacity in advance of customer demand and in anticipation of new service offerings. This strategy will enable our sales and business development staff to rapidly grow our customer and strategic partner base without the constraints of operational limitations. In addition, by maintaining redundant systems, we minimize the likelihood of a service outage that could adversely impact our customer base.

   Expand through Acquisitions and International Joint Ventures. We intend to pursue acquisitions of complementary businesses, technologies, services or products to expand our leadership position in the Internet communication services market. We also believe there are significant international market opportunities for our services. We plan to enter these markets through strategic joint ventures with international partners that can provide us with experience, resources and a local presence to develop and market our services in foreign countries. Recently, we formed a European joint venture with @viso Limited, a European-based venture capital firm, to expand our operations into Continental Europe and the United Kingdom.

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Strategic Partnerships

   We have entered into several strategic partnerships to strengthen our brand awareness and broaden our customer base. Our strategic partners include:

   William Morris Agency. In June 2000, we entered into a strategic partnership with William Morris Agency, a literary and talent agency with offices located in Beverly Hills, New York, Nashville and London, to exclusively promote the use of our services. In connection with this relationship we will pay William Morris Agency a monthly consulting fee and have issued a warrant to purchase 10,000 shares of our common stock at the initial public offering price.

   @viso Limited. In June 2000, we entered into a European joint venture with @viso Limited, a European-based venture capital firm owned by a SOFTBANK Corporation affiliate and Vivendi Corporation. Through this joint venture, we have established a majority-owned subsidiary that will deploy our services in Continental Europe and the United Kingdom. Our subsidiary commenced operations in June 2000 with the launch of web conferencing in France. Additionally, Vivendi's telecommunications subsidiary, Cegetel, will resell the joint venture's web conferencing services in France. We cannot currently assess the financial significance of this joint venture.

   Lycos, Inc. In April 2000, we entered into a strategic partnership with Lycos. According to Media Metrix, the Lycos portfolio of Internet web sites, or the Lycos Network, averaged 29 million unique users over the last six months of 1999. Under the terms of the partnership, we are the exclusive service provider of web conferencing, web collaboration and voice chat services for the Lycos Network. Lycos will offer a co-branded version of Evoke Webconferencing and Evoke Webcasting to its users. Lycos will also offer our voice chat service, Evoke Web Talk, across the Lycos Network. The Lycos Network shares a portion of our revenue for the sale of our services through its web sites. In turn, we share a portion of the revenue from the sale of advertising on co-branded web site pages on the Lycos Network. Although we have not yet derived any revenue from our relationship with Lycos, we believe this partnership will provide us with access to a much broader customer base, including small offices, home offices and individual users. This partnership has a term of two years, over which time we will purchase a significant amount of advertising and other media services from the Lycos Network and its affiliates.

   Microsoft Corporation. In connection with its investment in our company in March 2000, we entered into a strategic partnership with Microsoft to promote the increased use of our services in conjunction with Windows Media Player, a standard media player offered by Microsoft. Under the terms of this relationship, we receive access to Microsoft's streaming media software, developmental support for our current and future streaming media services and subsidies that help pay for third-party use of our streaming services using Microsoft's streaming media player. In exchange, we have designated Microsoft's streaming media technology as our preferred streaming media format.

   Blue Mountain Arts. Since November 1999, we have enabled Blue Mountain Arts to provide Evoke Talking Email as a free co-branded component of their electronic greeting cards to enhance the user experience. We do not derive any revenue through our relationship with Blue Mountain Arts. According to Media Metrix, www.bluemountain.com averaged 12 million unique users per month over the last six months of 1999. Our agreement has a one-year initial term and grants us the right to provide at least 75% of Blue Mountain Arts' voice-to-email messaging services. Blue Mountain Arts was acquired by Excite@Home in December 1999.

   Excite@Home. In November 1999, we entered into a strategic partnership with Excite@Home in connection with their investment in our company. According to Media Metrix, www.excite.com averaged 14 million unique users per month over the last six months of 1999. Under the terms of the partnership, we are the exclusive service provider of conferencing, collaboration and streaming services for Excite@Home's business portal subsidiary, Work.com, to whom Excite@Home may assign portions of this agreement. Work.com offers a co-branded version of Evoke Webconferencing. Excite@Home shares a portion of our revenue for the sale of

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our services through this site. Excite@Home will also offer our voice-to-email messaging service, Evoke Talking Email, across several major segments of their web properties including their web-based email, personals, clubs and discussion groups. Although we have not yet derived any revenue from our partnership with Excite@Home, we believe this partnership will provide us with access to a much broader customer base, including small offices, home offices and individual users. This partnership has a term of two years, over which time we will purchase a significant amount of our advertising and other media services from Excite@Home and its affiliates.

   In addition, we have entered into agreements with various companies that allow them to resell our Internet communication services through their web sites, co-branded web sites or include our services in their product offerings. Generally, we share the revenue received from these sales of our services with the reseller. Current resale partners include, among others, Computer Town, Cypress Communications, Everest Broadband, OfficeClick.com, OfficeMax.com, and PeoplePC.

Current Service Offerings

   Evoke Webconferencing

   Our flagship service, Evoke Webconferencing, is an automated web conferencing service that combines the power, reach and visual support of the web with the reliability and universal availability of traditional telephone conferencing services. We offer Evoke Webconferencing users competitively priced services with superior functionality and reliability to support their daily communication requirements. Our Evoke Webconferencing services range from web conferencing and web casts to traditional teleconferences and allow up to three types of participants:

  .  phone only participants who listen and talk via the phone;

  . phone and web participants who listen and talk via the phone and view visuals and interact via a web browser; and

  . web only participants who listen via streaming audio, and view visuals and interact via a web browser.

   We charge Evoke Webconferencing customers a per-minute fee based on each phone participant's actual time on the conference. Similarly, a customer is charged a per-minute fee for each web participant listening to and viewing a live or recorded web cast. Additionally, customers are charged a one-time fee to upload visuals for a web conference or a recorded web cast. Evoke Webconferencing offers users the following benefits:

  . Instant Automated Access. Users can initiate a conference at any time. Each user receives a unique conference ID and PIN number. To establish a conference, a user simply gives their participants our web address and toll-free telephone number and their conference ID number. No reservation or operator assistance is required for conferences with less than 95 phone only participants, although operator assistance is available upon request. In the first quarter of 2000, our Evoke Webconferencing service averaged approximately one operator interaction per 140 conferences. By removing the reservation and operator-intensive process of traditional conferencing services, Evoke Webconferencing gives users complete control of their communication event.

  . Enhanced Functionality through Web-Enabled Interface. Evoke Webconferencing users perform standard conference functions via Evoke Webconferencing's web interface. They can call and add participants, mute individuals or the whole group, disconnect participants, lock the conference once all participants have joined, and view lists of both phone and web participants. Immediately after their conference has ended, users receive an email summary outlining their conference activity and receive a link to view Evoke Webconferencing's online reporting, which can be customized for each customer's requirements.

  . Shared Online Visuals. Evoke Webconferencing users can conveniently upload and share visual presentations, such as PowerPoint slides, online with conference participants. Evoke Webconferencing users can show charts and graphs without having to email their presentations in advance and rely on

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     participants to follow along. Our interface allows users to move through presentations at their own pace, skipping or returning to specific slides from the current or previously uploaded presentations.

  . Live and Recorded Web Casting. Evoke Webconferencing's live and recorded web casting lets users extend the reach of their conference by streaming their voice and visuals over the web. Web casts can be executed live for press conferences or announcements, or can be recorded and made available to an unlimited number of participants. Thousands of individuals can listen to the conference and view online presentations using a standard media player from most standard Internet connections. Businesses may record training presentations to view over time or may make presentations of new products, services or policies to a global workforce that may be reviewed during the local business day of each geographic area. This one-time recording process saves businesses the time and expense associated with the mass production and distribution of videotapes.

  . Universal Billing. Evoke Webconferencing customers receive a single bill that aggregates all account activity, regardless of the features used, and can request customized invoices based on user, features or location. Additionally, because our billing system is e-commerce enabled, customers can automatically charge each Evoke Webconference to their credit card.

  . Affordability. Evoke Webconferencing customers pay only for the time that they and their participants actually use. In March 2000, we commissioned an industry analyst to analyze web conferencing pricing. Based on that report, we believe that on a price-per-minute basis Evoke Webconferencing is generally lower than competitive services. Evoke Webconferencing users can also take advantage of our web casting service to enable events with large numbers of participants with greater functionality than traditional telephone conferencing services. In addition, we believe that we enjoy a structural cost advantage over our competitors by automating our services. Evoke Webconferencing's automation eliminates traditional conferencing expenses such as operator assistance and advance reservations.

  . Reliability. We have designed our facilities and infrastructure to incorporate the scalability and reliability required to meet the critical communication needs of our customers. We incorporate telecommunication-grade reliability standards into our Internet communication technologies and design our infrastructure to accommodate more participants and usage than we expect. Additionally, we offer Evoke Webconferencing users operator assistance and customer support 24 hours a day and seven days a week.

   Live and On-Demand Evoke Webcasting

   Our Live and On-Demand Evoke Webcasting services are designed to provide businesses of all sizes with a complete solution for controlled delivery of voice, video and visuals over the Internet or corporate intranets. We capture content from live and recorded events, encode, track and manage it, providing our customers with an end-to-end streaming solution. Customers are charged a fee based on the length of their streamed broadcast and additional fees for conversion, indexing and archiving of streamed content in a hosted environment.

   Live Evoke Webcasting. Our Live Evoke Webcasting service delivers voice, video and visuals over the Internet. Our customers can either provide content that is already in an Internet streaming format or have us convert it for them. For example, we have converted the broadcast signals of auto races for country.com, concerts for VH1.com and coverage of the 2000 Cannes Film Festival for Variety into a streaming format for real-time viewing over the Internet. Evoke Webcasting offers the following benefits:

  . Outsourced Streaming Solution. Our staff of specially trained employees provide a turnkey streaming solution to our customers by capturing content from satellite or broadcast transmissions, encoding content into an Internet streaming format and hosting the content in our secure servers.

  . Hosted Network Infrastructure. Customers can substantially increase their available bandwidth and eliminate costs and resources associated with running their own server system to host streamed

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     content. With access to our high-speed network and specialized servers, customers can deliver their content at competitive prices.

   On-Demand Evoke Webcasting. Our On-Demand Evoke Webcasting service allows our customers to track usage, control access and manage large libraries of streamed content. Our customers can either provide content that is already in an Internet streaming format or have us convert it for them, which can be indexed and managed to create streamed video libraries that are available online. For example, we have converted Cisco's in-house sales training and management videos into an indexed streaming library that is available to specified employees. Our On-Demand Evoke Webcasting service provides customers all of the benefits of Live Evoke Webcasting as well as the following benefits:

  . Indexing and Dynamic Search Capabilities. On-Demand Evoke Webcasting allows customers to index content based upon pre-defined criteria and dynamically search their libraries of content to quickly retrieve desired content from anywhere in the world.

  . Allocation Reporting and Monitoring. On-Demand Evoke Webcasting provides customers with access to detailed real-time reports that identify the time and duration of participant access to each specific unit of content. Detailed billing and tracking features generated from On-Demand Evoke Webcasting help customers monitor their streaming usage and costs and gauge viewer response and content success.

  . Location-based Bandwidth Control. On-Demand Evoke Webcasting allows customers to manage the number of simultaneous users and define the available bandwidth from each location, thereby optimizing the amount of bandwidth used by the customer.

  . Security. On-Demand Evoke Webcasting verifies participants and restricts access to all or any portion of each customer's library of streamed content. In addition, On-Demand Evoke Webcasting can prevent participants from accessing streaming content based on the Internet address of the user requesting access.

   Evoke Talking Email

   Our Evoke Talking Email service currently allows users to send a free voice-to-email message up to 30 seconds long. Although our free service currently allows delivery of an Evoke Talking Email message to 10 email addresses, we have the capability to deliver a message to thousands of recipients simultaneously. Users can also post their voice message as a link embedded on a web page. Evoke Talking Email is initiated on our home page or by accessing the web sites of our partners, such as Blue Mountain Arts. When a user inputs her email address and those of the recipients, the Evoke Talking Email interface provides the user with a unique message ID number and a toll-free telephone number to call and record her voice message. The message is recorded in a streamable format and hosted on our servers. Once the message has been recorded, the recipient receives an email containing a link to the streamed message. The recipient then clicks on the link, which opens a web browser and plays the message using RealPlayer, a standard media player offered by RealNetworks.

   Evoke Web Talk

   We recently introduced Evoke Web Talk, a voice chat service that allows users to participate in live voice and text exchanges over the Internet. Evoke Web Talk enables multiple users to talk to one another over the Internet using a microphone connected to a personal computer, in addition to communicating with text. Alternatively, users can dial into the chat room using a telephone and communicate over the Internet with multiple participants. Similar to Evoke Talking Email, Evoke Web Talk is currently offered free of charge and can be initiated through our web site. It will also be offered through our partnership with the Lycos Network. Evoke Web Talk is well-suited for large Internet portals, as it is highly scalable and is designed to support tens of thousands of simultaneous users. In addition, businesses can also utilize Evoke Web Talk to enhance customer service by providing consumers with the opportunity to talk directly with customer service

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respresentatives. For example, retailers could answer customer questions about specific products while the customer is visiting the retailer's web site.

   Evoke Mobile Webconferencing

   We recently introduced a test version of our Evoke Mobile Webconferencing service to a limited number of users. Evoke Mobile Webconferencing allows users to initiate an Evoke Webconference, operate webconferencing controls and initiate an Evoke Webcast through a Palm V handheld device with a wireless modem or Palm VII handheld device. Our new Mobile Webconferencing service allows moderators to:

 .     access our Evoke Webconferencing service using the phone, Internet and/or mobile device;

   .choose phone numbers from an existing address book to dial new web conference participants;

   .mute and unmute individual participants or the whole group;

   .lock the web conference for privacy;

 .     view lists of both phone and web participants, including information on whether the participant joined over the phone or on the web and whether the participant is muted;

   .invite participants to join the web conference via email; and

   .instantly create a live or recorded web cast of the meeting.

Future Service Offerings

   We intend to leverage the infrastructure, technologies, and proprietary systems that we have developed for our existing services to facilitate the rapid deployment of service enhancements and future Internet communication services. Although we intend to maintain easy-to-use, functional communication tools, we also recognize that the needs of our customers vary widely. By developing and offering a range of services, we will have an opportunity to migrate users of our basic services to more advanced services as their needs and levels of sophistication change. We plan to pursue the following service offerings:

  . Advanced Web Collaboration. We intend to integrate our advanced web collaboration technologies, such as whiteboarding, text chat, application sharing, web touring, polling, lead generation tools and shared presenter controls, into a high-end version of Evoke
     Webconferencing targeted to the advanced user.

  . Wireless Platform. We are developing a multi-platform infrastructure to support additional services on a variety of wireless devices, including pagers, smart phones and Microsoft Windows CE-based products.

  . Quickcall Service. We are developing a scaled-down version of Evoke Webconferencing that would enable new users to enter a credit card number and establish an Evoke Webconference without a prexisting account.

  . Web and Desktop Application Integration. We are working on web and desktop integration of Evoke Webconferencing that would enable users to schedule and initiate a conference through standard organizer applications, such as address books or calendars.

   These services are in various stages of development or integration, and we do not currently know when any of these services will be offered.

Customers

   We have a diverse base of customers across numerous vertical markets. We have historically targeted large and medium-sized corporations and high-growth Internet-centric businesses. We expect that in the future a significant portion of our customers will consist of smaller businesses, home office users and other consumers that are introduced to our services through our strategic partners and affiliate resellers. Microsoft is currently our largest customer, accounting for 21% of our revenue in 1999 and 12% of our revenue in the three months ended March 31, 2000. Our top customers based on revenue in 1999, four of which accounted for approximately 1% each, included the following businesses, listed in order of greatest revenue contribution:

        Microsoft                                Launch.com
        Cisco Systems                            Moreson Info Systems
        country.com                              Veracast
        Excite@Home                              Radiowave
        Wells Fargo                              MessageMedia

Technology

   Our reliable and scalable telephony and Internet infrastructure forms the basis of our suite of Internet communication services. Over the last three years, we have invested substantial resources to develop proprietary systems and applications that integrate disparate telephony and Internet communication technologies. Our layered approach to building applications allows us to effectively leverage our existing infrastructure, technologies and proprietary systems to accommodate changes in the marketplace. We believe this gives us a significant competitive advantage by allowing us to quickly and reliably develop new services and improve upon our existing services. We believe that our technological resources give us the following competitive advantages:

  . the ability to identify new and enhance existing Internet communication services;

  . the ability to build integrated applications by combining traditional telephony and Internet communication technologies; and

  . the ability to build a reliable and scalable communication infrastructure.

   The following chart illustrates our layered approach to building and integrating applications:
[Pictured here is a graphic with four rows. The bottom row is titled "Infrastructure" and contains the words "Telephony," "Fiber," "Internet Access," "Storage," "Servers," and "Facilities." The next row is titled "Technologies" and contains the words "Video Streaming," "Audio Streaming," "Web Collaboration," "Unified Messaging," "Wireless Web" and "Internet Voice Chat." The next row is titled "Proprietary Systems" and contains the words "Automated Billing," "Fraud Detection," "Automated Reporting," "Content Management," "Automated Transaction Management," "Call Routing," "Telephony and Internet Integration," and "Dynamic Load Balancing." The top row is entitled "Proprietary Applications" and containes the words "Evoke Webconferencing," "Evoke Webcasting" and "Evoke Talking Email."]

   Infrastructure. Each of our services resides on a common infrastructure that is built to a high level of fault tolerance and reliability. We maintain our own telecommunication-grade data facilities and production servers in Louisville and Boulder, Colorado. These facilities are interconnected to each other and to our telephony and Internet service providers through three independent fiber optic providers on four diverse routes. Our connection to the public telephony network and to our Internet service providers occur in geographically diverse cities to provide maximum fault tolerance to network outages. Our high-speed data centers are based on a fully-switched, high bandwidth network comprised of Foundry Networks hardware. Our services are built on a complement of servers running Linux, Solaris and Microsoft operating systems. Telephony connectivity is provided through hardware purchased from various vendors. Data related to the execution of our services is generally stored on fault tolerant EMC enterprise storage systems and is backed up using enterprise tape systems from Sun Microsystems. Our data facilities have backup power systems, redundant cooling systems, computer room fire suppression systems and sophisticated security systems.

   Technologies. We continuously evaluate new technologies, determine if they will be beneficial to our users and build systems and software that assist us in their management and integration into web-based applications. In cases where no existing technology meets our needs, we develop our own solution or modify an existing technology. We believe that by developing proprietary systems and applications on top of new and existing technologies, we can leverage the benefits of emerging technologies and rapidly integrate these technologies into our services. We license streaming audio and video technologies from Microsoft and RealNetworks. We purchase telephony hardware that allows us to bridge multiple telephone lines onto a single call. We purchase other telephony hardware to provide customized telephony applications. We incorporate technologies that we license from a third party in our Evoke Web Talk service. Our Evoke Mobile
Webconferencing service is built in-house and operable with technologies readily available from certain vendors. Our web collaboration technologies are built in-house. Our multi-site database architecture is based on the Oracle 8i database that provides us with standby database access in the event of system failure.

   Proprietary Systems. Our systems are the central hub of our services, linking together disparate communication technologies with applications in an integrated manner. This enables us to share technologies across multiple services to quickly develop and enhance applications. Universal functions like our billing system need only be created once, yet all applications can operate using the same billing structure. This layer of our chart represents the majority of our proprietary software development and consists of functions such as automated billing and reporting, security, transaction management, content management, call routing, fraud detection and the integration of our services on a web interface. Our dynamic load balancing systems evenly distribute traffic across hundreds of Internet communication servers and telephony switches, enabling us to increase capacity and meet growing customer demand. We believe our proprietary systems make otherwise incompatible emerging technologies work together by allowing us to manage them effectively.

Research and Development

   Our research and development efforts are currently focused on improving the functionality and performance of our existing services as well as developing new services to meet the changing needs of our diverse customer base. Our research and development organization is comprised of the following groups:

  . The database and transaction group focuses on billing and reporting systems as well as maintaining a record of every communication event that happens within our systems.

  . The server group focuses on developing, integrating and implementing server-based technologies used in our solutions.

  . The application group focuses on building easy-to-use interfaces for users to control our services.

  . The advanced technology group researches new technologies for potential integration into our service offerings.

  . The operations group is responsible for testing and maintaining all deployed systems as well as performing routine upgrades and bug fixes.

   We devote a substantial portion of our resources to developing new services, enhancing existing services, expanding and improving the Internet and telephony technologies we use and strengthening our technological expertise. We believe our success will depend, in part, on our ability to develop and introduce new services and enhancements to our existing services. We have made, and expect to continue to make, significant investments in research and development. We expensed approximately $0.4 million, $0.8 million and $1.0 million related to research and development activities in the years ended December 31, 1997, December 31, 1998 and December 31, 1999, respectively, and approximately $1.1 million in the three months ended March 31, 2000. We intend to devote substantial resources to research and development for the next several years. As of June 20, 2000, we had 80 full-time engineers and developers engaged in research and development activities.

Sales and Marketing

   Sales. We currently sell our services through a direct sales force and indirect sales channels. As of June 20, 2000, we had 295 full-time employees engaged in sales and marketing. The following segments outline our direct and indirect sales initiatives:

  . Direct Sales Force. Our direct sales force sells our services primarily to large and medium-sized corporations and high-growth, Internet-centric businesses. Our direct sales force is geographically based and as of June 20, 2000 consisted of 254 employees operating in 16 states. A significant percentage of our sales compensation is commission based.

  . Co-Branded Partnerships. Our business development team is focused on establishing strategic partnerships with leading Internet companies that have a broad user base. Our agreements with popular web sites allow us to distribute our services through a link on their sites or bundle our services as part of a co-branded offering. We expect that these partnerships will help us extend the reach of our services to attract small businesses, home office users and other consumers.

  . Affiliates. In November 1999, we launched an affiliate program with a third-party service company. An affiliate is a web site owner that agrees to promote our services by advertising them on their web site. Affiliates receive a commission on our services sold through their web site. As of June 20, 2000, we had over 5,600 affiliates signed up to resell Evoke Webconferencing.

  . Indirect Sales. We partner with various companies to resell our services through their web sites, co-branded web sites or to include our services in their product offerings. These indirect sales channels allow us to extend our reach to businesses of all sizes.

  . E-commerce. The majority of our services can be purchased and delivered directly though our web site. Our web site provides us with a low-cost, globally accessible sales channel that is available 24 hours a day, seven days a week.

   Marketing. We focus our marketing efforts on communicating the benefits of our services to increase and enhance usage. We seek to increase brand awareness, stimulate market demand and educate potential customers about the advantages of using Internet communication services. Our marketing programs include:

  . Advertising. We use Internet, print and broadcast advertising campaigns targeted toward business and consumer users to communicate the power of our services.

  . Co-Branding. We offer our services as co-branded engines to strategic partners, such as web portals and other high-traffic web sites. This allows us to reach a much larger audience than could be reached through our web site alone. We believe this increases brand awareness and ultimately achieves greater market penetration. We also enhance our brand through our associations with prominent Internet companies whose brand equity and corporate identity we believe reflect favorably upon our services.

  . Public Relations. Our public relations initiatives aim to widen public recognition of our brand by highlighting important technical developments, service offerings, awards, strategic partnerships and company milestones. We seek to enhance our position in our industry through active participation in industry trade shows, conferences and speaking engagements.

  . Viral Marketing. Our sales and marketing strategy is reinforced by the viral nature of our services as new users are exposed to our services through their participation in an Evoke Webconference or receiving an Evoke Talking Email. This enables our Internet communication services to reach a broad base of Internet users in a manner more cost-effective than typical advertising.

  . Product Management. Our product management group is responsible for managing the product life cycle from conception to launch. They conduct market and competitive analyses to strategically develop our services. This group oversees product launches and translates our technical service capabilities into marketable Internet communication tools.

  . Customer Relationship Management. Our communication initiatives are aimed at maintaining positive relationships with our customer base. This includes maintaining contact with customers through opt-in email newsletters, training initiatives, promotions and incentives to increase the use of our services. In addition, we incorporate customer feedback from emails and focus groups into our services.

Customer Service

   We offer customer support and operator assistance 24 hours a day, seven days a week. Technical and customer support is available through a toll-free telephone number and email request system. In addition, Evoke Webconferencing users can request operator help with the click of a mouse. We also offer substantial self-serve information databases in the form of frequently asked questions hosted on our web site. As of June 20, 2000, we had 50 full-time technical and customer support representatives to respond to customer requests for support.

   Most of our requests for customer support involve browser settings or user error and can be addressed during an operations technician's initial contact with a customer. If the problem cannot be solved immediately, our development operations group addresses the technical issues and informs the account development representative of the customer's difficulties. Once a solution is discovered, or the problem and timeline for solution are determined, our account development representative contacts the customer.

   We are currently integrating an automated email response system to efficiently handle email requests. This automated system will use keywords to identify the customer's request and send a personalized, specific response to the customer's query. If the email system cannot handle the particular request, it will automatically contact an operations technician to initiate the problem resolution process.

Competition

   The market for Internet communication services is relatively new, rapidly evolving and intensely competitive. As the market for Internet communication services evolves, more companies will enter this market and invest significant resources to develop Internet communication services. As a result, we expect that competition will continue to intensify and may result in price reductions, reduced sales and margins, loss of market share and reduced acceptance of our services.

   We believe that the primary competitive factors in the Internet communication services market include:

  .  ease of use of services and breadth of service offerings;

  .  quality and reliability of communication services;

  .  pricing;

  .  brand identity;

  .  quality of customer service;

  .  compatibility with new and existing communication formats;

  . access to and penetration of distribution channels necessary to achieve broad distribution;

  . ability to develop and support secure formats for communication delivery;

  .  demand for Internet communication services;

  .  scalability of streaming voice and video and delivery technology; and

  . challenges caused by bandwidth constraints and other limitations of the Internet infrastructure.

   Our failure to adequately address any of the above factors could harm our business.

   We are an integrated provider of Internet communication services. As such, we compete with standalone providers of traditional teleconferencing, web collaboration and streaming services. We estimate that we compete with over 30 competitors that provide one or more of these services. We believe that none of our competitors currently combine these services as an integrated offering other than by using at least one other vendor. However, our current and potential competitors may enter or expand their positions in the Internet communication services market by acquiring one of our existing competitors, by forming strategic alliances with these competitors or by developing an integrated offering of services.

   In the traditional teleconferencing market, our principal competitors include AT&T, Global Crossing and MCI WorldCom. These companies currently offer teleconferencing services as part of a bundled telecommunications offering, which may include video and data conferencing services and other Internet collaboration services. In the collaboration services market our principal competitors include Centra Software, PlaceWare, and WebEx. Some of these competitors offer collaboration services and software with a broader set of features than we currently offer and may integrate teleconferencing services into their collaboration offerings. Enterprise software vendors, such as Oracle and SAP, may choose to extend their applications with similar collaboration features in the future. In the streaming content delivery market our principal competitors include iBeam Broadcasting, Akamai Technologies, Broadcast.com, a division of Yahoo!, and Loudeye Technologies. Some of these streaming providers have announced their intention to provide web conferencing services in addition to their streaming services.

Intellectual Property

   The success of our business is substantially dependent on the proprietary systems that we have developed. These proprietary systems are not currently protected by any patents. To date, we have filed two U.S. provisional patent application and intend to file additional patent applications in the future for our proprietary systems. Our current and future patent applications may fail to result in any patents being issued. If they are issued, any patent claims allowed may not be sufficiently broad to protect our technology. In addition, any future patents may be challenged, invalidated or circumvented and any right granted thereunder may not provide meaningful protection to us. The failure of any patent to provide protection for our technology would make it easier for other companies or individuals to develop and market similar systems and services without infringing any of our intellectual property rights.

   To protect our proprietary rights, we currently rely on a combination of trademarks, service marks, trade secrets, copyrights, confidentiality agreements with our employees and third parties, and protective contractual provisions. Our protection efforts may prove to be unsuccessful, and unauthorized parties may copy or infringe upon aspects of our technology, services or other intellectual property rights. In addition, these parties may develop similar technology independently. Existing trade secret, copyright and trademark laws offer only limited protection and may not be available in every country in which we will offer our services. Policing unauthorized use of our proprietary information is difficult. Our trademarks and service marks include "Evoke," "Evoke Communications," "Until There's Telepathy, There's Evoke," and our logo. Palm V and Palm VII are trademarks of Palm, Inc., which is in no way affiliated with us. Each other trademark, trade name or service mark appearing in this prospectus belongs to its holder. On March 17, 2000, Evoke Software Corporation filed a complaint against us in the United States District Court, Northern District of California alleging trademark and service mark infringement, among other claims. On May 10, 2000, we filed our answer to the complaint, denying all material allegations.

   In December 1999, we licensed the source and object code of specific technologies from AudioTalk Networks (now HearMe), a provider of voice communication services over the Internet, which we used to develop Evoke Web Talk. We licensed this technology, subject to certain installation requirements and will pay royalties and software maintenance through December 2001, after which we will have no further payment obligations. HearMe may grant identical or similar licenses to others. Generally, we are not permitted to transfer these license rights to others except in connection with the sale and distribution of our services. The HearMe license is perpetual and the agreement can be terminated by HearMe only if we materially breach provisions relating to restricted third party access or our payment or indemnification obligations. If this license is terminated, we would be forced to remove such technology from any service that incorporates this technology. As a result, we would be required to expend extensive engineering efforts to develop comparable technology or pay additional license fees if similar technologies were available. We may be required to license technologies from third parties to develop, market and deliver new services in the future. We may be unable to obtain any such licenses on a timely basis, on commercially reasonable terms or at all and the rights granted under such licenses may not be valid or enforceable.

Employees

   As of June 20, 2000, we employed 466 people. The employees included 41 in general and administrative functions, 50 in operations, 295 in sales and marketing and 80 in research and development. Our future success depends in part on our ability to attract, retain and motivate highly qualified technical and management personnel, for whom competition is intense. Our employees are not represented by a labor union or covered by any collective bargaining agreements. We consider our employee relations to be good.

Facilities

   Our principal executive office is located in Louisville, Colorado where we lease 40,000 square feet of space from a company controlled by Paul Berberian, our chairman of the board, chief executive officer and president, James LeJeal, our chief operating officer, and Byron Chrisman, one of our former directors. See "Certain Transactions--Lease" for more information on this lease. We also lease 4,000 square feet of space in Boulder, Colorado under a lease that expires in May 2002. Additionally, the company leases office space for satellite sales offices that are typically less than 3,000 square feet in fifteen other states. We believe that these existing facilities are adequate to meet current foreseeable requirements or that suitable additional or substitute space will be available on commercially reasonable terms.

Legal Proceedings

   From time to time, we have been subject to legal proceedings and claims in the ordinary course of business. On March 17, 2000, Evoke Software Corporation, a California corporation, filed a claim against us in the United States District Court, Northern District of California, alleging trademark and service mark infringement, among other claims, such as trademark and service mark dilution, and unfair competition. Evoke Software seeks punitive and compensatory damages, an injunction barring us from continuing to use the brand Evoke and attorneys fees and costs. We believe that we have meritorious defenses to these claims and intend to defend against them. On May 10, 2000, we filed our answer to the complaint, denying all material allegations. This matter is at an early stage and it is not possible to predict its outcome. Other than this matter, we are not currently involved in any material legal proceedings.

                              RECENT DEVELOPMENTS

The Contigo Acquisition

   On June 16, 2000, we acquired Contigo Software, Inc. Contigo offers web collaboration software to business customers, enabling real-time interaction among participants in a web conference. Contigo's advanced web collaboration tools include whiteboarding, text chat, application viewing, web touring, polling, lead generation tools and shared presenter controls. We are making changes to Contigo's operations to integrate its technology into our platform. Contigo's top five customers based on revenue in 1999 were TelePost, Inc., Oracle Corporation, Premiere Technologies, webMethods and InterCall.

   We will account for the acquisition using the purchase method of accounting. The acquisition is intended to qualify as a tax-free reorganization under
Section 368(a)(2)(E) of the Internal Revenue Code. We issued an aggregate of 4,425,176 shares of our common stock in exchange for all of the outstanding shares of Contigo capital stock. We also have reserved 1,574,831 shares of our common stock for issuance upon exercise of the Contigo options that we assumed. We paid approximately $1.1 million to the holders of Contigo Series A, Series B, and Series C preferred stock in respect of liquidation preferences. In addition, we paid Contigo $5.0 million to satisfy an obligation of Contigo to one of its founders arising in connection with the acquisition. We may also be obligated to pay up to an additional $1.0 million for specified tax obligations, if assessed, in connection with the $5.0 million payment. We funded the cash payments required in connection with this acquisition from our working capital. The aggregate estimated purchase price was approximately $83.9 million. The purchase price is based on the assumed initial public offering price of our common stock. Upon completion of this offering, the shares of our common stock issued in connection with the acquisition will constitute approximately 9.5% of our common stock.

   Each Contigo option that we assumed will continue to have, and be subject to the same terms and conditions as set forth in the stock option plans of Contigo and the respective option agreements governing the options immediately prior to the acquisition, except that the options are exercisable for shares of our common stock and the number of shares subject to the options and the exercise price will be adjusted to reflect the exchange ratio in the acquisition. The Contigo options generally vest over three years at a rate of 1/12 of the total number of shares vesting each quarter.

   We do not anticipate registering the shares of our common stock issued to Contigo shareholders pursuant to the Contigo acquisition. We will, however, file a registration statement on Form S-8 (or other appropriate form) with respect to the issuance of shares of our common stock subject to Contigo's options assumed by us pursuant to the Contigo acquisition.

   Contigo has agreed to indemnify us and each of our officers, directors and affiliates with respect to breaches of any representation warranties, covenants or other agreements made by Contigo in the merger agreement. These indemnification obligations are subject to minimum threshold limitations specified in the merger agreement. To secure these indemnification obligations, 10% of the shares of our common stock issued to Contigo shareholders will be held in escrow until June 16, 2001.

   In connection with the acquisition, we appointed Dr. Massih Tayebi, currently the chief executive officer of Wireless Facilities, Inc., to our board of directors.

                                   MANAGEMENT

   Our executive officers, key employees and directors are as follows:

Name                     Age Position With Us
----                     --- ----------------
Paul A. Berberian....... 34  Chairman of the Board, Chief Executive Officer and
                             President
James M. LeJeal......... 35  Chief Operating Officer and Director
Terence G. Kawaja....... 37  Executive Vice President and Chief Financial Officer
Todd Vernon............. 36  Chief Technology Officer
Stephanie A.
 Anagnostou............. 33  Senior Vice President and General Counsel
Dan Fuller.............. 33  Senior Vice President Sales
Henry Rodriguez III..... 39  Senior Vice President Engineering
Mhaer Alahydoian........ 36  Vice President International Business Development
Bryce Ambraziunas....... 30  Vice President Operations
Brad Dupee.............. 30  Vice President Business Development
Kenneth Mesikapp........ 36  Vice President Finance and Accounting, Assistant Treasurer
Alison Seccombe......... 29  Vice President Marketing
Bradley A. Feld......... 34  Director
Donald Hutchison........ 43  Director
Steven C. Halstedt...... 54  Director
Andre Meyer............. 53  Director
Dr. Massih Tayebi....... 40  Director
Carol deB. Whitaker..... 46  Director

Executive Officers

   Paul A. Berberian has served as our chairman of the board, chief executive officer and president since co-founding our company in April 1997. From November 1995 to April 1997, Mr. Berberian was director of ConferLink, a division of ConferTech International, now Global Crossing, focusing on revenue call management information systems. In June 1993, Mr. Berberian co-founded LINK-VTC, a videoconferencing service provider, and served as its president and a member of its board of directors, which was acquired by ConferTech International in November 1995. He holds a B.S. degree in management and is a distinguished graduate from the U.S. Air Force Academy.

   James M. LeJeal has served as our chief operating officer and as a member of our board of directors since co-founding our company in April 1997. Mr. LeJeal also served as our chief financial officer from our inception until March 2000. From December 1995 to April 1997, Mr. LeJeal served as the corporate vice president of finance of ConferTech International, where he was responsible for managing the accounting and billing functions, human resources and financial planning and analysis of a $100 million business unit. From September 1994 to December 1995, Mr. LeJeal served as vice president of finance and administration of LINK-VTC, which was later acquired by ConferTech International. He holds a MBA degree from Loyola Marymount University and a B.S. degree in management and is a distinguished graduate from the U.S. Air Force Academy.

   Terence G. Kawaja has served as our executive vice president and chief financial officer since March 2000. From July 1989 to March 2000, Mr. Kawaja served in a variety of capacities at Salomon Smith Barney, most recently as managing director in the mergers and acquisitions department, focusing on the Internet, communications and media sectors. In his eleven years at Salomon, Mr. Kawaja has worked on over 100 transactions valued at over $400 billion, including the AOL/Time Warner proposed merger. He holds an M.B.A. degree from the Schulich School of Business, an LL.B. degree from Osgoode Hall Law School at York University in Toronto, Canada and a B.A. degree from the University of Western Ontario in London, Canada.

   Todd Vernon has served as our chief technology officer since our inception in April 1997. From August 1996 to April 1997, Mr. Vernon served as senior software engineer for ConferLink, a division of ConferTech International. From January 1996 until August 1996, Mr. Vernon served as product architect and lead developer for Rogue Wave Software. From August 1994 to January 1996, Mr. Vernon served as senior software engineer at Evolving Systems, Inc., a software company. From February 1987 to August 1994, Mr. Vernon served as senior electronic engineer at NASA Dryden Flight Research Facility. He holds a B.S. degree in electrical engineering from Central Missouri State University.

   Our success substantially depends on the continued employment of our executive officers, whose knowledge of our company and technical expertise would be difficult to replace. The loss of the services of any of these executives or any of our other key employees could significantly disrupt our operations. We maintain $2 million "key person" life insurance policies on each of Messrs. Berberian, LeJeal and Vernon. We only have employment agreements with Mr. Berberian, Mr. LeJeal and Mr. Kawaja.

Key Employees

   Stephanie A. Anagnostou has served as our senior vice president and general counsel since April 2000. From March 1995 to April 2000, Ms. Anagnostou served as an attorney at Cooley Godward LLP, practicing primarily in areas of public offerings, private placements, mergers and acquisitions and strategic partnerships. Ms. Anagnostou is licensed to practice law in Colorado and California. She holds a B.A. degree in mass communications with an emphasis in business from University of California, Los Angeles and a J.D., cum laude, from University of San Francisco School of Law.

   Dan Fuller has served as our senior vice president sales since January 2000. From August 1998 to January 2000, Mr. Fuller served as vice president of sales for CRN Broadcasting, a radio broadcasting company. From March 1989 to July 1998, Mr. Fuller held various sales manager positions with Noble Broadcasting, including general sales manager of KBCO, KHIH and KHOW radio in Denver, Colorado. Noble Broadcasting was acquired by Jacor Broadcasting in May 1996. Mr. Fuller holds B.A. in marketing from Arizona State University.

   Henry Rodriguez III has served as our senior vice president engineering since April 2000. From October 1999 to March 2000, Mr. Rodriguez served as chief technical officer for ExchangePoint. From January 1999 to September 1999, Mr. Rodriguez held the position of vice president research and development/operations for Xtra-Online. From February 1998 to January 1999, he held the position of vice president research and development/chief architect for Borealis. From November 1995 to February 1998, Mr. Rodriguez held the position of vice president research and development/chief architect for Seagate Software. From May 1993 to November 1995, Mr. Rodriguez to held the position of vice president and general manager for MobilWare Corporation.

   Mhaer Alahydoian has served as our vice president international business development since January 2000. From May 1998 to July 1999, Mr. Alahydoian served as senior partner of The Investment Law Group Ltd., a law firm located in Yerevan, Armenia. From January 1997 to May 1998, he served as the project director of judicial and legal training programs for ARDI/Checchi Rule of Law Consortium. From January 1997 to May 1998, Mr. Alahydoian served as associate director of the American University of Armenia's LL.M. program. From August 1995 to July 1996, he was a Fulbright scholar lecturing at Yerevan State University. From November 1994 to April 1995, Mr. Alahydoian served as an attorney and project manager for the World Bank in Yerevan, Armenia. He holds a B.A. degree in psycho-biology from Occidental College, a Certificat d'etudes internationales and a J.D. degree from Loyola Law School in Los Angeles, California.

   Bryce L. Ambraziunas has served as our vice president operations since November 1998. From October 1997 to November 1998, Mr. Ambraziunas served as executive manager of U.K. operations for Frontier Videoconferencing, a division of Frontier ConferTech. From January 1996 to October 1997, Mr. Ambraziunas held various positions in the operations and sales departments of LINK-VTC, including technical account executive for its videoconferencing offering. He received a B.A. degree in economics from the University of California at Santa Cruz.

   Brad Dupee has served as our vice president business development since June 1999. From July 1998 to June 1999, Mr. Dupee served as manager of business development for Hill/Holiday Interactive, an Internet business consulting firm. From March 1996 to July 1998, Mr. Dupee served as director of sales and marketing for General Interactive, Inc., an interactive relationship marketing firm that he co-founded. From November 1992 to March 1996, Mr. Dupee held a sales position with Network Plus, Inc., an aggregator of telecommunication services for small and medium-sized business markets. He holds a B.S. degree in finance from Bentley College.

   Kenneth Mesikapp has served as our vice president finance and accounting and assistant treasurer since October 1999 and as our corporate controller from December 1997 to October 1999. From November 1994 to December 1997, Mr. Mesikapp served as audit manager of Brock and Company, CPAs, P.C., an accounting firm located in Boulder, Colorado. From June 1986 to November 1994, Mr. Mesikapp held a variety of positions and most recently was a manager at Nykiel, Carlin and Company, an accounting firm located in Schaumburg, Illinois. Mr. Mesikapp holds a B.S. in accounting from the University of Illinois at Chicago and is a certified public accountant.

   Alison Seccombe has served as our vice president marketing since September 1999 and has been employed by us since May 1999. From February 1997 to May 1999, Ms. Seccombe served as account supervisor for Alexander Ogilvy Public Relations Worldwide. From October 1995 to November 1996, Ms. Seccombe was employed in the advertising department of JGF Communications. From March 1995 to October 1995, Ms. Seccombe held a sales position with Chroma Copy Imaging. She holds a B.A. degree in political science from Saint Mary's College.

   We plan to significantly expand our operations, and to do so, we must identify, attract, retain and motivate additional highly skilled sales and marketing, technical and managerial personnel. We have experienced difficulties in hiring highly skilled technical personnel in the past and expect to continue to experience these difficulties in the future due to significant competition for such experienced personnel in our market.

Directors

   Bradley A. Feld has served as a member of our board of directors since May 1998. Since June 1996, Mr. Feld has served as managing director of Softbank Technology Ventures. Since 1995, Mr. Feld has been the President of Intensity Ventures Inc., a company that helps to establish, advise and operate software companies. From 1994 to 1995, Mr. Feld served as chief technology officer of AmeriData Technologies, a publicly-traded company that was acquired by GE Capital in 1996. From 1985 to 1993, Mr. Feld was the President of Feld Technologies, a software consulting firm that he founded and that was acquired by AmeriData in 1993. Mr. Feld is a director and co-chairman of Interliant, Inc. and MessageMedia, Inc. and a director of a number of privately held companies. Mr. Feld holds S.B. and S.M. degrees from the Massachusetts Institute of Technology.

   Steven C. Halstedt has served as one of our directors since June 2000. He is a general partner of Centennial Fund IV, L.P., Centennial Fund V, L.P. and managing principal of Centennial Fund VI, LLC, each a part of Centennial Ventures, a firm he co-founded in 1981. Centennial Ventures is a venture capital firm that focuses its investment activities on communications convergence. Mr. Halstedt is a member of the board of directors of SiteShell Corp., Formus Communications, Agilera.com and VeloCom, Inc. He is also chairman of the board of Verio Inc., Cordillera Communications and Venture eCommerce.

   Donald Hutchison has served as a member of our board of directors since January 2000. Since April 2000, Mr. Hutchison has served as the chief executive officer of Work.com, a joint venture of Excite@Home and Dow Jones & Company. From February 1997 to April 2000, Mr. Hutchison has served as senior vice president and general manager of Excite@Home, focusing on building their business division, @Work. Since February

1997, Mr. Hutchison has served as director of sales and marketing for TAU Corporation, a digital image computing company. From May 1994 to January 1997, Mr. Hutchison served as senior vice president for sales and marketing of NETCOM. From January 1987 to July 1989, Mr. Hutchison served as director of sales and business planning for Pixar, a digital animation company. Mr. Hutchison holds a B.A. degree in economics from the University of California at Santa Barbara, and a MBA degree in finance and organizational development from Loyola Marymount University.

   Andre Meyer has served as a member of our board of directors since March 2000. Since June 1997, Mr. Meyer has worked with various companies controlled by Vivendi Group, a French holding company with primary investments in telecommunications. Since June 1997, Mr. Meyer has held various positions with Vivendi Group entities, including: chief technical officer of @viso; president of CEGETEL Entreprises; director of the development center for Innovative Services for INOVATEL; and general manager of CEGETEL Entreprises. From August 1985 to June 1997, Mr. Meyer held various positions with Hewlett Packard Corp. including general manager of the Telecom Systems Business Unit from 1992 to 1997. Mr. Meyer holds degrees in electromechanics and in electronic and automation engineering.

   Dr. Massih Tayebi was appointed to our board of directors in June 2000. Dr. Tayebi co-founded Wireless Facilities, Inc. in 1994 and has served as its chief executive officer and one of its directors since its inception. Since 1995, Dr. Tayebi has served as a technical manager for Computer Integrated Management Systems, an Internet-based business exchange company. From 1989 to 1994, he was a senior faculty member of the Engineering Department of the University of Paisley, Great Britain, and served as its Director of Computer Integrated Product Life Cycle Research. Dr. Tayebi received an M.S. in computer integrated manufacturing and a Ph.D. in the integration of design and process planning from the University of Strathclyde, United Kingdom. He performed post-doctorate work on the integration of design and inspection at the University of Brunel, London.

   Carol deB. Whitaker has served as a member of our board of directors since June 1999. Ms. Whitaker has over 20 years of investment banking experience with both corporations and Wall Street firms. Since 1990, Ms. Whitaker has served as President of Whitko & Company, a Denver-based corporate finance consulting firm. From January 1996 to July 1996, Ms. Whitaker served as chief executive officer of W.W. Comm, Inc., a start-up company pursuing wireless communication opportunities in Latin America. Ms. Whitaker was a member of the board of directors of Brooks Fiber Properties, Inc. from October 1996 until the sale of the company in January 1998 to MCI WorldCom. Ms. Whitaker is also a member of the board of directors of Yipes Communications, Inc. and Optiglobe, Inc., both privately held companies. Ms. Whitaker holds a B.A. degree in economics from Colorado College and a MBA degree from the University of Chicago.

Board Composition

   We currently have eight directors. Our board of directors and stockholders have approved a classified board of directors as follows:

   .Class I consists of Mr. Berberian and Ms. Whitaker;

   .Class II consists of Mr. Feld, Mr. Halstedt and Mr. Meyer; and

   .Class III consists of Mr. LeJeal, Mr. Hutchison and Dr. Tayebi.

Board Committees

   Our audit committee consists of Mr. Meyer, Dr. Tayebi and Ms. Whitaker. The audit committee makes recommendations to the board of directors regarding the selection of independent auditors, reviews the results and scope of the audit and other services provided by our independent auditors and evaluates our internal accounting procedures.

   Our compensation committee consists of Mr. Feld, Mr. Meyer and Ms. Whitaker. The compensation committee reviews and approves compensation and benefits for our executive officers. The compensation committee also administers our compensation and stock plans and makes recommendations to the board of directors regarding such matters. No member of the compensation committee has been an officer or employee of Evoke at any time. None of our executive officers serves as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of our board of directors or compensation committee.

Director Compensation

   Directors do not currently receive any cash compensation for their service as directors, but are reimbursed for customary and reasonable expenses incurred in attending board of directors and committee meetings. Non-employee directors are eligible to receive options and stock issuances under our 2000 equity incentive plan and have been granted the following options and issuances under the plan:

  . On June 20, 2000, Messrs. Feld, Hutchison, Halstedt, Meyer and Ms. Whitaker each received an option to purchase 26,666 shares of our common stock at an exercise price of $10.80 per share, with a vesting period of three years commencing on that date at a rate of 1/36th of the shares underlying the options vesting each month;

  . On June 20, 2000, Mr. Meyer received an option to purchase 26,666 shares of our common stock at an exercise price of $10.80 per share, with a vesting period of three years commencing on March 21, 2000 at a rate of 1/36th of the shares underlying the options vesting each month;

  . On June 20, 2000 Dr. Tayebi received an option to purchase 53,333 shares of our common stock at an exercise price of $10.80 per share, with a vesting period of three years commencing on that date at a rate of 1/36th of the shares underlying the options vesting each month;

  . On May 16, 2000, Dr. Tayebi was granted a stock issuance to purchase 46,296 shares of our common stock at an exercise price of $10.80 per share;

  . On March 21, 2000, Mr. Meyer received a stock purchase award pursuant to which he purchased 2,000 shares of our common stock at a purchase price of $10.80 per share;

  . On January 25, 2000, Mr. Hutchison received an option to purchase 26,666 shares of our common stock at an exercise price of $4.50 per share, with a vesting period of three years commencing on that date at a rate of 1/36th of the shares underlying the options vesting each month;

  . On January 25, 2000, Mr. Hutchison purchased 100,000 shares of our common stock at $4.50 per share;

  . On December 1, 1999, Messrs. Chrisman, Tankersley and Parsons, our former directors, and Mr. Feld each received an option to purchase 26,666 shares of our common stock at an exercise price of $1.56 per share, with a vesting period of three years commencing retroactively on January 1, 1998 at a rate of 1/36th of the shares underlying the options vesting each month. Upon his resignation from our board, Mr. Tankersley's options became fully-vested;

  . On December 1, 1999, Ms. Whitaker received an option to purchase 33,333 shares of our common stock at an exercise price of $1.56 per share, with a vesting period of one year commencing retroactively on July 1, 1999 at a rate of 1/12th of the shares underlying the option vesting each month;

  . On July 15, 1999, Whitko & Company for Ms. Whitaker, purchased 33,333 shares of our common stock at $1.56 per share; and

  . On June 16, 1999, Ms. Whitaker received an option to purchase 26,666 shares of our common stock at an exercise price of $1.28 per share, with a vesting period of three years at a rate of 1/36th of the shares underlying the option vesting each month commencing on that date.

Executive Compensation

   The following table sets forth all compensation awarded to, earned by or paid to our chief executive officer and our other executive officers whose annual salary and bonus exceeded $100,000 for services rendered in all capacities to us during 1999. Throughout this prospectus we refer to these individuals as our named executive officers.

                           Summary Compensation Table

                                                       Annual       Long-Term
                                                    Compensation   Compensation
                                                  ---------------- ------------
                                                                    Securities
                                                                    Underlying
Name and Principal Position                        Salary   Bonus    Options
---------------------------                       -------- ------- ------------
Paul A. Berberian,
 Chairman of the Board, Chief Executive Officer
  and President.................................. $131,515 $ 5,000   133,333
James M. LeJeal
 Chief Operating Officer and Director............  131,515   5,000   133,333
Todd Vernon
 Chief Technology Officer........................  119,697  12,000    33,333

Option Grants in 1999

   The following table sets forth information regarding options granted to the named executive officers during 1999.

                                                                          Potential Realizable Value
                                                                              based upon Assumed
                                                                            Initial Offering Price
                                                                          at Assumed Annual Rates of
                                    Percent of                           Stock Price Appreciation for
                         Number of Total Options Exercise                         Option Term
                          Options   Granted  in    Price    Expiration   -----------------------------
Name                      Granted      1999      ($/Share)     Date            5%             10%
----                     --------- ------------- --------- ------------- -------------- --------------
Paul A. Berberian.......  133,333       9.7%       $1.56   Nov. 17, 2009     $2,615,410 $    4,287,810
James M. LeJeal.........  133,333       9.7         1.56   Nov. 17, 2009      2,615,410      4,287,810
Todd Vernon.............   33,333       2.4         1.28    May 31, 2009        663,181      1,081,278

   The percent of total options granted in 1999 in the above table is based on 1,373,167 total options granted to employees, directors and consultants. Our board of directors may reprice options under the terms of our stock option plans.

   Options were granted at an exercise price equal to the fair market value of our common stock, as determined by our board of directors on the date of grant. In making this determination, the board of directors considered a number of factors, including:

  .  our historical and prospective revenue and profitability;

  .  our cash balance and rate of cash consumption;

  .  the development and size of the market for our services;

  .  the status of our financing activities;

  .  the stability of our management team; and

  .  the breadth of our services.

   The amounts reflected in the "Potential Realizable Value" column of the foregoing table are calculated assuming that the assumed initial public offering price of $13.00 per share appreciates at the indicated annual rate compounded annually for the entire term of the option, and that the option is exercised and the common stock received therefor is sold on the last day of the term of the option for the appreciated price. The 5% and 10% rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent our estimate or projection of future increases in the price of the common stock.

1999 Option Exercises and Year-End Option Values

   The following table sets forth information concerning the value realized upon exercise of options during 1999 and the number and value of unexercised options held by each of the named executive officers at December 31, 1999. Amounts under "Unexercisable" in the table below include unvested options notwithstanding the fact that they are immediately exercisable upon grant because unvested shares are subject to repurchase by us at the original exercise price upon the employees cessation of service. The value of the unexercised in-the-money options is based on the assumed initial public offering price of $13.00 per share minus the per share exercise price, multiplied by the number of shares underlying the option.

                                                                                 Value of Unexercised In-the-
                                                  Number of Unexercised                Money Options at
                           Shares             Options at December 31, 1999             December 31, 1999
                         Acquired on  Value   --------------------------------   ------------------------------
Name                      Exercise   Realized  Exercisable      Unexercisable     Exercisable    Unexercisable
----                     ----------- -------- --------------   ---------------   -------------  ---------------
Paul A. Berberian.......     --        --                  --            133,333  $         --       $1,525,330
James M. LeJeal.........     --        --                  --            133,333            --        1,525,330
Todd Vernon.............     --        --              125,000            75,000      1,606,250         926,084

Employment Agreements and Change in Control Arrangements

   In November 1999, we entered into personal services agreements with Mr. Berberian, our chairman of the board, chief executive officer and president, and Mr. LeJeal, our chief operating officer. In March 2000, we entered into a personal services agreement with Mr. Kawaja, our executive vice president and chief financial officer. Each of the agreements is for an initial two year term and continues indefinitely thereafter until notice of termination by either party. Under the terms of the agreements, Messrs. Berberian, LeJeal and Kawaja will each receive an annual base salary of $215,000 beginning in 2000 plus performance-based bonuses as determined by the compensation committee. Furthermore, under the terms of the agreement with Mr. Kawaja, we granted to Mr. Kawaja options to purchase 800,000 shares of our common stock at an exercise price of $9.30 per share and the right to purchase an additional 250,000 shares of our common stock at a purchase price of $4.50 per share. In May 2000, Mr. Kawaja exercised his right to purchase 250,000 shares of common stock through the execution of a full-recourse promissory note payable to us. In December 1999, Messrs. Berberian and LeJeal each received an initial stock option grant for options to purchase 133,333 shares of our common stock.

   If any of Mr. Berberian, Mr. LeJeal or Mr. Kawaja is terminated without cause or terminates his own employment "for good reason," then the terminated executive will receive his base salary through the end of the initial term or for a period of 18 months, whichever is longer, plus any accrued bonuses, and all unexercised stock options shall vest. In addition, Mr. Kawaja would receive an additional amount of approximately $1.1 million. If any such executive is terminated "for cause," by mutual agreement or voluntarily, then the executive will be entitled to accrued compensation and unreimbursed expenses. "For good reason" is generally defined as a material change in the executive's job duties inconsistent with his position, a reduction in salary inconsistent with a general reduction of the salaries of similarly situated employees, a required relocation more than 50 miles from our current location, or our material breach of the applicable employment period. "For cause" is generally defined as a material breach of the employment agreement by the executive, dishonesty with respect to the company, willful misfeasance intended to materially damage the company, conviction of a crime of moral turpitude or crime, other than a vehicle offense, that could materially damage our reputation or willful or prolonged absence, other than due to illness, or failure to perform his duties for 20 days following written notice.

   If any of Mr. Berberian, Mr. LeJeal or Mr. Kawaja is terminated following a "change of control," then the terminated executive will receive his base salary through the end of the initial term or for a period of 18 months, whichever is longer, plus bonuses that would have been paid to that executive had he remained employed during such period and the initial grant of stock options shall vest. A "change of control" is generally defined as a liquidation or dissolution of the company, the sale of all or substantially all of our assets, and a merger or consolidation of the company where after the merger or consolidation our shareholders hold less than 50% of the stock of the surviving corporation.

   The agreements also contain non-competition and confidentiality provisions. Under the terms of the agreements, each executive has agreed not to compete with us in the United States, hire or attempt to hire any of our employees for a period of 12 months following termination or at any time payments are being made to the executive.

401(k) Plan

   Our employees are eligible to participate in our 401(k) Plan. Pursuant to the 401(k) Plan, employees may elect to reduce their current compensation by up to the lesser of 15% of eligible compensation or the statutorily prescribed annual limit ($10,500 in 2000). Employees may contribute this amount to the 401(k) Plan. The 401(k) Plan is intended to qualify under Section 401 of the Internal Revenue Code so that contributions by employees to the 401(k) Plan, and income earned on plan contributions, are not taxable to employees until withdrawn, and so that the contributions by employees will be deductible when made. We may make discretionary matching contributions to the 401(k) Plan. Additionally, we may make discretionary contributions in amounts to be determined by the board of directors. Since the 401(k) Plan's inception, we have made $13,072 in matching or profit sharing contributions.

2000 Equity Incentive Plan

   Our board of directors adopted our 2000 Equity Incentive Plan on February 15, 2000. The incentive plan is an amendment and restatement of our 1997 Stock Option/Stock Issuance Plan.

   Administration. The board administers the incentive plan unless it delegates administration to a committee. The board has the authority to construe, interpret and amend the incentive plan as well as to determine:

  .  the grant recipients;

  .  the grant dates;

  .  the number of shares subject to the award;

  .  the exercisability and vesting of the award;

  .  the exercise price;

  .  the type of consideration; and

  .  the other terms of the award.

   Share Reserve. We have reserved a total of 11,666,666 shares of our common stock for issuance under the incentive plan. On January 1 of each year for 10 years, beginning on January 1, 2001, the number of shares in the reserve automatically will be increased by 3.0% of the lesser of:

  .  our outstanding stock on the effective date of this offering, or

  .  our outstanding shares as of such January 1.

   However, the automatic increase is subject to reduction by the board. If the recipient of a stock award does not purchase the shares subject to his or her stock award before the stock award expires or otherwise terminates, the shares that are not purchased again become available for issuance under the incentive plan.

   Eligibility. The board may grant incentive stock options that qualify under
Section 422 of the Internal Revenue Code to our employees and to the employees of our affiliates. The board also may grant nonstatutory stock options, stock bonuses and restricted stock purchase awards to our employees, directors and consultants as well as to the employees, directors and consultants of our affiliates.

  . A stock option is a contractual right to purchase a specified number of our shares at a specified price (exercise price) for a specified period of time.

    . An incentive stock option is a stock option that has met the requirements of Section 422 of the Internal Revenue Code. This type of option is free from regular tax at both the date of grant and the date of exercise. However, the difference between the fair market value on the date of exercise and the exercise price is an item of alternative minimum tax unless there is a disqualifying disposition in the year of exercise. If two years pass between grant date and sale date and one year passes between exercise date and sale date, all profit on the sale of our shares acquired by exercising the incentive stock option is long-term capital gain income. However, if either of the holding periods is not met, there has been a disqualifying disposition, and a portion of any profit will be taxed at ordinary income rates.

    . A nonstatutory stock option is a stock option that either does not meet the Internal Revenue Code criteria for qualifying incentive stock options or is not intended to be an incentive stock option. It triggers a tax upon exercise. This type of option requires payment of state and federal income tax and, if applicable, FICA/FUTA on the difference between the exercise price and the fair market value on the exercise date.

  . A restricted stock purchase award is our offer to sell our shares at a price either at or near the fair market value of the shares. A stock bonus, on the other hand, is a grant of our shares at no cost to the recipient in consideration for past services rendered.

   Under certain conditions the board may grant an incentive stock option to a person who owns or is deemed to own stock possessing more than 10% of our total combined voting power or the total combined voting power of an affiliate of ours. The exercise price of an incentive stock option in such cases must be at least 110% of the fair market value of the stock on the grant date and the option term must be five years or less.

   Limits on Option Grants. There are limits on the number of shares that the board may grant under an option.

  . Section 162(m) of the Internal Revenue Code, among other things, denies a deduction to publicly held corporations for compensation paid to the chief executive officer and the four highest compensated officers in a taxable year to the extent that the compensation for each officer exceeds $1,000,000. When we become subject to Section 162(m), in order to prevent options granted under the incentive plan from being included in compensation, the board may not grant options under the incentive plan to an employee covering an aggregate of more than 1,333,333 shares in any calendar year.

  . In addition, an employee may not receive incentive stock options that exceed the $100,000 per year limitation set forth in Section 422(d) of the Internal Revenue Code. In calculating the $100,000 per year limitation, we determine the aggregate number of shares under all incentive stock options granted to that employee that will become exercisable for the first time during a calendar year. For this purpose, we include incentive stock options granted under the incentive plan as well as under any other stock plans that our affiliates or we maintain. We then determine the aggregate fair market value of the stock as of the grant date of the option. Taking the options into account in the order in which they were granted, we treat only the options covering the first $100,000 worth of stock as incentive stock options. We treat any options covering stock in excess of $100,000 as nonstatutory stock options.

   Option Terms. The board may grant incentive stock options with an exercise price of 100% or more of the fair market value of a share of our common stock on the grant date. The exercise price of nonstatutory stock options may be 85% or more of fair market value. If the value of our shares declines thereafter, the board may offer optionholders the opportunity to replace their outstanding higher-priced options with new lower-priced options. To the extent required by Section 162(m) of the Internal Revenue Code, the old repriced option is deemed to be canceled and a new option granted, but both options will be counted against the
Section 162(m) limit discussed above.

   The maximum option term is 10 years. Subject to this limitation, the board may provide for exercise periods of any length in individual option grants. However, generally an option terminates three months after the optionholder's service to our affiliates and to us terminates. If this termination is due to the optionholder's disability, the exercise period generally is extended to 12 months. If this termination is due to the optionholder's death or if the optionholder dies within three months after his or her service terminates, the exercise period generally is extended to 18 months following the optionholder's death.

   The board may provide for the transferability of nonstatutory stock options but not incentive stock options. However, the optionholder may designate a beneficiary to exercise either type of option following the optionholder's death. If the optionholder does not designate a beneficiary, the optionholder's option rights will pass by his or her will or by the laws of descent and distribution.

   Terms of Other Stock Awards. The board determines the purchase price of other stock awards. However, the board may award stock bonuses in consideration of past services without a purchase payment. Shares that we sell or award under the incentive plan may, but need not be, restricted and subject to a repurchase option in our favor in accordance with a vesting schedule that the board determines. The board, however, may accelerate the vesting of the restricted stock.

   Other Provisions. Transactions not involving our receipt of consideration, including a merger, consolidation, reorganization, stock dividend, and stock split, may change the class and number of shares subject to the incentive plan and to outstanding awards. In that event, the board will appropriately adjust the incentive plan as to the class and the maximum number of shares subject to the incentive plan, to the cap on the number of shares available for incentive stock options, and to the Section 162(m) limit. It also will adjust outstanding awards as to the class, number of shares and price per share subject to the awards.

   If we dissolve or liquidate, then outstanding stock awards will terminate immediately prior to this event. However, we treat outstanding stock awards differently in the following situations:

  .  a sale of substantially all of our assets;

  . a merger or consolidation in which we are not the surviving corporation (other than a merger or consolidation in which stockholders immediately before the merger or consolidation have, immediately after the merger or consolidation, greater stock voting power);

  . a reverse merger in which we are the surviving corporation but the shares of our common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise (other than a reverse merger in which stockholders immediately before the merger have, immediately after the merger, greater stock voting power); or

  . any transaction or series of related transactions in which in excess of 50% of our voting power is transferred.

   In these situations, the surviving entity will either assume or replace all outstanding awards under the incentive plan. If it declines to do so, then generally the vesting and exercisability of the awards will accelerate.

   In addition, if a participant's service either is involuntarily terminated without cause or is voluntarily terminated for good reason within 12 months after one of the listed transactions, then a portion of vesting of an award (and, if applicable, the exercisability of the award) will accelerate.

   Stock Awards Granted. As of June 20, 2000, options and stock purchase rights to acquire a total of 3,884,757 shares of common stock are outstanding under our stock plans, consisting of 3,838,461 stock options and 46,296 stock purchase rights. Some of our options were immediately exercisable on the date of the grant. Restricted shares issued for options exercised which are subject to repurchase by us totaled 181,478 at June 20, 2000.

   Plan Termination. The incentive plan will terminate in 2010 unless the board terminates it sooner.

2000 Employee Stock Purchase Plan

   On February 15, 2000, the board adopted the 2000 Employee Stock Purchase Plan, authorizing the issuance of 400,000 shares of common stock pursuant to purchase rights granted to our employees or to employees of any affiliate of ours. The Purchase Plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Code. As of the date hereof, no shares of common stock had been purchased under the Purchase Plan. The share reserve for the plan is scheduled to increase each January 1 during the term of the Purchase Plan by 3% of the lesser of the total number of shares of our common stock outstanding on:

  .  such January 1; or

  .  the effective date of this offering.

   The Purchase Plan is administered by the Board, but such administration may be delegated to the compensation committee. The Purchase Plan provides a means by which employees may purchase our common stock through payroll deductions. The Purchase Plan is implemented by offerings of rights to eligible employees. Generally, all regular employees, including executive officers, who work at least 20 hours per week and are customarily employed by us or by an affiliate of ours for at least five months per calendar year may participate in the Purchase Plan and may authorize payroll deductions of up to 15% of their earnings for the purchase of stock under the Purchase Plan. Under the plan, we may specify offerings with a duration of not more than 27 months, and may specify shorter purchase periods within each offering. The first offering will begin on the effective date of this offering and be approximately 26 months in duration with purchases occurring every six months. Unless otherwise determined by the Board, common stock is purchased for accounts of employees participating in the Purchase Plan at a price per share equal to the lower of:

  . 85% of the fair market value of a share of our common stock on the date of commencement of participation in this offering; or

  . 85% of the fair market value of a share of our common stock on the date of purchase.

   Eligible employees may be granted rights only if the rights, together with any other rights granted under employee stock purchase plans, do not permit such employees' rights to purchase stock to accrue at a rate which exceeds $25,000 of the fair market value of such stock for each calendar year in which such rights are outstanding. No employee is eligible for the grant of any rights under the Purchase Plan if immediately after such rights are granted, such employee has voting power over 5% or more of our outstanding capital stock (measured by vote or value).

Contigo 1999 Stock Option Plan.

   In connection with our acquisition of Contigo, we have reserved 1,442,390 shares for outstanding options assumed under the Contigo 1999 Stock Option Plan. The terms of this plan are discussed below. We do not anticipate granting any additional options under this plan.

   Administration. The board administers the option plan. The board has the authority to construe, interpret and amend the option plan as well as to determine:

  .  the grant recipients;

  .  the grant dates;

  .  the number of shares subject to the award;

  .  the exercisability and vesting of the award;

  .  the exercise price;

  .  the type of consideration; and

  .  the other terms of the award.

   Share Reserve. If the recipient of a stock award does not purchase the shares subject to his or her stock award before the stock award expires or otherwise terminates, the shares that are not purchased become available again for issuance under the option plan.

   Eligibility. The board may grant nonstatutory stock options to employees, directors and consultants. A stock option is a contractual right to purchase a specified number of shares at a specified price (exercise price) for a specified period of time. A nonstatutory stock option is a stock option that either does not meet the Internal Revenue Code criteria for qualifying incentive stock options or is not intended to be an incentive stock option. It triggers a tax upon exercise. This type of option requires payment of state and federal income tax and, if applicable, FICA/FUTA on the difference between the exercise price and the fair market value on the exercise date.

   Limits on Option Grants. There are limits on the number of shares that the board may grant under an option. Section 162(m) of the Internal Revenue Code, among other things, denies a deduction to publicly held corporations for compensation paid to the chief executive officer and the four highest compensated officers in a taxable year to the extent that the compensation for each officer exceeds $1,000,000. Subject to Section 162(m), in order to prevent options granted under the option plan from being included in compensation, the board may not grant options under the option plan to an employee covering an aggregate of more than 260,000 shares in any calendar year.

   Option Terms. The board may grant nonstatutory stock options with an exercise price fixed by the board in its sole discretion. The board may provide for exercise periods of any length in individual option grants, and it may extend the period of time for which an option remains exercisable following an optionee's termination of service. Shares that are granted under the option plan may, but need not be, restricted and subject to repurchase in accordance with a vesting schedule that the board determines. The board, however, may accelerate the vesting of the stock.

   Other Provisions. Transactions not involving the receipt of consideration, including a recapitalization, stock dividend, stock split, combination of shares and exchange of shares may change the class and number of shares subject to the option plan and to outstanding awards. In that event, the board will appropriately adjust the option plan as to the class and the maximum number of shares subject to the option plan, and to the Section 162(m) limit. It also will adjust outstanding awards as to the class, number of shares and price per share subject to the awards.

   Outstanding stock awards are treated differently in the following situations:

  . a sale of substantially all of the company's assets in liquidation or dissolution;

  . a merger or consolidation in which the company is not the surviving corporation;

  . a reverse merger in which the company is the surviving entity but in which shares of more than 50% of the combined voting power are transferred to holders different from those who held such shares immediately before such merger.

   In these situations, the surviving entity will either assume or replace all outstanding awards under the option plan. If it declines to do so, then generally the vesting and exercisability of the awards will accelerate.

   In addition, if a participant's service either is involuntarily terminated for reasons other than misconduct or is voluntarily terminated for good reason within 18 months after one of the listed transactions, then any vesting of an award (and, if applicable, the exercisability of the award) will accelerate.

   Plan Termination. The incentive plan will terminate in 2007 unless the board terminates it sooner.

Contigo 1999 Section 25102(o) Stock Option/Stock Issuance Plan.

   In connection with the Contigo acquisition, we have reserved 132,441 shares for outstanding options assumed under the Contigo 1999 Section 25102(o) Stock Option/Stock Issuance Plan. The terms of this plan are discussed below. We do not anticipate granting any stock options or other stock issuance awards under this plan if the merger is completed.

   Administration. The board administers the plan unless it delegates administration to a committee. The board has the authority to construe, interpret and amend the plan as well as to determine:

  .  the grant recipients;

  .  the grant dates;

  .  the number of shares subject to the award;

  .  the exercisability and vesting of the award;

  .  the exercise price;

  .  the type of consideration; and

  .  the other terms of the award.

   Share Reserve. If the recipient of a stock award does not purchase the shares subject to his or her stock award before the stock award expires or otherwise terminates, the shares that are not purchased again become available for issuance under the incentive plan.

   Eligibility. The board may grant stock options that qualify under Section 422 of the Internal Revenue Code to employees and to the employees of affiliates. The board also may grant nonstatutory stock options, stock bonuses and restricted stock purchase awards to employees, directors and consultants as well as to the employees, directors and consultants of affiliates.

  . An incentive stock option is a stock option that has met the requirements of Section 422 of the Internal Revenue Code. This type of option is free from regular tax at both the date of grant and the date of exercise. However, the difference between the fair market value on date of exercise and the exercise price is an item of alternative minimum tax unless there is a disqualifying disposition in the year of exercise. If two holding period tests are met -- two years between grant date and sale date and one year between exercise date and sale date--all profit on the sale of shares acquired by exercising the incentive stock option is long-term capital gain income. However, if either of the holding periods is not met, there has been a disqualifying disposition, and a portion of any profit will be taxed at ordinary income rates.

  . A nonstatutory stock option is a stock option that either does not meet the Internal Revenue Code criteria for qualifying incentive stock options or is not intended to be an incentive stock option. It triggers a tax upon exercise. This type of option requires payment of state and federal income tax and, if applicable, FICA/FUTA on the difference between the exercise price and the fair market value on the exercise date.

  . A restricted stock purchase award is an offer to sell shares at a price either at or near the fair market value of the shares. A stock bonus, on the other hand, is a grant of shares at no cost to the recipient in consideration for past services rendered.

   Under certain conditions the board may grant an incentive stock option to a person who owns or is deemed to own stock possessing more than 10% of the total combined voting power or the total combined voting power of an affiliate. The exercise price of an incentive stock option in these cases must be at least 110% of the fair market value of the stock on the grant date, and the option term must be five years or less.

   Limits on Option Grants. There are limits on the number of shares that the board may grant under an option.

  . Section 162(m) of the Internal Revenue Code, among other things, denies a deduction to publicly held corporations for compensation paid to the chief executive officer and the four highest compensated officers in a taxable year to the extent that the compensation for each the officer exceeds $1,000,000. When subject to Section 162(m), in order to prevent options granted under the incentive plan from being included in compensation, the board may not grant options under the incentive plan to an employee covering an aggregate of more than 110,720 shares in any calendar year.

  . In addition, an employee may not receive incentive stock options that exceed the $100,000 per year limitation set forth in Section 422(d) of the Internal Revenue Code. In calculating the $100,000 per year limitation, the aggregate number of shares under all incentive stock options granted to that employee that will become exercisable for the first time during a calendar year is determined. For this purpose, incentive stock options granted under the incentive plan as well as under any other stock plans that are maintained by affiliates or the company are included. The aggregate fair market value of the stock as of the grant date of the option is then determined. Taking the options into account in the order in which they were granted, only the options covering the first $100,000 worth of stock is treated as incentive stock options. Any options covering stock in excess of $100,000 are treated as nonstatutory stock options.

   Option Terms. The board may grant incentive stock options with an exercise price of 100% or more of the fair market value of a share of our common stock on the grant date. The exercise price of nonstatutory stock options may be 85% or more of fair market value.

   The maximum option term is 10 years. Subject to this limitation, the board may provide for exercise periods of any length in individual option grants. However, generally an option terminates three months after the optionholder's service to affiliates and to the company terminates. If this termination is due to the optionholder's death or disability, the exercise period generally is extended to 12 months.

   The option is exercisable only by the optionee and is not assignable or transferable other than by will or law of descent and distribution.

   Terms of Other Stock Issuance Awards. The board determines the purchase price of other stock awards. However, the board may award stock bonuses in consideration of past services without a purchase payment. Shares that are sold or awarded under the plan may, but need not be, subject to a right of repurchase and a vesting schedule that the board determines. The board may not impose a vesting schedule that is more restrictive than 20% per year vesting, with initial vesting occurring not later than one year after issuance. The board may accelerate the vesting of the restricted stock.

   Other Provisions. Transactions not involving receipt of consideration, including a recapitalization, stock dividend, stock split, combination of shares, and exchange of shares may change the class and number of shares subject to the incentive plan and to outstanding awards. In that event, the board will appropriately adjust the plan as to the class and the maximum number of shares subject to the incentive plan, to the cap on the number of shares available for incentive stock options, and to the Section 162(m) limit. It also will adjust outstanding awards as to the class, number of shares and price per share subject to the awards.

   Outstanding stock awards are treated differently in the following situations:

  . a sale of substantially all of the company's assets in complete liquidation or dissolution;

  . a merger or consolidation in which shares of more than 50% of the combined voting power are transferred to holders different from those who held such shares immediately before such transaction.

   In these situations, the surviving entity will either assume or replace all outstanding awards under the plan. If it declines to do so, then generally the vesting and exercisability of the awards will accelerate.

   In addition, if a participant's service either is involuntarily terminated for reasons other than misconduct or is voluntarily terminated for good reason within 18 months after one of the listed transactions, then any vesting of an award (and, if applicable, the exercisability of the award) will accelerate.

   Plan Termination. The incentive plan will terminate in 2009 unless the board terminates it sooner.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   Stock option grants and stock issuances under our executive compensation plan to our executive officers and directors are described in this prospectus under the heading "Management--Compensation of Directors and--Executive Compensation."

Purchases of Capital Stock

   From April 1997 through June 2000, the following executive officers, directors and holders of more than 5% of our voting securities purchased securities in the amounts, on an as converted to common stock basis, and as of the dates shown.

                                                Series A   Series B    Series C    Series D
                                   Common      Preferred   Preferred  Preferred   Preferred
Purchaser                          Stock        Stock (1)    Stock      Stock       Stock
---------                     ---------------- ---------- ----------- ---------- ------------
Directors and Executive
 Officers
Paul A. Berberian (2).......            20,000  1,980,000         --      26,666          --
James M. LeJeal (3).........            13,333  1,320,000         --         --           --
Todd Vernon.................               --      50,000         --         --           --
Byron R. Chrisman (4).......           166,666        --          --         --        66,666
Carol deB. Whitaker (5).....            33,333        --          --         --        11,333
5% or Greater Shareholders                 --         --          --         --           --
Centennial Ventures, (6)....               --         --      961,538  2,564,102    4,366,666
SOFTBANK Technology Ventures
 (7)........................               --         --      320,512  1,923,077    3,105,556
Highland Capital Partners
 III Limited Partners (8)...               --         --          --   1,923,076      555,555
Intel Corporation...........               --         --          --         --     2,444,444
Pequot Private Equity Fund
 II, L.P....................               --         --          --         --     3,111,111
Price per share.............  $           0.15 $     0.15 $      0.78 $     1.56 $       4.50
Date(s) of purchase.........  4/97, 5/97, 7/99 4/97, 5/97 9/97, 10/97 5/98, 6/98 11/99, 12/99

--------
(1) The Series A preferred stock was issued at the closing of the Series B preferred financing upon the terms of convertible promissory notes issued on the dates shown.
(2) Includes shares of Series C preferred stock purchased by the Berberian Family Trust, Ani Berberian and Lori Pelantay.
(3) Includes shares of stock held by Karen LeJeal, LeJeal Investments, LLC and James M. LeJeal Irrevocable Family Trust.
(4) Includes shares of common stock purchased by BMC Properties, LLC of which Mr. Chrisman is a managing member. Mr. Chrisman is a former member of our board of directors.

(5) Includes shares of common stock purchased by Whitko & Company, of which Ms. Whitaker, one of our directors, is the founder and president.
(6) Includes shares purchased by the following entities: Centennial Fund V, L.P., Centennial Entrepreneurs Fund V, L.P., Centennial Entrepreneurs Fund VI, L.P., Centennial Fund VI, L.P., and Centennial Holdings I, LLC. Mr. Halstedt, one of our directors, is a general partner of certain Centennial Ventures entities.
(7) Includes shares purchased by the following entities affiliated with SOFTBANK Technology Ventures: SOFTBANK Technology Ventures IV, L.P., SOFTBANK Technology Ventures V, L.P., SOFTBANK Technology Ventures Advisors Fund V, L.P., SOFTBANK Technology Ventures Entrepreneurs' Fund V, L.P. and SOFTBANK Technology Advisors Fund, L.P. Mr. Feld, one of our directors, is a managing director of SOFTBANK Technology Ventures.
(8) Includes shares purchased by Highland Entrepreneurs' Fund Limited Partners.

   We have entered into an amended and restated stockholders' agreement with each of the purchasers of preferred stock shown above. This agreement provides that these and other stockholders will have registration rights with respect to their shares of common stock issuable upon conversion of their preferred stock upon the consummation of this offering. Please see "Description of Capital Stock--Registration Rights" for a more detailed discussion of these rights.

Bridge Loans

   On March 31, 1998, we borrowed $250,000 from certain Centennial Ventures entities and $250,000 from affiliates of SOFTBANK Technology Ventures under the terms of convertible promissory notes. The promissory notes accrued interest at a rate of 10% per annum and converted into an aggregate of 487,355 shares of our Series C Preferred Stock on May 27, 1998, which will convert into 324,903 shares of common stock upon the closing of this offering. In connection with our issuance of the convertible promissory notes, we issued warrants to purchase an aggregate of 12,018 shares of our Series C preferred to these entities, which will convert into warrants to purchase 8,012 shares of common stock upon the closing of this offering. These warrants have an exercise price of $1.56 per common share and are expected to be exercised prior to the closing of this offering. Mr. Halstedt, one of our directors, is a general partner of certain Centennial Ventures entities and Mr. Feld, another of our directors, is a managing director of SOFTBANK Technology Ventures.

Leases

   In March 1997, we entered into a contract with BMC Properties, LLC for the lease of 4,295 square feet of office space at 5777 Central Avenue, Boulder, Colorado 80301. This lease commenced in June 1997 and expires in May 2002. In 1997, 1998 and 1999, we paid an aggregate of $54,908, $103,635 and $118,273 to
BMC Properties, LLC and expect to pay an aggregate of $111,108 in 2000, $111,108 in 2001 and $46,295 in 2002. Byron Chrisman, a former director of ours, is a managing member of BMC Properties LLC.

   In June 1999, we entered into a contract with BLC Properties, LLC for the lease of our principal executive offices at 1157 Century Drive, Louisville, Colorado 80027. This lease commenced in October 1999 and has a term of 10 years. Under this lease, we have agreed to pay rent of $50,110 per month subject to an annual adjustment for inflation based on the consumer price index. We also pay the operating expenses related to this building which vary on a monthly basis. Messrs. Berberian, Chrisman, and LeJeal are members of BLC Properties, LLC.

   We believe that each of the transactions described above was carried out on terms that were no less favorable to us than those that would have been obtained from unaffiliated third parties. Any future transactions between us and any of our directors, officers or principal stockholders will be on terms no less favorable to us than could be obtained from unaffiliated third parties and will be approved by a majority of the independent and disinterested members of the board of directors.

   For information concerning indemnification of directors and officers see "Description of Securities--Limitation of Liability and Indemnification Matters."

                             PRINCIPAL STOCKHOLDERS

   The following table sets forth information with respect to beneficial ownership of our common stock as of June 20, 2000 for:

  . each person, or group of affiliated persons, known to us to own beneficially more than five percent of the common stock;

  . each of our directors, named executive officers and our director nominee; and

  . all of our directors, executive officers and our director nominee as a group.

   The information has been adjusted to reflect the sale of the common stock in this offering, the automatic conversion of all outstanding shares of preferred stock into common stock upon this offering. The information assumes no exercise of the underwriter's over-allotment option.

   In accordance with the rules of the Securities and Exchange Commission, the following table gives effect to the shares of common stock that could be issued upon the exercise of outstanding options within 60 days of June 20, 2000. In computing the number of shares beneficially owned by a person, shares of common stock that are subject to our right of repurchase at the original exercise price paid per share, or such shares that are subject to exercisable but unvested options, are not included. Unvested options are immediately exercisable upon grant, provided that upon the optionee's cessation of service, any unvested shares are subject to repurchase by us at the original exercise price per share. Unless otherwise noted in the footnotes to the table and subject to community property laws where applicable, the following individuals have sole voting and investment control with respect to the shares beneficially owned by them.

   The address of each individual listed in the table is Evoke Communications, Inc. 1157 Century Drive, Louisville, Colorado 80027. As of June 20, 2000, we had 266 stockholders of record and 39,734,594 shares of our common stock and preferred stock convertible into common stock outstanding. An asterisk indicates ownership of less than one percent.

                                                       Percent of Shares
                                                       Beneficially Owned
                               Number of Shares  ------------------------------
Beneficial Owners             Beneficially Owned Before Offering After Offering
-----------------             ------------------ --------------- --------------
Paul A. Berberian (1).......       2,026,666           5.1             4.3
James M. LeJeal (2).........       1,333,333           3.4             2.9
Todd Vernon (3).............         194,444            *                *
Centennial Fund V, L.P.
 (4)........................       4,312,646          10.9             9.2
Centennial Fund VI, L.P.
 (5)........................       3,161,615           8.0             6.8
SOFTBANK Technology Ventures
 IV L.P. (6)................       5,353,152          13.5            11.5
Highland Capital Partners
 III Limited Partners (7)...       2,478,631           6.2             5.3
Intel Corporation (8).......       2,444,444           6.2             5.2
Pequot Private Equity Fund
 II, L.P. (9)...............       3,111,111           7.8             6.7
Steven Halstedt (10)........       7,898,535          19.9            16.9
Donald Hutchison (11).......         105,926            *                *
Bradley A. Feld (12)........       5,377,596          13.5            11.5
Andre Meyer (13)............           4,444            *                *
Dr. Massih Tayebi (14)......          50,740            *                *
Carol deB. Whitaker (15)....         106,506            *                *
All executive officer and
 directors
 as a group (9 persons)
 (16).......................      17,098,190          43.0            36.6

--------
 (1) Includes 18,666 shares held by the Berberian Family Trust, 5,333 shares held by Ani Berberian and 5,333 shares held by Lori Pelantay. Excludes 133,333 shares that are subject to options that are unvested but exercisable within 60 days of June 20, 2000.
 (2) Includes 318,500 shares held by Karen LeJeal, 955,500 shares held by LeJeal Investments, LLC and 46,000 shares held by James M. LeJeal Irrevocable Family Trust. Excludes 133,333 shares that are subject to options that are unvested but exercisable within 60 days of June 20, 2000.

 (3) Includes 216,667 shares subject to options exercisable within 60 days of June 20, 2000. Excludes 83,055 shares that are subject to options that are unvested but exercisable within 60 days of June 20, 2000.
 (4) Includes 3,886 shares subject to a warrant held by Centennial Fund V, L.P.. Excludes 105,768 shares and 120 shares subject to a warrant held by Centennial Entrepreneurs Fund V, L.P., 3,161,615 shares held by Centennial Fund VI, L.P., 83,200 shares held by Centennial Entrepreneurs Fund VI, L.P., 66,560 shares held by Centennial Holdings I, LLC and 166,401 shares held by Centennial Strategic Partners VI, L.P. Centennial Fund V has no voting or investment power over the excluded shares and disclaims beneficial ownership of them. Centennial Entrepreneurs Fund V, LP disclaims beneficial ownership of the shares held by Centennial Fund V. Centennial Holdings V, LLC is the sole general partner of Centennial Fund V and Centennial Entrepreneurs Fund V, and, accordingly, may be deemed to be the indirect beneficial owner of the shares of common stock they hold by virtue of its authority to make decisions regarding the voting and disposition of such shares. Mr. Halstedt, one of our directors, is one of four general partners of Centennial Holdings V, has no voting or investment over any of these shares and disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. The address of Centennial Fund V is 1428 Fifteenth Street, Denver, Colorado 80202.
 (5) Excludes 4,308,760 shares and 3,886 shares subject to a warrant held by Centennial Fund V, L.P. and 105,768 shares and 120 shares subject to a warrant held by Centennial Entrepreneurs Fund V, L.P., 83,200 shares held by Centennial Entrepreneurs Fund VI, L.P., 66,560 shares held by Centennial Holdings I, LLC and 166,401 shares held by Centennial Strategic Partners VI, L.P. Centennial Fund VI has no voting or investment power over the excluded shares and disclaims beneficial ownership of them. Centennial Entrepreneurs Fund VI, LP disclaims beneficial ownership of the shares held by Centennial Fund VI. Centennial Holdings VI, LLC is the sole general partner of Centennial Fund VI and Centennial Entrepreneurs Fund VI, and, accordingly, may be deemed to be the indirect beneficial owner of the shares of common stock they hold by virtue of its authority to make decisions regarding the voting and disposition of such shares. Mr. Halstedt, one of our directors, is one of four general partners of Centennial Holdings VI, has no voting or investment over any of these shares and disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. The address of Centennial Fund VI is 1428 Fifteenth Street, Denver, Colorado 80202.
 (6) Consists of 3,722,304 shares and 3,926 shares subject to a warrant held by SOFTBANK Technology Ventures IV, L.P., 1,485,874 shares held by SOFTBANK Technology Ventures V, L.P., 40,196 shares held by SOFTBANK Technology Ventures Advisors Fund V, L.P., 27,068 shares held by SOFTBANK Technology Ventures Entrepreneurs Fund V, L.P. and 74,063 shares and 80 shares subject to a warrant held by SOFTBANK Technology Advisors Fund L.P. The address of SOFTBANK Technology Ventures IV L.P. is 200 W. Evelyn Avenue, Suite 200, Mountain View, California 94043.
 (7) Includes 99,144 shares held by Highland Entrepreneurs' Fund Limited Partners. Highland Management Partners III, L.P. is the general partner of Highland Capital Partners III Limited Partnership. Messrs. Daniel Nova, Robert Higgins, Paul Maeder and Wycliffe Grousbeck are the general partners of Highland Management Partners III, L.P. and may be considered to share the beneficial ownership of the shares owned by Highland Capital Partners III Limited Partnership. Messrs. Nova, Higgins, Maeder and Grousbeck disclaim beneficial ownership of these shares except to the extent of their pecuniary interest therein if any. The address of Highland Capital Partners III Limited Partners is Two International Place, Boston, Massachusetts 02110.
 (8) The address of Intel Corporation is 2200 Mission College Boulevard, Santa Clara, California 95052.
 (9) Pequot Capital Management, Inc. may be considered a beneficial owner of these shares as a result of its power to control Pequot Private Equity Fund II, L.P. The address of Pequot Private Equity Fund II, L.P. is 500 Nyala Farm Road, Westport, Connecticut 06880.
(10) Includes 4,308,760 shares and 3,886 shares subject to a warrant held by Centennial Fund V, L.P., 105,768 shares and 120 shares subject to a warrant held by Centennial Entrepreneurs Fund V, L.P., 3,161,615 shares held by Centennial Fund VI, L.P., 83,200 shares held by Centennial Entrepreneurs Fund VI, L.P. and 66,560 shares held by Centennial Holdings I, LLC and 166,401 shares held by Centennial Strategic Partners VI, L.P. Mr. Halstedt, one of our directors, is a general partner or managing principal of certain Centennial Ventures entities, but disclaims beneficial ownership of the shares held by these entities except to the extent of his indirect pecuniary interest therein. Also includes 1,481 shares subject to options exercisable within 60 days of June 20, 2000. Excludes 23,704 shares that are subject to options that are unvested but exercisable within 60 days of June 20, 2000. Mr. Halstedt holds such options for the benefit of certain Centennial Ventures entities.
(11) Includes 5,926 shares subject to options exercisable within 60 days of June 20, 2000. Excludes 47,407 shares that are subject to options that are unvested but exercisable within 60 days of June 20, 2000.
(12) Includes 3,722,304 shares and 3,926 shares subject to a warrant held by SOFTBANK Technology Ventures IV, L.P., 1,485,874 shares held by SOFTBANK Technology Ventures V, L.P., 40,196 shares held by SOFTBANK Technology Ventures Advisors Fund V, L.P., 27,068 shares held by SOFTBANK Technology Ventures Entrepreneurs Fund V, L.P. and 74,063 shares and 80 shares subject to a warrant held by SOFTBANK Technology Advisors Fund L.P. Mr. Feld, one of our directors, is a managing director of SOFTBANK Technology Ventures and disclaims beneficial ownership of the shares held by these entities except to the extent of his pecuniary interest therein. Also includes 24,444 shares subject to options exercisable within 60 days of June 20, 2000. Excludes 28,888 shares that are subject to options that are unvested but exercisable within 60 days of June 20, 2000.

(13) Includes 4,444 shares subject to options exercisable within 60 days of June 20, 2000. Excludes 48,888 shares that are subject to options that are unvested but exercisable within 60 days of June 20, 2000.
(14) Includes 50,740 shares subject to options and stock issuance rights exercisable within 60 days of June 20, 2000. Excludes 48,888 shares that are subject to options that are unvested but exercisable within 60 days of June 20, 2000.

(15) Includes 11,333 shares held by Whitko & Company and 44,444 shares subject to options exercisable within 60 days of June 20, 2000. Excludes 42,222 shares that are subject to options that are unvested but exercisable within 60 days of June 20, 2000.
(16) Includes shares described in the notes above, as applicable.

                          DESCRIPTION OF CAPITAL STOCK

   The following description of our securities reflects changes that will be made to our certificate of incorporation and bylaws upon the closing of this offering. We have filed our restated certificate of incorporation and amended and restated bylaws as exhibits to the registration statement of which this prospectus is a part. Upon the effectiveness of this offering, our authorized capital stock will consist of 200 million shares of common stock, par value $.0015 per share, and 10 million shares of preferred stock, par value $.01 per share.

Common Stock

   As of June 20, 2000, there are 39,734,594 shares of common stock outstanding assuming the conversion of all outstanding shares of preferred stock and held of record by 266 stockholders. Upon the closing of this offering, there will be 46,734,594 shares of common stock outstanding assuming no exercise of the underwriters' over-allotment option.

   Holders of common stock are entitled to one vote for each share on all matters submitted to a vote of stockholders. Holders of common stock are not entitled to cumulative voting rights in the election of directors, which means that the holders of a majority of the outstanding common stock voting for the election of directors can elect all directors then being elected. Accordingly, minority stockholders will not be able to elect directors on the basis of their votes alone. Subject to preferences that may be applicable to any then-outstanding shares of preferred stock, holders of common stock are entitled to receive ratably dividends as may be declared by our board of directors. In the event we liquidate, dissolve or wind up our affairs, holders of common stock are entitled to share ratably in all of our assets remaining after payment of liabilities and the liquidation preferences of any then-outstanding shares of preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights.

Preferred Stock

   Our board of directors is authorized, without further stockholder approval, to issue up to an aggregate of 10,000,000 shares of preferred stock in one or more series. The board of directors may fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series, and the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption price or prices and liquidation preferences. The issuance of preferred stock could:

  .  adversely affect the voting power of holders of common stock;

  . adversely affect the likelihood that the holders of common stock will receive dividend payments and payments upon liquidation; and

  .  delay, defer or prevent a change in control.

   We have no present plans to issue any shares of preferred stock.

Warrants

   As of June 20, 2000, we had outstanding warrants to purchase an aggregate of 78,525 shares of common stock at weighted average exercise price of $1.94 per share to certain principal stockholders and certain other investors. Warrants to purchase 8,012 shares of our common stock expire upon the closing of this offering, warrants to purchase 57,692 shares expire on the date five years from the closing of this offering, warrants to purchase 10,017 shares expire on September 29, 2004 and the remaining warrants to purchase 2,804 shares expire on May 20, 2008. All shares of common stock issuable upon exercise of the warrants carry registration rights, as discussed in the next section.

   We also have issued Microsoft Corporation a warrant to purchase 572,277 shares of our preferred stock, on an as converted basis, at an exercise price equal to the lesser of $15.00 per common share or the initial public offering price of the shares offered hereby. This warrant is immediately exercisable and has a term of three years. The warrant contains anti-dilution provisions providing for adjustments of the exercise price and the number of shares of common stock underlying the warrant upon the occurrence of any recapitalization, reclassification, stock dividend, stock split, stock combination or similar transaction. The shares issuable upon exercise of this warrant carry registration rights, as discussed below.

Registration Rights

   After this offering, the holders of at least 33% of 31,330,318 shares of common stock (including shares issuable upon exercise of the warrants described above) have the right to demand that we register their shares, subject to certain limitations, up to four times under the Securities Act of 1933 on Form S-1 or any similar form, and an unlimited number of times on Form S-3 or any similar form. In addition, holders of 34,635,126 shares of our common stock are entitled to piggyback registration rights with respect to any public offering registration statement we file under the Securities Act following this offering for our own account or for the account of holders exercising demand registration rights, with certain limitations. We are generally required to bear all of the expenses of these registrations, except underwriting discounts and commissions. Registration of any of the shares of common stock entitled to these registration rights would result in such shares becoming freely tradable without restriction under the Securities Act. Upon completion of this offering, the registration rights with respect to the shares held by any stockholder will terminate if the stockholder holds less than 5% of the then-outstanding shares of common stock and the stockholder's shares are entitled to be resold without restriction under Rule 144 promulgated under the Securities Act.

   Anti-Takeover Effects of Certain Provisions of Delaware Law and Our Certificate of Incorporation and Bylaws

   We are subject to the provisions of Section 203 of the Delaware General Corporation Law, which generally prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained that status with the approval of the corporation's board of directors or unless the business combination is approved in a prescribed manner. "Business combinations" include mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. With certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, fifteen percent (15%) or more of a corporation's voting stock. This statute could prohibit or delay the accomplishment of mergers or other takeover or change-in-control attempts and, accordingly, may discourage attempts to acquire us.

   The following provisions of our restated certificate of incorporation and amended and restated bylaws that will become effective upon the closing of this offering may have an anti-takeover effect and may delay or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interest, including attempts that might result in a premium over the market price for the common stock:

   Classified Board of Directors. Our board of directors will be divided into three classes. The directors in class I will hold office until the first annual meeting of stockholders following this offering, the directors in class II will hold office until the second annual meeting of stockholders following this offering, and the directors in class III will hold office until the third annual meeting of stockholders following this offering. After each such election, the directors in that class will serve for terms of three years. The classification system of electing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us and may maintain the incumbency of the board of directors, since such classification generally increases the difficulty of replacing a majority of the directors.

   Board of Director Vacancies. The board of directors is authorized to fill vacant directorships and to increase the size of the board of directors. This may deter a stockholder from removing incumbent directors and simultaneously gaining control of the board of directors by filling the resulting vacancies with its own nominees.

   Stockholder Action; Special Meetings of Stockholders. Our stockholders will not be permitted to take action by written consent, but only at duly called annual or special meetings of stockholders. In addition, special meetings of stockholders may be called only by the chairman of the board, the chief executive officer or a majority of the board of directors.

   Advance Notice Requirements for Stockholder Proposals and Director Nominations. Stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must deliver a written notice to our principal executive offices within a prescribed time period. Our amended and restated bylaws also set forth specific requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for the election of directors at an annual meeting of stockholders.

   Authorized but Unissued Shares. The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to limitations imposed by the Nasdaq National Market. We may use these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Limitation of Liability and Indemnification

   Our bylaws provide that we will indemnify our directors and executive officers and may indemnify our other officers, employees and agents to the fullest extent permitted by Delaware law. In addition, our certificate of incorporation provides that, to the fullest extent permitted by Delaware law, our directors will not be liable for monetary damages for breach of the directors' fiduciary duty to us and our stockholders. This provision of the certificate of incorporation does not eliminate the duty of care. In appropriate circumstances equitable remedies such as an injunction or other forms of non-monetary relief are available under Delaware law. This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws.

   Each director will continue to be subject to liability for:

     . breach of the director's duty of loyalty to Evoke and its stockholders;

     . acts or omissions not in good faith or involving intentional misconduct;

     .  knowing violations of law;

     . any transaction from which the director derived an improper personal benefit;

     .  improper transactions between the director and Evoke; and

     . improper distributions to stockholders and improper loans to directors and officers.

   We intend to enter into indemnity agreements with each of our directors and executive officers under which each director and executive officer will be indemnified against expenses and losses incurred for claims brought against them by reason of their being a director or executive officer of Evoke. Our board of directors has authorized the officers of Evoke to investigate and obtain directors' and officers' liability insurance.

   There is no pending litigation or proceeding involving a director or officer of Evoke as to which indemnification is being sought. We are not aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and control persons of Evoke pursuant to the foregoing provisions, or otherwise, Evoke has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

Listing

   Our common stock has been approved for quotation on the Nasdaq National Market under the symbol "EVOK".

Transfer Agent and Registrar

   We have appointed Wells Fargo Shareowner Services to serve as the transfer agent and registrar for the common stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

   Prior to this offering, there has been no public market for our common stock. Market sales of shares or the availability of shares for sale may decrease the market price of our common stock prevailing from time to time. Nevertheless, sales of substantial amounts of common stock in the public market, or the perception that such sales could occur, could adversely affect the market price of the common stock and could impair our future ability to raise capital through the sale of our equity securities.

   Upon the closing of this offering, we will have a total of 46,734,594 shares of common stock outstanding, assuming no exercise of the underwriters' over-allotment option and no exercise of options or warrants. Of the outstanding shares, the 7,000,000 shares being sold in this offering will be freely tradable, except that any shares held by our "affiliates" may only be sold in compliance with the limitations described below.

   Of the 4,425,176 shares that we issued in connection with the acquisition of Contigo, 442,517 will be placed in escrow until June 16, 2001, at which time they will be freely tradeable without restriction. The remaining 3,982,659 shares issued in the Contigo acquisition will be freely tradeable, subject to the lock-up agreements described below, and except that shares held by affiliates of Contigo will be subject to the volume limitations of Rule 144 described below.
   The remaining 39,734,594 shares of common stock will be "restricted securities" that may be sold in the public market only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rule 144, 144(k) or 701 promulgated under the Securities Act. Subject to the lock-up agreements described below and the provisions of Rules 144, 144(k) and 701, additional shares will become available for sale in the public market as follows:

  . no shares may be sold prior to 180 days from the date of this prospectus;

  . 31,322,401 shares will have been held long enough to be sold under Rule 144 or Rule 701 beginning 181 days after the date of this prospectus; and

  . the remaining shares may be sold under Rule 144 or 144(k) once they have been held for the required time.

   In general, under Rule 144, a person (or persons whose shares are required to be aggregated), including an affiliate, who has beneficially owned shares for at least one year is entitled to sell, within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

  . 1% of the then-outstanding shares of common stock (approximately 6,200,000 shares immediately after this offering) or

  . the average weekly trading volume of the common stock during the four calendar weeks preceding the date on which notice of that sale is filed.

In addition, a person who is not considered an affiliate of ours at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years is entitled to sell such shares under Rule 144(k) without regard to the volume limitations described above.

   In addition, following the closing of this offering, we intend to file a registration statement to register for resale the 12,066,666 shares of common stock available for issuance under our stock plans and the 1,574,831 shares subject to options outstanding under Contigo's option plans. Accordingly, shares issued under those plans will become eligible for resale in the public market from time to time, subject to the lock-up agreements described below and, in the case of our affiliates, the volume limitations of Rule 144 described above.

   Our directors, officers and substantially all of our stockholders have agreed that they will not sell any shares of common stock without the prior written consent of Salomon Smith Barney for a period of 180 days from the date of this prospectus. However, Salomon Smith Barney, in its sole discretion, may release all or some portion of the securities subject to lock-up agreements. Please refer to our discussion in "Underwriting" for further discussion of these agreements.

   We have agreed not to sell or otherwise dispose of any shares of common stock during the 180-day period following the date of this prospectus, other than the grant of options and purchase rights under our stock plans and the issuance of common stock pursuant thereto.

   Following this offering, certain of our stockholders will have rights to have their shares of common stock registered for resale under the Securities Act. The exercise of these rights may decrease the market price of our common stock. Please refer to our discussion in "Description of Securities-- Registration Rights" for further discussion of these registration rights.

                       UNITED STATES TAX CONSEQUENCES TO
                           NON-UNITED STATES HOLDERS

   The following is a general discussion of the material United States federal income and estate tax consequences of the ownership and disposition of our common stock applicable to Non-United States Holders of this common stock. For the purpose of this discussion, a Non-United States Holder is any holder that for U.S. federal income tax purposes is:

  .  an individual that is a non-resident alien;

  . a corporation or other entity taxable as a corporation created or organized under non-U.S. law; or

  . an estate or trust that is not taxable in the United States on its worldwide income.

If a partnership holds our common stock, the tax treatment of each partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisor.

   This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant in light of your particular facts and circumstances, such as being a U.S. expatriate, and does not address any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction. Furthermore, the following discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, and administrative and judicial interpretations thereof, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. We have not and will not seek a ruling from the Internal Revenue Service with respect to the U.S. federal income and estate tax consequences described below, and as a result, there can be no assurance that the Internal Revenue Service will not disagree with or challenge any of the conclusions set forth in this discussion.

Dividends

   Any dividends we pay to a Non-United States Holder generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividends or such lower rate as may be specified by an applicable tax treaty. Dividends received by a Non-United States Holder that are effectively connected with a U.S. trade or business conducted by the Non-United States Holder (or, if a tax treaty applies, are attributable to a U.S. permanent establishment of the Non-United States Holder) are exempt from such withholding tax, provided that the Non-United States Holder furnishes to us or our paying agent a duly completed Form 4224 or W-8ECI (or substitute form). However, those effectively connected dividends, net of certain deductions and credits, are taxed at the same graduated rates applicable to U.S. persons.

   In addition to the graduated tax described above, dividends received by a corporate Non-United States Holder that are effectively connected with a U.S. trade or business of such Non-United States Holder may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable tax treaty.

   A Non-United States Holder of our common stock that is eligible for a reduced rate of withholding tax pursuant to a tax treaty must furnish to us or our paying agent a duly completed Form 1001 or Form W-8BEN (or substitute form) certifying to its qualification for such rate.

Gain on Disposition of Common Stock

   A Non-United States Holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

  . the gain is effectively connected with a U.S. trade or business of the Non-United States Holder or, if a tax treaty applies, is attributable to a U.S. permanent establishment maintained by the Non-United States Holder (which gain, in the case of a corporate Non-United States Holder, must also be taken into account for branch profits tax purposes);

  . the Non-United States Holder is an individual who holds his or her common stock as a capital asset (generally, an asset held for investment purposes) and is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or

  . we are or have been a "United States real property holding corporation" for United States federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the holder's holding period for its common stock. We believe that we are not currently and will not become a "United States real property holding corporation" for United States federal income tax purposes.

Backup Withholding and Information Reporting

   Generally, we must report annually to the Internal Revenue Service the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder. Pursuant to tax treaties or other agreements, the Internal Revenue Service may make its reports available to tax authorities in the recipient's country of residence.

   Dividends paid to a Non-United States Holder at an address within the U.S. may be subject to backup withholding at a rate of 31% if the Non-United States Holder fails to establish that it is entitled to an exemption or to provide a correct taxpayer identification number and other information to the payer. Backup withholding will generally not apply to dividends paid to Non-United States Holders at an address outside the U.S. on or prior to December 31, 2000, unless the payer has knowledge that the payee is a United States person. Under new Treasury Regulations regarding withholding and information reporting, payment of dividends to Non-United States Holders at an address outside the U.S. after December 31, 2000 may be subject to backup withholding at a rate of 31% unless such Non-United States Holder satisfies various certification requirements.

   Under current Treasury Regulations, the payment of proceeds from the disposition of common stock to or through the U.S. office of a broker is subject to information reporting and backup withholding at a rate of 31% unless the holder certifies its non-U.S. status under penalties of perjury or otherwise establishes an exemption. Generally, the payment of proceeds from the disposition by a Non-United States Holder of common stock outside the U.S. to or through a foreign office of a broker will not be subject to backup withholding but will be subject to information reporting requirements if the broker is:

  .  a U.S. person;

  .  a "controlled foreign corporation" for U.S. federal income tax purposes;

  . a foreign person 50% or more of whose gross income for certain periods is from the conduct of a U.S. trade or business; or

  . after December 31, 2000, a foreign partnership with certain connections to the United States,

unless the broker has documentary evidence in its files of the holder's non-U.S. status and certain other conditions are met, or the holder otherwise establishes an exemption. Neither backup withholding nor information reporting generally will apply to a payment of proceeds from the disposition of common stock by or through a foreign office of a foreign broker not subject to the preceding sentence.

   In general, the final Treasury Regulations, described above, do not significantly alter the substantive withholding and information reporting requirements but would alter the procedures for claiming benefits of an income tax treaty and change the certifications procedures relating to the receipt by intermediaries of payments on behalf of the beneficial owner of shares of common stock. Non-United States Holders should consult their tax advisors regarding the effect, if any, of those final Treasury Regulations on an investment in common stock. Those final Treasury Regulations are generally effective for payments made after December 31, 2000.

   Backup withholding is not an additional tax. Rather, the regular tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is furnished to the Internal Revenue Service.

Estate Tax

   An individual Non-United States Holder who owns common stock at the time of his or her death or has made certain lifetime transfer of an interest in common stock will be required to include the value of that common stock in such holder's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

   The foregoing discussion is a summary of the principal federal income and estate tax consequences of the ownership, sale or other disposition of common stock by Non-United States Holders. This discussion is not exhaustive, and does not address the tax consequences of ownership, sale or other disposition for all types of Non-United States Holders. Accordingly, investors are urged to consult their own tax advisors with respect to the income tax consequences of the ownership and disposition of common stock, including the application and effect of the laws of any state, local, foreign or other taxing jurisdiction.

                                  UNDERWRITING

General

   Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus, each underwriter named below has severally agreed to purchase, and we have agreed to sell to each underwriter, the number of shares set forth opposite the name of that underwriter.

                                                                       Number
              Name                                                    of shares
              ----                                                   ----------
      Salomon Smith Barney Inc......................................
      FleetBoston Robertson Stephens Inc............................
      Thomas Weisel Partners LLC....................................
      CIBC World Markets Corp.......................................
                                                                      -------
        Total.......................................................
                                                                      -------

   The underwriting agreement provides that the obligations of the several underwriters to purchase the shares included in this offering are subject to approval of particular legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares, other than those covered by their over-allotment option described below, if they purchase any of the shares.

   The underwriters, for whom Salomon Smith Barney Inc., FleetBoston Robertson Stephens Inc., Thomas Weisel Partners LLC and CIBC World Markets Corp. are acting as representatives, propose to offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus and some of the shares to certain dealers at the public offering
price less a concession not in excess of $   per share. The underwriters may
allow, and such dealers may reallow, a discount not in excess of $   per share
on sales to certain other dealers. If all the shares are not sold at the initial offering price, the underwriters may change the public offering price and other selling terms. The representatives have advised us that the underwriters do not intend to confirm any sales to any accounts over which they exercise discretionary authority.

   We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 1,050,000 additional shares of our common stock at the public offering price less the underwriting discount. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent this option is exercised, each underwriter will be obligated, subject to some conditions, to purchase a number of additional shares approximately proportionate to such underwriter's initial purchase commitment.

   At our request, the underwriters will reserve up to 490,000 shares of our common stock to be sold, at the initial public offering price, to our directors, officers and employees, as well as to some of our customers and suppliers and individuals associated or affiliated with our directors, customers and suppliers. This directed share program will be administered by Salomon Smith Barney Inc. The number of shares of common stock available for sale to the general public will be reduced to the extent these individuals purchase any reserved shares. Any reserved shares which are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus. We have agreed to indemnify the underwriters against certain liabilities and expenses, including liabilities under the Securities Act of 1933 in connection with sales of the directed shares.

   We, our officers and directors and holders of most of our stock have agreed that, for a period of 180 days from the date of this prospectus, we will not, without the prior written consent of Salomon Smith Barney Inc., dispose of or hedge, any shares of our common stock or any securities convertible into, or exercisable or exchangeable for, our common stock. Salomon Smith Barney Inc., in its sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice.

   Prior to this offering, there has been no public market for our common stock. Consequently, the initial offering price for the shares was determined by negotiation among us and the representatives. Among the factors considered in determining the initial public offering price were:

  . our record of operation;

  . our current financial condition;

  . our future prospects;

  . our markets;

  . the economic conditions in and future prospects for the industry in which we compete;

  . our management; and

  . currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies considered comparable to us.

The prices at which the shares will sell in the public market after this offering may, however, be lower than the price at which they are sold by the underwriters. Additionally, an active trading market in our common stock may not develop and continue after this offering.

   Our common stock has been approved for quotation on the Nasdaq National Market under the symbol "EVOK".

   The following table shows the underwriting discounts and commissions that we will pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of common stock to cover overallotments.

                                                             Paid by Evoke
                                                       -------------------------
                                                       No exercise Full exercise
                                                       ----------- -------------
Per share............................................. $           $
Total................................................. $           $

   In connection with the offering, Salomon Smith Barney Inc., on behalf of the underwriters, may purchase and sell shares of common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. "Covered" short sales are sales of shares made in an amount up to the number of shares represented by the underwriters' over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make "naked" short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress.

   The underwriters may also impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Salomon Smith Barney Inc., in covering syndicate short positions or making stabilizing purchases, repurchases shares originally sold by that syndicate member.

   Any of these activities may have the effect of preventing or retarding a decline in the market price of the common stock. They may also cause the price of the common stock to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the Nasdaq National Market or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

   In February 2000, Salomon Smith Barney Inc. became a user of our Evoke Webconferencing service.

   Thomas Weisel Partners LLC, one of the representatives of the underwriters, was organized and registered as a broker-dealer in December 1998. Since December 1998, Thomas Weisel Partners has been named as a lead or co-manager on 161 filed public offerings of equity securities, of which 114 have been completed, and has acted as a syndicate member in an additional 95 public offerings of equity securities. Thomas Weisel Partners does not have any material relationship with us or any of our officers, directors or other controlling persons, except with respect to its contractual relationship with us pursuant to the underwriting agreement entered into in connection with this offering.

   We estimate that our total expenses for this offering will be $1,200,000.

   The representatives or their respective affiliates may in the future perform various investment banking and advisory services for us from time to time, for which they will receive customary fees. The representatives may, from time to time, engage in transactions with and perform services for us in the ordinary course of business.

   We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of any of those liabilities.

                                 LEGAL MATTERS

   Cooley Godward LLP, Boulder, Colorado will pass upon the validity of the shares of common stock offered hereby. Certain legal matters in connection with the offering will be passed upon for the underwriters by Cravath, Swaine & Moore, New York, New York.

                                    EXPERTS

   Our financial statements as of December 31, 1998 and 1999 and for the period from inception (April 17, 1997) to December 31, 1997 and the years ended December 31, 1998 and 1999 and the financial statements of Contigo Software, Inc. as of December 31, 1998 and 1999 and for each of the years in the three-year period ended December 31, 1999, have been included in this prospectus and in the registration statement in reliance upon the reports of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of that firm as experts in accounting and auditing.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

   We have filed with the Securities and Exchange Commission a registration statement on Form S-1 (including exhibits, schedules and amendments) under the Securities Act with respect to the common stock to be sold in this offering. This prospectus does not contain all of the information in the registration statement. For further information about us and our common stock, please refer to the registration statement. For further information regarding statements contained in this prospectus as to the contents of any contract, agreement or other document, please refer to the copy of that contract, agreement or document filed as an exhibit to the registration statement.

   You may read and copy all or any portion of the registration statement or any other information we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings, including the registration statement, are also available to you on the SEC's web site (http://www.sec.gov).

   As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended. In accordance with those requirements, we will file periodic reports, proxy statements and other information with the SEC.

   We intend to furnish our stockholders with annual reports containing audited financial statements and with quarterly reports for the first three quarters of each year containing interim financial information.

                         INDEX TO FINANCIAL STATEMENTS

                           Evoke Communications, Inc.

                                                                           Page
                                                                           ----
Independent Auditors' Report.............................................   F-2
Balance Sheets as of December 31, 1998 and 1999 and March 31, 2000
 (unaudited).............................................................   F-3
Statements of Operations for the period from inception (April 17, 1997)
 to December 31, 1997 and the years ended December 31, 1998 and 1999 and
 the three months ended March 31, 1999 and 2000 (unaudited)..............   F-4
Statements of Stockholders' Deficit for the period from inception (April
 17, 1997) to December 31, 1997 and the years ended December 31, 1998 and
 1999 and the three months ended March 31, 2000 (unaudited)..............   F-5
Statements of Cash Flows for the period from inception (April 17, 1997)
 to December 31, 1997 and the years ended December 31, 1998 and 1999 and
 the three months ended March 31, 1999 and 2000 (unaudited)..............   F-6
Notes to Financial Statements............................................   F-7
          Unaudited Pro Forma Condensed Combined Financial Information
Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31,
 2000....................................................................  F-20
Unaudited Pro Forma Condensed Combined Statement of Operations for the
 year ended December 31, 1999............................................  F-21
Unaudited Pro Forma Condensed Combined Statement of Operations for the
 three months ended March 31, 1999 (unaudited)...........................  F-22
Notes to Unaudited Pro Forma Condensed Combined Financial Information....  F-23
                             Contigo Software, Inc.
Independent Auditors' Report.............................................  F-24
Balance Sheets as of December 31, 1998 and 1999 and March 31, 2000
 (unaudited).............................................................  F-25
Statements of Operations for the years ended December 31, 1997, 1998 and
 1999 and the three months ended March 31, 1999 and 2000 (unaudited).....  F-26
Statements of Equity for the years ended December 31, 1997, 1998 and 1999 and the three months ended March 31, 2000 (unaudited)...................  F-27
Statements of Cash Flows for the years ended December 31, 1997, 1998 and
 1999 and the three months ended March 31, 1999 and 2000 (unaudited).....  F-28
Notes to Financial Statements............................................  F-29

                          INDEPENDENT AUDITORS' REPORT

                                             KPMG LLP

The Board of Directors
Evoke Communications, Inc.:

   We have audited the accompanying balance sheets of Evoke Communications, Inc. (formerly VStream Incorporated) as of December 31, 1998 and 1999, and the related statements of operations, stockholders' deficit and cash flows for the period from inception (April 17, 1997) to December 31, 1997 and the years ended December 31, 1998 and 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Evoke Communications, Inc. as of December 31, 1998 and 1999, and the results of its operations and its cash flows for the period from inception (April 17, 1997) to December 31, 1997 and the years ended December 31, 1998 and 1999 in conformity with generally accepted accounting principles.

Boulder, Colorado

February 4, 2000, except as to note 10, which is as of July 13, 2000

                           EVOKE COMMUNICATIONS, INC.
                        (formerly VStream Incorporated)

                                 BALANCE SHEETS

                                              December 31,
                                         ------------------------   March 31,
                                            1998         1999          2000
ASSETS                                   ----------  ------------  ------------
                                                                   (unaudited)
CURRENT ASSETS:
 Cash and cash equivalents.............  $1,221,544  $ 89,234,045  $ 69,623,398
 Investment securities.................   4,950,848           --            --
 Accounts receivable, net of allowance
  for doubtful accounts of $20,000,
  $35,000 and $75,000 in 1998, 1999 and
  2000, respectively...................     202,787       804,959     1,159,780
 Prepaid expenses and other current as-
  sets.................................     127,140       708,599     1,947,344
                                         ----------  ------------  ------------
  Total current assets.................   6,502,319    90,747,603    72,730,522
Property and equipment, net............   2,231,377    19,539,258    27,393,389
Other assets ..........................      21,675       121,232     3,153,588
                                         ----------  ------------  ------------
  TOTAL ASSETS.........................  $8,755,371  $110,408,093  $103,277,499
                                         ==========  ============  ============
LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
 Accounts payable......................  $  598,724  $  8,519,274  $  8,556,659
 Current portion of long term debt.....         --      1,335,901     1,381,370
 Accrued expenses......................     259,981       585,694       952,364
 Deferred revenue......................      12,450       317,394       163,098
                                         ----------  ------------  ------------
  Total current liabilities............     871,155    10,758,263    11,053,491
 Long term debt, less current portion..         --      2,260,243     1,902,751
 Other.................................       5,557           --            --
                                         ----------  ------------  ------------
  TOTAL LIABILITIES....................     876,712    13,018,506    12,956,242
                                         ----------  ------------  ------------
MANDATORILY REDEEMABLE PREFERRED STOCK:
 Series B, par value $.01, authorized,
  issued and outstanding 10,635 shares;
  aggregate liquidation preference of
  $1,063,500...........................   1,063,500     1,063,500     1,063,500
 Series C, par value $.01, authorized
  10,000,000 shares; issued and out-
  standing 9,953,935 shares; aggregate
  liquidation preference of
  $10,352,092..........................  10,283,999    10,283,999    10,283,999
 Series D, par value $.01, authorized
  34,000,000 shares; issued and out-
  standing 33,333,333 shares; aggregate
  liquidation preference of
  $99,999,999..........................         --     99,794,138    99,794,138
 Series E, par value $.01, authorized
  3,000,000 shares; issued and out-
  standing 686,813 shares; aggregate
  liquidation preference of 4,999,999
  .....................................         --            --      1,249,999
 Warrants for the purchase of
  mandatorily redeemable preferred
  stock................................         --        180,000     4,280,000
                                         ----------  ------------  ------------
                                         11,347,499   111,321,637   116,671,636
                                         ----------  ------------  ------------
STOCKHOLDERS' DEFICIT:
 Undesignated preferred stock, 964,365
  shares authorized in 1999 and 2000;
  none issued or outstanding...........         --            --            --
 Series A preferred stock, par value
  $.01, authorized, issued and out-
  standing 5,025,000 shares; aggregate
  liquidation preference of $502,500...     502,500       502,500       502,500
 Common stock, par value $.0015,
  13,333,333, 38,000,000 and 64,666,666
  shares authorized in 1998, 1999 and
  2000; issued and outstanding 333,333,
  575,806 and 924,984 shares in 1998,
  1999 and 2000, respectively..........         500           864         1,387
 Additional paid-in capital............      49,500    11,939,540    23,373,854
 Unearned stock option compensation....         --     (9,306,382)  (15,811,451)
 Accumulated deficit...................  (4,021,340)  (17,068,572)  (34,416,669)
                                         ----------  ------------  ------------
  Total stockholders' deficit..........  (3,468,840)  (13,932,050)  (26,350,379)
                                         ----------  ------------  ------------
 Commitments and contingencies
  TOTAL LIABILITIES AND STOCKHOLDERS'
   DEFICIT.............................  $8,755,371  $110,408,093  $103,277,499
                                         ==========  ============  ============

                See accompanying notes to financial statements.

                           EVOKE COMMUNICATIONS, INC.
                        (formerly VStream Incorporated)

                            STATEMENTS OF OPERATIONS

                          Period
                           from
                         inception
                          (April
                         17, 1997)
                            to                                     Three months ended
                         December   Years ended December 31,           March 31,
                         31, 1997   --------------------------  -------------------------
                                       1998          1999          1999          2000
                         ---------  -----------  -------------  -----------  ------------
                                                                      (unaudited)
Revenue................. $     --   $   674,887  $   2,246,054  $   220,282  $  1,858,693
Cost of revenue
 (exclusive of stock
 based compensation
 expense of $98,884,
 $19,102 and $62,179 for
 December 31, 1999,
 March 31, 1999 and
 March 31, 2000,
 respectively)..........   105,505      795,987      3,368,129      487,058     2,654,077
                         ---------  -----------  -------------  -----------  ------------
    Gross profit
     (loss).............  (105,505)    (121,100)    (1,122,075)    (266,776)     (795,384)
                         ---------  -----------  -------------  -----------  ------------
Operating expenses:
 Sales and marketing
  (exclusive of stock
  based compensation
  expense of
  $660,872, $390,014 and
  $301,863 for December
  31, 1999, March 31,
  1999 and March 31,
  2000, respectively)...    69,060    1,803,887      7,006,818    1,047,021    10,914,363
 Research and
  development (exclusive
  of stock based
  compensation expense
  of $143,748, $259 and
  $195,799 for December
  31, 1999, March 31,
  1999 and March 31,
  2000, respectively)...   362,584      779,811      1,005,864      148,191     1,104,029
 General and
  administrative,
  (exclusive of stock
  based compensation
  expense of $1,581,032,
  $815 and $3,620,808
  for December 31, 1999,
  March 31, 1999 and
  March 31, 2000,
  respectively).........   226,584      789,045      1,821,723      256,314     1,288,775
 Stock based
  compensation expense..       --           --       2,484,536      410,190     4,180,649
                         ---------  -----------  -------------  -----------  ------------
    Total operating
     expenses...........   658,228    3,372,743     12,318,941    1,861,716    17,487,816
                         ---------  -----------  -------------  -----------  ------------
    Loss from
     operations.........  (763,733)  (3,493,843)   (13,441,016)  (2,128,492)  (18,283,200)
                         ---------  -----------  -------------  -----------  ------------
Other income (expense):
 Interest income........    15,219      249,867        715,885       77,081     1,056,697
 Interest expense.......      (337)     (29,107)      (315,800)     (28,278)     (121,785)
 Other, net.............       --           594         (6,301)         --            191
                         ---------  -----------  -------------  -----------  ------------
    Total other income..    14,882      221,354        393,784       48,803       935,103
                         ---------  -----------  -------------  -----------  ------------
    Net loss............  (748,851)  (3,272,489)   (13,047,232)  (2,079,689)  (17,348,097)
Deemed dividend related
 to beneficial
 conversion feature of
 preferred stock........       --           --      99,999,999          --      1,181,318
                         ---------  -----------  -------------  -----------  ------------
    Net loss
     attributable to
     common
     stockholders....... $(748,851) $(3,272,489) $(113,047,231) $(2,079,689) $(18,529,415)
                         =========  ===========  =============  ===========  ============
 Loss per share--basic
  and diluted........... $   (4.42) $    (10.29) $     (259.44) $     (6.04) $     (23.23)
                         =========  ===========  =============  ===========  ============
Weighted average number
 of common shares
 outstanding--basic and
 diluted................   169,509      318,082        435,729      344,426       797,810
                         =========  ===========  =============  ===========  ============

                See accompanying notes to financial statements.

                           EVOKE COMMUNICATIONS, INC.
                        (formerly VStream Incorporated)

                      STATEMENTS OF STOCKHOLDERS' DEFICIT


                           Preferred Stock                                Unearned
                               Series A       Common Stock  Additional     stock
                          ------------------ --------------   paid-in      option     Accumulated
                           Shares    Amount  Shares  Amount   capital   compensation    deficit        Total
                          --------- -------- ------- ------ ----------- ------------  ------------  ------------
Balances at inception
 (April 17, 1997).......        --  $    --      --  $  --  $       --  $        --   $        --   $        --
 Issuance of common
  stock for cash........        --       --  150,000    225      22,275          --            --         22,500
 Issuance of common
  stock for rent
  abatement.............        --       --  166,667    250      24,750          --            --         25,000
 Short-term debt
  converted to Series A
  preferred stock.......  4,950,000  495,000     --     --          --           --            --        495,000
 Issuance of Series A
  preferred stock for
  services..............     75,000    7,500     --     --          --           --            --          7,500
 Net loss...............        --       --      --     --          --           --       (748,851)     (748,851)
                          --------- -------- ------- ------ ----------- ------------  ------------  ------------
Balances at December 31,
 1997...................  5,025,000  502,500 316,667    475      47,025          --       (748,851)     (198,851)
 Exercise of common
  stock options.........        --       --   16,666     25       2,475          --            --          2,500
 Net loss...............        --       --      --     --          --           --     (3,272,489)   (3,272,489)
                          --------- -------- ------- ------ ----------- ------------  ------------  ------------
Balances at December 31,
 1998...................  5,025,000  502,500 333,333    500      49,500          --     (4,021,340)   (3,468,840)
 Exercise of common
  stock options.........        --       --  209,140    314      47,172          --            --         47,486
 Common stock issued for
  cash..................        --       --   33,333     50      51,950          --            --         52,000
 Issuance of common
  stock options at less
  than fair value.......        --       --      --     --   11,790,918  (11,790,918)          --            --
 Amortization of
  unearned stock option
  compensation..........        --       --      --     --          --     2,484,536           --      2,484,536
 Net loss...............        --       --      --     --          --           --    (13,047,232)  (13,047,232)
                          --------- -------- ------- ------ ----------- ------------  ------------  ------------
Balances at December 31,
 1999...................  5,025,000  502,500 575,806    864  11,939,540   (9,306,382)  (17,068,572)  (13,932,050)
 Exercise of common
  stock options.........        --       --  249,178    373     277,496          --            --        277,869
 Common stock issued for
  cash..................        --       --  100,000    150     449,850          --            --        450,000
 Issuance of common
  stock warrant for
  marketing costs.......        --       --      --     --       21,250          --            --         21,250
 Issuance of common
  stock options at less
  than fair value.......        --       --      --     --    7,597,818   (7,597,818)          --            --
 Amortization of
  unearned stock option
  compensation..........        --       --      --     --          --     1,092,749           --      1,092,749
 Issuance of common
  stock to officers and
  directors at less than
  fair value............        --       --      --     --    3,087,900          --            --      3,087,900
 Net loss...............        --       --      --     --          --           --    (17,348,097)  (17,348,097)
                          --------- -------- ------- ------ ----------- ------------  ------------  ------------
Balances at March 31,
 2000 (unaudited).......  5,025,000 $502,500 924,984 $1,387 $23,373,854 $(15,811,451) $(34,416,669) $(26,350,379)
                          ========= ======== ======= ====== =========== ============  ============  ============

                See accompanying notes to financial statements.

                           EVOKE COMMUNICATIONS, INC.
                        (formerly VStream Incorporated)

                            STATEMENTS OF CASH FLOWS

                            Period
                             from
                          inception
                          (April 17,
                           1997) to                                 Three Months ended
                           December   Years Ended December 31,           March 31,
                           31, 1997   -------------------------  -------------------------
                                         1998          1999         1999          2000
                          ----------  -----------  ------------  -----------  ------------
                                                                       (unaudited)
Cash flows from
 operating activities:
Net loss................  $ (748,851) $(3,272,489) $(13,047,232) $(2,079,689) $(17,348,097)
Adjustments to reconcile
 net loss to net cash
 used by operating
 activities:
 Depreciation and
  amortization..........      40,620      263,521     1,608,133      189,481     1,443,523
 Loss on disposition of
  equipment.............         --         1,413         4,926          --          4,172
 Preferred stock issued
  for services..........       7,500          --            --           --            --
 Common stock issued for
  rent concessions......      25,000          --            --           --            --
 Stock based
  compensation..........         --           --      2,484,536      410,190     4,180,649
Changes in operating
 assets and liabilities:
  Accounts receivable...         --      (202,787)     (602,172)      31,820      (364,319)
  Prepaid expenses and
   other current
   assets...............     (69,417)     (56,473)     (401,461)       9,210      (557,996)
  Other assets..........      (5,727)     (13,937)     (100,175)     (28,367)   (1,032,510)
  Accounts payable and
   accrued expenses.....     187,683      300,839     3,876,126      498,351      (324,407)
                          ----------  -----------  ------------  -----------  ------------
Net cash used by
 operating activities...    (563,192)  (2,979,913)   (6,177,319)    (969,004)  (13,998,985)
                          ----------  -----------  ------------  -----------  ------------
Cash flows from
 investing activities:
Purchase of equipment,
 furniture and
 fixtures...............    (580,642)  (1,567,086)  (14,264,228)  (1,900,464)   (8,727,507)
Proceeds from
 disposition of
 equipment..............         --         6,920        13,432          --            --
Proceeds from maturity
 of investment
 securities ............         --     2,543,125     7,511,479    3,011,479           --
Purchase of investment
 securities.............         --    (7,493,973)   (2,560,631)  (2,513,247)          --
Purchase of investment
 in privately-held
 company................         --           --            --           --     (2,000,000)
Loan to Contigo
 Software, Inc..........         --           --            --           --       (300,000)
Other...................      (3,094)         --            --           --            --
                          ----------  -----------  ------------  -----------  ------------
Net cash used by
 investing activities...    (583,736)  (6,511,014)   (9,299,948)  (1,402,232)  (11,027,507)
                          ----------  -----------  ------------  -----------  ------------
Cash flows from
 financing activities:
Net proceeds from
 issuance of preferred
 stock..................   1,063,500    9,777,149    99,794,138          --      4,999,999
Proceeds from issuance
 of common stock........      22,500        2,500        99,486        2,875       727,869
Proceeds from debt......     495,000      852,250     4,458,153    2,366,002           --
Payments on debt........         --      (353,500)     (862,009)    (149,597)     (312,023)
                          ----------  -----------  ------------  -----------  ------------
Net cash provided by
 financing activities...   1,581,000   10,278,399   103,489,768    2,219,280     5,415,845
                          ----------  -----------  ------------  -----------  ------------
Increase (decrease) in
 cash and cash
 equivalents............     434,072      787,472    88,012,501     (151,956)  (19,610,647)
Cash and cash
 equivalents at
 beginning of period....         --       434,072     1,221,544    1,221,544    89,234,045
                          ----------  -----------  ------------  -----------  ------------
Cash and cash
 equivalents at end of
 period.................  $  434,072  $ 1,221,544  $ 89,234,045  $ 1,069,588  $ 69,623,398
                          ==========  ===========  ============  ===========  ============
Supplemental cash flow
 information -
interest paid in cash...  $      337  $    22,258  $    195,429  $    16,506  $     87,083
                          ==========  ===========  ============  ===========  ============
Supplemental noncash
 investing and financing
 activities:
Short-term debt and
 accrued interest
 converted to preferred
 stock..................  $  495,000  $   506,849  $    180,000  $    75,000  $        --
                          ==========  ===========  ============  ===========  ============
Accounts payable
 incurred for purchases
 of fixed assets........  $      --   $   395,038  $  5,064,563  $ 1,254,402  $  3,762,234
                          ==========  ===========  ============  ===========  ============

                See accompanying notes to financial statements.

                           EVOKE COMMUNICATIONS, INC.
                        (formerly VStream Incorporated)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                 December 31, 1998 and 1999 and March 31, 2000

(Information as of March 31, 2000 and for the three-months ended March 31, 1999 and 2000 is unaudited)

(1)Summary of Significant Accounting Policies

    (a) Business and Basis of Financial Statement Presentation

   Evoke Communications, Inc., formerly VStream Incorporated, (the Company), was incorporated under the laws of the State of Delaware on April 17, 1997. The Company is an Internet communication services provider that allows users to communicate and exchange voice, video and visuals in a simple, cost-effective manner through web-based applications and technologies. The Company operates in a single segment.

   The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   The accompanying unaudited financial information as of March 31, 2000 and for the three months ended March 31, 1999 and 2000 has been prepared in accordance with generally accepted accounting principles for interim financial information. All significant adjustments, consisting of only normal and recurring adjustments, that, in the opinion management, are necessary for a fair presentation of the results of operations and cash flows for the three months ended March 31, 1999 and 2000 have been included. Operating results for the three months ending March 31, 1999 and 2000 are not necessarily indicative of the results that may be expected for the full year.

   Certain prior year balances have been reclassified to conform with the current year presentation.

    (b) Cash Equivalents

   All highly liquid investments purchased with maturities of three months or less are considered to be cash equivalents. Cash equivalents consist of money market accounts at two financial institutions.

    (c) Equipment, Furniture and Fixtures, and Leasehold Improvements

   Equipment, furniture and fixtures, and leasehold improvements are recorded at cost. Depreciation and amortization are calculated using the straight-line method over the estimated useful lives of the assets which range from three to ten years.

    (d) Income Taxes

   The Company uses the asset and liability method of accounting for income taxes as prescribed by Statement of Financial Accounting Standard No. 109, Accounting for Income Taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The resulting deferred tax assets and liabilities are adjusted to reflect changes in tax laws or rates in the period of enactment.

                           EVOKE COMMUNICATIONS, INC.
                        (formerly VStream Incorporated)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


   The Company's stockholders elected to be taxed as a subchapter S Corporation at inception. Accordingly, taxable income or loss was reported in the tax returns of the stockholders until the subchapter S election was terminated on September 2, 1997.

    (e) Fair Value of Financial Instruments

   The carrying amounts of certain of the Company's financial instruments, including accounts receivable and accounts payable and accrued expenses, approximate fair value because of their short maturities. Because the interest rates on the Company's note payable obligations reflect market rates and terms, the fair values of these instruments approximate carrying amounts.

    (f) Revenue Recognition

   Web conferencing customers are charged a per-minute fee based on each phone participant's actual time on the conference, which is recognized as revenue upon completion of the conference. Customers are charged a fee to upload visuals for web conferences, which is also recognized as revenue upon completion of the conference.

   Web streaming customers are charged for content encoding and hosting. Content encoding is the conversion of the customer's media into formats which can be accessed over the internet using widely available media players and, for some customers, indexing the media to facilitate search and reporting capabilities. Revenue from content encoding is recognized when the content is available for viewing over the internet. Hosting is the maintenance of the content on the Company's servers and, for some customers, providing access to information about content usage. Revenue related to content hosting is recognized ratably over the hosting period, generally ranging from one to six months.

   In 1997 and 1998 all of the Company's revenue was attributable to web streaming. In 1999 web conferencing and web streaming represented 41% and 59%, respectively, of total revenue. For the three months ended March 31, 2000 web conferencing and web streaming represented 72% and 28%, respectively, of total revenue.

    (g) Impairment of Long-Lived Assets and Assets to Be Disposed Of

   In accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, the Company periodically evaluates the carrying value of long-term assets when events and circumstances warrant such review. The carrying value of a long lived asset is considered impaired when the anticipated undiscounted cash flows from such asset is separately identifiable and is less than the carrying value. In that event a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the long-lived asset. Fair market value is determined by reference to quoted market prices, if available, or the utilization of certain valuation techniques such as using the anticipated cash flows discounted at a rate commensurate with the risk involved. Assets to be disposed of are reported at the lower of the carrying amount or fair value, less costs to sell. No impairment was recognized in 1997, 1998 or 1999.

    (h) Stock Based Compensation

   The Company accounts for its stock option plan in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense is recorded on the date of grant only if the current market price of the

                           EVOKE COMMUNICATIONS, INC.
                        (formerly VStream Incorporated)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


underlying stock exceeds the exercise price. Under SFAS No. 123, Accounting for Stock-Based Compensation (SFAS 123), entities are permitted to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income disclosures for employee stock option grants as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosures required by SFAS No. 123.

   The Company accounts for non-employee stock based awards in which goods or services are the consideration received for the equity instruments issued based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.

    (i) Product Development Costs

   The Company capitalizes certain qualifying computer software costs incurred during the application development stage in accordance with Statement of Position No. 98-1 "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" (SOP 98-1) issued by the American Institute of Certified Public Accountants, which was adopted by the Company as of January 1, 1999. These costs are amortized over the software's estimated useful life.

   Other research and development costs are expensed as incurred.

    (j) Loss Per Share

   Loss per share is presented in accordance with the provisions of Statement of Financial Accounting Standards No. 128, Earnings Per Share (SFAS 128). Under SFAS 128, basic earnings (loss) per share (EPS) excludes dilution for potential common stock and is computed by dividing income or loss available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issued common stock were exercised or converted into common stock. Basic and diluted EPS are the same in 1997, 1998, 1999 and the three months ended March 31, 1999 and 2000 as all potential common stock instruments are antidilutive.

(2)INVESTMENT SECURITIES

   All investment securities consist of short-term investments carried at amortized cost (which approximates market value), as follows:

                                                                   December 31,
                                                                       1998
                                                                   ------------
      U.S. Government securities.................................. $    510,590
      U.S. Government agencies....................................    2,950,191
      Commercial paper............................................    1,490,067
                                                                   ------------
                                                                    $ 4,950,848
                                                                   ============

   At December 31, 1999, the Company did not hold any investment securities.

                           EVOKE COMMUNICATIONS, INC.
                        (formerly VStream Incorporated)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


(3)PROPERTY AND EQUIPMENT

   Property and equipment consists of the following:

                                          December 31,
                                     -----------------------     March 31,
                                        1998        1999         2000
                                     ----------  -----------  -----------
                                                              (unaudited)
Computers and office equipment...... $2,239,840  $18,642,894  $24,490,990
Computer software...................    206,382    1,463,608    4,201,482
Furniture and fixtures..............     87,650    1,153,430    1,373,059
Leasehold improvements..............        --       184,884      675,393
                                     ----------  -----------  -----------
                                      2,533,872   21,444,816   30,740,924
Less accumulated depreciation and
 amortization.......................   (302,495)  (1,905,558)  (3,347,535)
                                     ----------  -----------  -----------
                                     $2,231,377  $19,539,258  $27,393,389
                                     ==========  ===========  ===========

   In the year ended December 31, 1999 and the three months ended March 31, 2000, the Company capitalized $242,961 and $59,286, respectively, of software application development costs in accordance with SOP 98-1. These costs are being amortized over 18 months from the time the software is ready for its intended use. Amortization of these costs totaled $119,135 for the year ended December 31, 1999 and $40,494 for the three months ended March 31, 2000.

(4)DEBT

   On January 7, 1999, the Company entered into a loan and security agreement with a total commitment of $3,000,000. In connection with obtaining this commitment, the Company issued warrants to purchase 86,538 shares of Series C Preferred stock to the lender. The exercise price of the warrants is $1.04 per share and the warrants expire upon the earlier of January 6, 2009 or 5 years from the closing of an initial public offering. Draws under this agreement are repaid over 37 months, with interest at the 36 month Treasury note rate, plus 275 basis points. An additional payment of 9% of the amount financed is payable at the end of the term of the loan. This additional amount will be included in interest expense over the term of the agreement. The fair value of the warrants was $75,000 and will be included in interest expense over the term of the agreement. During 1999, the Company borrowed, in four separate draws, the entire commitment of $3,000,000. The interest rate ranges from 7.41% to 8.40%. The loan and security agreement is secured by substantially all business assets except those specifically secured by the debt facility described below. At December 31, 1999, the balance due under this agreement is $2,237,488, of which $976,692 is current. At March 31, 2000, the balance due under this agreement is $2,000,384, of which $995,861 is current.

   On September 30, 1999, the Company entered into a promissory note and its related master loan and security agreement dated September 10, 1999, for $1,502,623. In connection with obtaining this commitment, the Company issued warrants to purchase 15,026 shares of Series D Preferred stock to the lender. The exercise price of the warrants is $3.00 per share and the warrants expire on September 29, 2004. The draw under this agreement is repaid over 42 months, with interest at 13.33%. The promissory note is secured by the equipment that was financed. The fair value of the warrants was $105,000 and will be included in interest expense over the term of the agreement. At December 31, 1999, the balance due under this agreement is $1,358,656, of which $359,209 is current. At March 31, 2000, the balance due under this agreement is $1,283,737 of which $385,509 is current.

                           EVOKE COMMUNICATIONS, INC.
                        (formerly VStream Incorporated)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)



   Long-term debt, all of which was incurred in 1999, consists of the following:

                                                      December 31,   March 31,
                                                          1999         2000
                                                      ------------  -----------
                                                                    (unaudited)
Balance.............................................. $  3,596,144  $ 3,284,121
Less current portion.................................   (1,335,901)  (1,381,370)
                                                      ------------  -----------
Long-term debt, excluding current portion............ $  2,260,243  $ 1,902,751
                                                      ============  ===========

   The aggregate maturities for long-term debt for each of the years subsequent to December 31, 1999 are as follows: 2000--$1,335,901; 2001--$1,481,487; 2002--
$691,263; 2003--$87,493.

(5)INCOME TAXES

   Income tax benefit relating to losses incurred differs from the amounts that would result from applying the federal statutory rate as follows:

                         Period from   Years ended December      Three months ended
                         inception to           31,                   March 31,
                         December 31, ------------------------  ----------------------
                             1997        1998         1999        1999        2000
                         ------------ -----------  -----------  ---------  -----------
                                                                     (unaudited)
Expected tax benefit....  $(254,609)  $(1,112,646) $(4,436,059) $(707,094) $(6,071,834)
State income taxes, net
 of federal benefit.....    (27,830)     (179,673)    (654,770)  (104,368)  (1,016,302)
Change in valuation
 allowance for deferred
 tax assets.............    224,883     1,321,913    4,792,361    736,845    6,925,319
Stock compensation......        --            --       316,792     79,198      350,000
S corporation loss......     64,263           --           --         --           --
Other, net..............     (6,707)      (29,594)     (18,324)    (4,581)    (187,183)
                          ---------   -----------  -----------  ---------  -----------
  Actual income tax
   benefit..............  $     --    $       --   $       --   $     --   $       --
                          =========   ===========  ===========  =========  ===========

   Temporary differences that give rise to the components of deferred tax assets are as follows:

                                                                     March 31,
                                             1998         1999         2000
                                          -----------  -----------  -----------
                                                                    (unaudited)
Net operating loss carryforwards......... $ 1,437,015  $ 5,933,827  $11,469,150
Depreciation and amortization............      48,684     (393,582)    (514,336)
Stock based compensation.................         --       594,216    1,888,360
Other, net...............................      61,097      204,896      421,302
                                          -----------  -----------  -----------
  Gross deferred tax asset...............   1,546,796    6,339,157   13,264,476
Valuation allowance......................  (1,546,796)  (6,339,157) (13,264,476)
                                          -----------  -----------  -----------
  Net deferred tax asset................. $       --   $       --   $       --
                                          ===========  ===========  ===========

                           EVOKE COMMUNICATIONS, INC.
                        (formerly VStream Incorporated)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)



   At December 31, 1999, the Company had net operating loss carryforwards for federal income tax purposes of approximately $15,100,000, which are available to offset future federal taxable income, if any, through 2019. Management believes the utilization of the carryforwards will be limited by Internal Revenue Code Section 382 relating to changes in ownership, as defined.

   Due to the uncertainty regarding the realization of the deferred tax assets relating to the net operating loss carryforwards and other temporary differences, a valuation allowance has been recorded for the entire amount of the Company's deferred tax assets at December 31, 1998 and 1999 and March 31, 2000.

(6)PREFERRED STOCK AND STOCKHOLDERS' DEFICIT

 (a)Mandatorily Redeemable Convertible and Convertible Preferred Stock

   The Company has five classes of preferred stock (Series A, Series B, Series C, Series D and Series E) outstanding. The preferred stock is convertible at any time, at the option of the holder, into common stock at March 31, 2000 as follows (unaudited):

                        Preferred
                         Shares                        Conversion                       Common
                       Outstanding                        Rate                          Shares
                       -----------                     ----------                       ------
   Series A             5,025,000                          0.67                        3,350,000
   Series B                10,635                        128.21                        1,363,461
   Series C             9,953,935                          0.67                        6,635,956
   Series D            33,333,333                          0.67                       22,222,222
   Series E               686,813                          0.67                          457,875

   Series B, C, D and E shares are mandatorily redeemable. All preferred stock has voting rights on an as converted basis and liquidation preferences equal to the stated amount of preferred shares issued.

   Each share of preferred stock is automatically converted to common stock at the time of an initial public offering, provided certain offering parameters are met. Each holder of preferred stock is entitled to cash dividends, when and if declared by the Board of Directors. In the event dividends are paid on any shares of common stock, an additional dividend shall be paid with respect to all outstanding shares of preferred stock in an equal amount per share (on an as-converted basis) to the amount paid for each share of common stock.

   Series B, Series C and Series D preferred stock were issued in 1997, 1998 and 1999 for $100, $1.04 and $3.00 per share, respectively. All issuances were for cash, except for 487,355 shares of Series C Preferred stock issued upon conversion of $506,861 of convertible debt and related accrued interest. The Company is required to redeem a number of shares of Series B, Series C and Series D preferred stock equal to 33 1/3% of the total number of shares issued under the applicable purchase agreement (or such lesser number than outstanding) in three annual installments commencing on May 27, 2004. The price per share is the applicable liquidation value.

   Based on the beneficial conversion terms of the Series D preferred stock, assuming an initial public offering price of $13.50 per share, the Company recorded a deemed dividend related to the beneficial conversion feature and increased net loss attributable to common stockholders by approximately $100 million in 1999, in accordance with Emerging Issues Task Force Bulletin 98-5, "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios (EITF 98-5)"

                           EVOKE COMMUNICATIONS, INC.
                        (formerly VStream Incorporated)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)



   The Series E preferred stock was issued for cash in March 2000 at $7.28 per share. See note 10 for further information related to the Series E preferred stock issuance.

 (b)Stock Options

   In 1997, the Company adopted a stock option/stock issuance plan (the Plan) pursuant to which the Company's Board of Directors may issue common shares and grant incentive stock options and non-statutory stock options to employees, directors and consultants. The Plan authorizes common stock issuances and grants of options to purchase up to 2,766,666 shares of authorized but unissued common stock. In February 2000 the Company adopted the 2000 Equity Incentive Plan which amended and restated the 1997 stock option/stock issuance plan. The number of shares available for issuance was increased to 11,666,666 shares of authorized but unissued common stock. At March 31, 2000, there were 7,804,721 additional shares available for grant or issuance under the Plan. Stock options are granted with an exercise price equal to the fair market value of the common shares at the date of grant as determined by the Compensation Committee of the Company's Board of Directors. Incentive and non-statutory stock options generally have ten-year terms and vest over one to four years. The options are exercisable upon grant; however, shares issued upon exercise are restricted and subject to repurchase at the exercise price if employees terminate prior to the vesting of their shares.

   The Company utilizes APB Opinion No. 25 in accounting for its Plan and, accordingly, because the Company generally grants options at fair value, no compensation cost has been recognized in the accompanying financial statements for stock options granted in 1997 and 1998. In 1999, a total of 1,373,167 options and 33,333 common shares were granted with exercise prices and purchase prices less than fair value, resulting in total compensation, net of forfeitures, to be recognized over the vesting period of $11,790,918, of which $2,484,535 was recognized in 1999 and $410,190 and $866,543 was recognized in the three months ended March 31, 1999 and 2000, respectively. In 2000, a total of 1,668,567 options and 352,000 common shares were granted with exercise prices and purchase prices less than fair value, resulting in total compensation, net of forfeitures, to be recognized over the vesting period of $10,685,718 of which $3,314,106 was recognized in the three months ending March 31, 2000. The per share weighted-average fair value of stock options granted during 1997, 1998 and 1999 was $.05, $.11 and $12.02, respectively, using the Black Scholes option-pricing model with the following weighted-average assumptions: no expected dividends, zero volatility, risk-free interest rate of 6%, and an expected life of 6 years. If the Company determined compensation cost based on the fair value of the options at the grant date under SFAS No. 123, the Company's 1998 and 1999 net loss attributable to common stockholders would have been approximately $3,301,489 and $113,459,028, respectively, and the net loss per share attributable to common stockholders would have been approximately $10.38 and $260.39, respectively. The effect on 1997 would not have been significant.

                          EVOKE COMMUNICATIONS, INC.
                        (formerly VStream Incorporated)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)



   Stock option activity during 1997, 1998 and 1999 and the three months ended March 31, 2000 is as follows:

                                                     Number of  Weighted-average
                                                      shares     exercise price
                                                     ---------  ----------------
Balance at inception (April 17, 1997)...............       --        $ --
  Granted at fair value.............................   553,333        0.15
                                                     ---------
Balance at December 31, 1997........................   553,333        0.15
  Granted at fair value.............................   485,667        0.24
  Exercised.........................................   (16,667)       0.15
  Cancelled.........................................  (169,000)       0.15
                                                     ---------
Balance at December 31, 1998........................   853,333        0.20
  Granted at less than fair value................... 1,373,167        1.16
  Exercised.........................................  (209,139)       0.23
  Cancelled.........................................  (438,904)       0.41
                                                     ---------
Balance at December 31, 1999........................ 1,578,457        0.98
  Granted at less than fair value................... 1,668,567        8.67
  Exercised.........................................  (249,178)       1.11
  Cancelled.........................................  (112,884)       1.58
                                                     ---------
Balance at March 31, 2000 (unaudited)............... 2,884,962        5.40
                                                     =========

   At March 31, 2000, the weighted-average remaining contractual life of outstanding options was approximately 9.53 years, with exercise prices ranging from $0.15 to $10.80 per share. All of the Company's outstanding options are exercisable at March 31, 2000. Restricted shares issued for options exercised which are subject to repurchase totaled 161,890 shares at March 31, 2000.

   The following table summarizes information about stock options outstanding at March 31, 2000 (unaudited):

                               Options outstanding
       ------------------------------------------------------------------------
                                          Weighted average
          Range of          Number           remaining         Weighted average
       exercise prices    outstanding     contractual life      exercise price
       ---------------    -----------     ----------------     ----------------
       $0.15  --  0.38       390,040            7.89                $0.20
        0.78  --  1.28       197,333            9.17                 1.26
        1.56  --  4.50     1,012,855            9.68                 2.52
        9.30  -- 10.80     1,284,734            9.98                 9.87
                           ---------
                           2,884,962
                           =========

   In addition, the Company has granted stock purchase rights under the Plan for the purchase of 502,000 shares of common stock, of which 252,000 are outstanding at March 31, 2000, with exercise prices ranging from $4.50 to $10.80 per share.

 (c)Stock Purchase Warrants

   In March 1998, the Company issued $500,000 in convertible subordinated promissory notes. These notes were subsequently converted to Series C Preferred stock. Warrants to purchase 12,018 shares of Series C Preferred stock at $1.04 per share were issued to the lenders in connection with issuance of the convertible

                           EVOKE COMMUNICATIONS, INC.
                        (formerly VStream Incorporated)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


subordinated promissory notes. The warrants are exercisable and must be exercised by March 31, 2002 or earlier, upon an initial public offering or change in ownership of the Company.

   In April 1998, the Company amended a line of credit agreement. As a result, on May 31, 1998 the Company issued 4,206 warrants to purchase Series C Preferred stock. The warrants are exercisable at $1.04 per share and expire on May 30, 2008. The estimated fair value of all warrants issued in 1998 was not significant.

   In January 1999, in the connection with obtaining a $3.0 million loan, the Company issued warrants to purchase 86,538 shares of Series C Preferred stock. The warrants are exercisable at $1.04 per share and will expire upon the earlier of January 6, 2009 or 5 years from the closing of an initial public offering. The fair value of the warrants was $75,000, as determined using the Black-Scholes option pricing model with the following assumptions: no expected dividends, 75% volatility, risk-free interest rate of 6% and an expected life of 10 years. The fair value of the warrants will be included in interest expense over the term of the agreement.

   In September 1999, in connection with obtaining a $1.5 million master loan and security agreement, the Company issued warrants to purchase 15,026 shares of Series D Preferred stock. The warrants are exercisable at $3.00 per share and will expire on September 29, 2004. The fair value of the warrants was $105,000, as determined using the Black-Scholes option pricing model with the following assumptions: no expected dividends, 75% volatility, risk-free interest rate of 6% and an expected life of 5 years. The fair value of the warrants will be included in interest expense over the term of the agreement.

   In January 2000, the Company issued a warrant to purchase 3,703 shares of common stock. The warrant is in exchange for certain marketing costs and were expensed as sales and marketing costs at the grant date. The warrants were exercisable at the date of grant and are not contingent on counterparty performance. The fair value of the warrant was $21,250 as determined using the Black-Scholes option pricing model with the following assumptions: no expected dividends, 75% volatility, risk-free interest rate of 6.5% and a term of one year.

(7) COMMITMENTS AND CONTINGENCIES

 (a)Leases

   The Company leases office facilities under various operating lease agreements that expire through 2009. Two of the office facilities are leased from entities who are controlled by either directors or former directors of the Company. Rent expense related to these leases was $54,908, $103,635 and $305,049 for the years ended December 31, 1997, 1998 and 1999, respectively. Future minimum lease payments are as follows:

                                                                      Portion
                                                                    attributable
                                                                     to related
                                                           Total      parties
                                                         ---------- ------------
     2000............................................... $1,098,918  $  858,210
     2001...............................................    950,961     858,210
     2002...............................................    854,119     793,397
     2003...............................................    797,654     747,102
     2004...............................................    798,918     747,102
     Thereafter.........................................  3,654,957   3,548,735
                                                         ----------  ----------
     Total future minimum lease payments................ $8,155,527  $7,552,756
                                                         ==========  ==========

                           EVOKE COMMUNICATIONS, INC.
                        (formerly VStream Incorporated)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

   Total rent expense for the years ended December 31, 1997, 1998 and 1999 was $54,908, $132,183 and $529,872, respectively.

   In March 2000, the Company executed three leases for additional office space. Rent expense under the leases will be approximately $33,500 per month with a combined total commitment of approximately $2,050,000 through March 2007.

 (b) Purchase Commitments

   At March 31, 2000, the Company had commitments outstanding for software licenses and associated maintenance and royalties of approximately $2,150,000, all of which will be expended through December 2001. In connection with the commitments, the Company received a warrant to purchase 1,000,000 shares of Series B Preferred stock of AudioTalk Networks, Inc. (AudioTalk), a privately held company. The warrant had an exercise price of $2.00 a share and expires on June 30, 2001. Due to the lack of a readily determinable fair market value for securities of the issuer, no value was attributed to the warrant at December 31, 1999. The Company exercised the warrant in March 2000 and the warrant is recorded at cost as of March 31, 2000. In April 2000 AudioTalk was acquired by HearMe, a publicly traded company. As a result, the Company received cash of $647,811 and 313,551 shares of HearMe common stock in exchange for its AudioTalk shares. The HearMe common stock will initially be recorded at the cost basis of the Audiotalk shares. The receipt of cash will reduce the cost basis of the investment in the HearMe stock. As an available-for-sale investment security, unrealized gains and losses will be excluded from earnings and reported as a separate component of stockholders' equity until realized.

   In 1999, the Company entered into arrangements for sales and marketing services totaling $20 million to be expended over the next two years. The commitment remaining at March 31, 2000 was approximately $16.4 million. In April 2000, the Company entered into additional arrangements for advertising and other media services totaling $16.0 million to be expended over the next two years.

 (c)Employment Contracts

   The Company has employment agreements with three of its executive officers. The agreements continue until terminated by the executive or the Company, and provides for a termination payment under certain circumstances. As of March 31, 2000, the Company's liability would be approximately $2 million if the officers were terminated under certain conditions (as defined in the agreements).

   In March 2000, the Company entered into an employment agreement with a new chief financial officer. As a part of the agreement, the Company agreed to sell 250,000 shares of common stock at $4.50 per share and granted options for the purchase of 800,000 shares of common stock at $9.30 per share. As the price of the common stock and the option exercise price were less than the fair value of the common stock, the Company will recognize $5,610,000 of compensation expense, of which $2,250,000 was recognized in the three months ended March 31, 2000 and $3,360,000 will be recognized over the remainder of the four year vesting period of the options.

 (d)Litigation

   From time to time, the Company has been subject to litigation and claims in the ordinary course of business. In March 2000, a claim was filed against the Company alleging trademark and service mark

                           EVOKE COMMUNICATIONS, INC.
                        (formerly VStream Incorporated)

                   NOTES TO FINANCIAL STATEMENTS--(Continued) infringement. While it is not possible to predict or determine the financial outcome of these matters, management does not believe they should result in a materially adverse effect on the Company's financial position, results of operations or liquidity.

(8)EMPLOYEE BENEFIT PLAN

   The Company adopted, effective January 1, 1998, a defined contribution 401(k) plan that allows eligible employees to contribute up to 15% of their compensation up to the maximum allowable amount under the Internal Revenue Code. In 1999, the Company made a discretionary employer matching contribution of $13,072 and did not make a discretionary employer profit sharing contribution. The Company did not make a discretionary employer matching or profit sharing contribution to the plan in 1998.

(9)SIGNIFICANT CUSTOMERS AND SUPPLIERS

   In 1999, the Company had sales to two customers representing 21% and 9% of total revenue, respectively. The receivables due from these customers at December 31, 1999 were $250,000 and $42,837, respectively. In 1998, the Company's sales to these two customers represented 19% and 52% of total revenue, respectively. The receivable due from one of these customers at December 31, 1998 totaled $120,640. In the quarter ended March 31, 2000, the Company had sales to one customer representing 12% of total revenue.

   The Company purchases key components of its telephony technology platform from a single supplier. These components form the basis of the Company's telephony technology platform, upon which the majority of offered services rely. The Company has no guaranteed supply arrangements nor a contract with the supplier of these components. In 1999, the Company purchased $5,990,000 in equipment from this key supplier.

(10) SUBSEQUENT EVENTS

   On March 29, 2000, the Company issued 686,813 shares of Series E preferred stock at $7.28 per share and a warrant to purchase 858,416 shares of Series E preferred stock for an aggregate purchase price of $5.0 million. The warrant is exercisable upon issuance at the lesser of $10 per share or the initial public offering price of the Company's common stock and expires in March 2003. The fair value of the warrant is estimated to be $4.1 million, as determined using the Black-Scholes option pricing model with the following assumptions: no expected dividends, 75% volatility, risk-free interest rate of 6.5% and a term of 3 years. The fair value of the warrant will be separately recorded as warrants for the purchase of mandatorily redeemable preferred stock and as a reduction in the Series E preferred stock. In addition, $350,000 was recorded as prepaid advertising costs related to future services to be provided to the Company by the preferred stockholder. The preferred stock will be accreted to its issuance price over the period from issuance to redemption in March 2003. Based on the beneficial conversion terms of the preferred stock, assuming an initial public offering price of $13.50 per share, the Company has recorded a deemed dividend related to the beneficial conversion feature and increased net loss attributable to common stockholders for the three months ended March 31, 2000 by $1,181,318 at the date of issuance in accordance with EITF 98-5.

   On June 9, 2000, the Company entered into an agreement with @viso Limited, a European-based venture capital firm, to form Evoke Communications, B.V., a Netherlands corporation (Evoke Europe). Pursuant to this agreement, the Company will make net cash payments of approximately $5.5 million to Evoke Europe, approximately $5.3 million of which will be repaid under the terms of a promissory note, grant a technology license to Evoke Europe and be issued common stock representing a 51% ownership of Evoke Europe.

                           EVOKE COMMUNICATIONS, INC.
                        (formerly VStream Incorporated)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

   On June 16, 2000, the Company acquired Contigo Software, Inc. (Contigo) for cash of $6.1 million and 4,425,176 shares of common stock in exchange for all the outstanding shares of Contigo capital stock. The Company also issued 1,574,831 common stock options in exchange for outstanding Contigo stock options. In addition, the Company may be required to pay additional consideration of up to $1.0 million for potential taxes, if assessed, related to the acquisition.

   On July 13, 2000, the Company completed a two-for-three reverse split of all outstanding shares of common stock. All share and per share information in the accompanying financial statements has been adjusted to reflect the reverse split.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

   On June 16, 2000, Evoke acquired Contigo in exchange for $6.1 million in cash and 4,425,176 shares of Evoke common stock. The Company also issued 1,574,831 common stock options in exchange for outstanding Contigo stock options. The acquisition will be accounted for using the purchase method of accounting.

   The unaudited pro forma condensed combined balance sheet assumes that the Contigo acquisition occurred on March 31, 2000 and includes the March 31, 2000 historical balance sheets of Evoke and Contigo adjusted for the pro forma effects of the acquisition. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 1999 and three months ended March 31, 2000 assume that the Contigo acquisition had occurred on January 1, 1999, and include the historical statements of operations of Evoke and Contigo for the year ended December 31, 1999 and three months ended March 31, 2000 adjusted for the pro forma effects of the acquisition.

   The unaudited pro forma condensed combined statement of operations is not necessarily indicative of the results of operations that would actually have occurred if the transaction had been consummated as of January 1, 1999 and is not intended to indicate the expected results for any future period. These statements should be read in conjunction with the historical consolidated financial statements and related notes thereto of Evoke and Contigo included in this prospectus and "Management's Discussion and Analysis of Financial Condition and the Results of Operations." Due to the risks, difficulties and uncertainties surrounding the integration of Contigo if the acquisition occurs, Contigo's historical financial results may not be indicative of Contigo's future financial results.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                 MARCH 31, 2000

                                                                          Pro Forma
                                                   Evoke       Contigo   Adjustments        Total
ASSETS                                          ------------  ---------- -----------     ------------
Current assets:
  Cash and cash equivalents...................  $ 69,623,398  $3,953,000 $(6,600,000)(1) $ 66,976,398
  Accounts receivable.........................     1,159,780     754,000         --         1,913,780
  Prepaid expenses and other current assets...     1,947,344      51,000    (300,000)(4)    1,698,344
                                                ------------  ---------- -----------     ------------
    Total current assets......................    72,730,522   4,758,000  (6,900,000)      70,588,522
Property and equipment, net...................    27,393,389     489,000         --        27,882,389
Goodwill......................................           --          --   80,300,000 (2)   80,300,000
Other assets..................................     3,153,588      67,000         --         3,220,588
                                                ------------  ---------- -----------     ------------
    Total assets..............................  $103,277,499  $5,314,000 $73,400,000     $181,991,499
                                                ============  ========== ===========     ============
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable............................  $  8,556,659  $  395,000 $       --      $  8,951,659
  Current portion of long term debt...........     1,381,370      14,000         --         1,395,370
  Accrued expenses and other..................       952,364   1,160,000    (300,000)(4)    1,812,364
  Deferred revenue............................       163,098     355,000         --           518,098
                                                ------------  ---------- -----------     ------------
    Total current liabilities.................    11,053,491   1,924,000    (300,000)      12,677,491
Long term debt, less current portion..........     1,902,751      53,000         --         1,955,751
                                                ------------  ---------- -----------     ------------
    Total liabilities.........................    12,956,242   1,977,000    (300,000)      14,633,242
Mandatorily redeemable preferred stock........   116,671,636         --          --       116,671,636
Stockholders' equity (deficit)................   (26,350,379)  3,337,000  73,700,000 (3)   50,686,621
                                                ------------  ---------- -----------     ------------
Total liabilities and stockholders' equity
 (deficit)....................................  $103,277,499  $5,314,000 $73,400,000     $181,991,499
                                                ============  ========== ===========     ============


   See notes to unaudited pro forma condensed combined financial information.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999

                                                       Pro Forma
                              Evoke        Contigo    Adjustments          Total
                          -------------  -----------  ------------     -------------
Revenue.................  $   2,246,054  $ 3,194,000  $        --      $   5,440,054
Cost of revenue.........      3,368,129      164,000           --          3,532,129
                          -------------  -----------  ------------     -------------
    Gross profit
     (loss).............     (1,122,075)   3,030,000           --          1,907,925
                          -------------  -----------  ------------     -------------
Operating expenses:
  Sales and marketing...      7,006,818    1,611,000           --          8,617,818
  Research and
   development..........      1,005,864    1,091,000           --          2,096,864
  General and
   administrative.......      1,821,723    1,360,000           --          3,181,723
  Stock option
   compensation
   expense..............      2,484,536      986,000           --          3,470,536
  Amortization of
   goodwill ............            --           --     26,800,000 (5)    26,800,000
                          -------------  -----------  ------------     -------------
    Total operating
     expenses...........     12,318,941    5,048,000    26,800,000        44,166,941
                          -------------  -----------  ------------     -------------
    Loss from
     operations.........    (13,441,016)  (2,018,000)  (26,800,000)      (42,259,016)
                          -------------  -----------  ------------     -------------
Other income (expense):
  Interest income.......        715,885       66,000      (336,000)(6)       445,885
  Interest expense......       (315,800)         --            --           (315,800)
  Other, net............         (6,301)       3,000           --             (3,301)
                          -------------  -----------  ------------     -------------
    Total other income..        393,784       69,000      (336,000)          126,784
                          -------------  -----------  ------------     -------------
Net loss................    (13,047,232)  (1,949,000)  (27,136,000)      (42,132,232)
Deemed dividend related
 to beneficial
 conversion of feature
 of preferred stock.....     99,999,999          --            --         99,999,999
                          -------------  -----------  ------------     -------------
Net loss attributable to
 common stockholders....  $(113,047,231) $(1,949,000) $(27,136,000)    $(142,132,231)
                          =============  ===========  ============     =============
Loss per share--basic
 and diluted............  $     (259.44)                               $      (29.24)
                          =============                                =============
Weighted average number
 of common shares
 outstanding--basic and
 diluted................        435,729                  4,425,176 (7)     4,860,905
                          =============               ============     =============


   See notes to unaudited pro forma condensed combined financial information.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 2000

                                                    Pro Forma
                            Evoke       Contigo    Adjustments        Total
                         ------------  ----------  -----------     ------------
Revenue................. $  1,858,693  $1,309,000  $       --      $  3,167,693
Cost of revenue.........    2,654,077      70,000          --         2,724,077
                         ------------  ----------  -----------     ------------
    Gross profit
     (loss).............     (795,384)  1,239,000          --           443,616
                         ------------  ----------  -----------     ------------
Operating expenses:
  Sales and marketing...   10,914,363     908,000          --        11,822,363
  Research and
   development..........    1,104,029     574,000          --         1,678,029
  General and
   administrative.......    1,288,775     540,000          --         1,828,775
  Stock option
   compensation
   expense..............    4,180,649     142,000          --         4,322,649
  Amortization of
   goodwill ............          --          --     6,700,000(5)     6,700,000
                         ------------  ----------  -----------     ------------
    Total operating
     expenses...........   17,487,816   2,164,000    6,700,000       26,351,816
                         ------------  ----------  -----------     ------------
    Loss from
     operations.........  (18,283,200)   (925,000)  (6,700,000)     (25,908,200)
                         ------------  ----------  -----------     ------------
Other income (expense):
  Interest income.......    1,056,697      32,000      (84,000)(6)    1,004,697
  Interest expense......     (121,785)        --           --          (121,785)
  Other, net............          191       1,000          --             1,191
                         ------------  ----------  -----------     ------------
    Total other income..      935,103      33,000      (84,000)         884,103
                         ------------  ----------  -----------     ------------
Net loss................  (17,348,097)   (892,000)  (6,784,000)     (25,024,097)
Deemed dividend related
 to beneficial
 conversion of feature
 of preferred stock.....    1,181,318         --           --         1,181,318
                         ------------  ----------  -----------     ------------
    Net loss
     attributable to
     common
     stockholders....... $(18,529,415) $ (892,000) $(6,784,000)    $(26,205,415)
                         ============  ==========  ===========     ============
Loss per share--basic
 and diluted............ $     (23.23)                             $      (5.02)
                         ============                              ============
Weighted average number
 of common shares
 outstanding--basic and
 diluted................      797,810                4,425,176(7)     5,222,986
                         ============              ===========     ============



   See notes to unaudited pro forma condensed combined financial information.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                         COMBINED FINANCIAL INFORMATION

   The Contigo acquisition will be accounted for using the purchase method of accounting. The pro forma financial information has been prepared on the basis of assumptions described in the following notes and includes assumptions relating to the allocation of the consideration paid for the assets and liabilities of Contigo based on preliminary estimates of their fair values. The actual allocation of such consideration may differ from that reflected in the pro forma financial information after valuations and finalization of the purchase accounting entries. In the opinion of Evoke's management, all adjustments necessary to present fairly such pro forma financial information have been made based on the terms and structure of the Contigo merger.

   The pro forma financial information gives effect to the following pro forma adjustments:

(1) To reflect the purchase price based on the cash to be paid and assuming an estimated fair value of $13.50 per share of Evoke common stock to be issued or reserved for issuance, as follows:

                                           Outstanding Evoke Shares
                                             Contigo    or Options
                                             Shares    to be Issued Fair Value
                                           ----------- ------------ -----------
   Cash...................................                          $ 6,100,000
   Shares.................................  9,592,167   4,425,176    59,739,876
   Stock options..........................  3,413,659   1,574,831    17,715,372
   Estimated cash acquisition costs.......                              500,000
                                           ----------   ---------   -----------
     Total acquisition cost............... 13,005,826   6,000,007   $84,055,248
                                           ==========   =========   ===========

   With respect to stock options exchanged as part of the Contigo acquisition, all vested and unvested Contigo options exchanged for Evoke options are included in the purchase price based on their fair values. The fair values of the options were calculated using the Black-Scholes option pricing model with the following assumptions: no expected dividends, 75% volatility, risk-free interest rate of 6% and an expected life of 2 years.

(2) To record goodwill of $80.3 million, based on total consideration (including acquisition costs) of $84.1 million, less fair value of net tangible assets acquired of $3.3 million and the assumption of Contigo's unearned stock compensation of $0.5 million.

(3) To eliminate Contigo's stockholders' equity of $3.8 million, excluding unearned stock compensation of $0.5 million, and to reflect the issuance of Evoke common stock and options of $77.5 million.

(4) To eliminate intercompany borrowings.

(5) To record additional amortization expense related to goodwill using an amortization period of 3 years.

(6) To decrease interest income for the effect of cash paid for the acquisition.

(7) To reflect additional shares of Evoke common stock to be issued in connection with the acquisition.

(8) Dividends on Contigo's preferred stock are not reflected in the pro forma condensed combined statement of operations as all series of outstanding Contigo preferred stock will be converted to common stock in connection the acquisition.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Contigo Software, Inc.:

   We have audited the accompanying balance sheets of Contigo Software, Inc. (the Company) (Note 1) as of December 31, 1998 and 1999, and the related statements of operations, equity, and cash flows for each of the years in the three-year period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Contigo Software, Inc. as of December 31, 1998 and 1999, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.

                                    KPMG LLP

San Diego, California
February 11, 2000, except as to
Note 8, which is as of March 15, 2000

                        CONTIGO SOFTWARE, INC. (Note 1)

                                 BALANCE SHEETS

                                              December 31,
                                         ------------------------   March 31,
                                            1998         1999         2000
                                         -----------  -----------  -----------
                                                                   (unaudited)
                 ASSETS
Current assets:
 Cash and cash equivalents.............. $ 1,765,000    3,424,000    3,953,000
 Accounts receivable, net of allowance
  for doubtful accounts of $55,000,
  $82,000 and $220,000 at December 31,
  1998 and 1999, and March 31, 2000,
  respectively..........................     223,000      584,000      754,000
 Other current assets...................       5,000       54,000       51,000
                                         -----------  -----------  -----------
    Total current assets................   1,993,000    4,062,000    4,758,000
Property and equipment, net.............     173,000      320,000      489,000
Other assets............................      16,000       15,000       67,000
                                         -----------  -----------  -----------
                                         $ 2,182,000    4,397,000    5,314,000
                                         ===========  ===========  ===========
         LIABILITIES AND EQUITY
Current liabilities:
 Accounts payable....................... $    62,000      195,000      395,000
 Accrued expenses.......................      95,000      155,000      109,000
 Accrued compensation...................     305,000      140,000      148,000
 Current portion of obligations under
  capital leases........................         --        18,000       14,000
 Note payable to Evoke Communications,
  Inc...................................         --           --       300,000
 Deferred revenue.......................   1,000,000       80,000      355,000
 Preferred stock dividends payable......     152,000      473,000      603,000
                                         -----------  -----------  -----------
    Total current liabilities...........   1,614,000    1,061,000    1,924,000
Obligations under capital leases,
 excluding current portion..............         --        53,000       53,000
                                         -----------  -----------  -----------
    Total liabilities...................   1,614,000    1,114,000    1,977,000
                                         -----------  -----------  -----------
Equity:
 Stockholders' equity:
  Common stock, no par value; 15,000,000
   shares authorized; 3,055,180 and
   4,025,596 shares issued and
   outstanding at December 31, 1999 and
   March 31, 2000, respectively.........         --       541,000    1,474,000
  Convertible preferred stock--all
   series, no par value; 5,000,000
   shares authorized, 1,241,850 shares
   issued and outstanding at December
   31, 1999 and March 31, 2000..........         --     6,374,000    6,374,000
  Additional paid-in capital............         --     1,234,000    1,845,000
  Notes receivable from stockholders....         --        (1,000)         --
  Unearned stock option compensation....         --       (98,000)    (567,000)
  Accumulated deficit...................         --    (4,767,000)  (5,789,000)
 Members' equity:
  Contributed capital:
   Common...............................     381,000          --           --
   Preferred............................   2,824,000          --           --
  Notes receivable from members.........    (140,000)         --           --
  Accumulated deficit...................  (2,497,000)         --           --
                                         -----------  -----------  -----------
    Total equity........................     568,000    3,283,000    3,337,000
Commitments and contingencies...........
                                         -----------  -----------  -----------
                                         $ 2,182,000    4,397,000    5,314,000
                                         ===========  ===========  ===========

                See accompanying notes to financial statements.

                        CONTIGO SOFTWARE, INC. (Note 1)
                            STATEMENTS OF OPERATIONS

                                                               Three months ended
                             Years ended December 31,               March 31,
                         -----------------------------------  ----------------------
                            1997         1998        1999        1999        2000
                         -----------  ----------  ----------  ----------  ----------
                                                                   (unaudited)
Revenues:
 License fees........... $   176,000     715,000     894,000     125,000     691,000
 Royalty revenue........         --       50,000   1,600,000     400,000      51,000
 Event fees.............         --          --      224,000      71,000      43,000
 Hosting fees...........      15,000      46,000     212,000      38,000     160,000
 Other service revenue..         --       11,000     264,000      48,000     364,000
                         -----------  ----------  ----------  ----------  ----------
Total revenues..........     191,000     822,000   3,194,000     681,000   1,309,000
Operating expenses:
 Cost of revenues.......      12,000      70,000     164,000      40,000      70,000
 Selling and marketing
  (exclusive of stock
  option compensation
  expense of $17,000 for
  December 31, 1999 and
  March 31, 1999 and
  $11,000 for March 31,
  2000).................     330,000     776,000   1,611,000     317,000     908,000
 Research and
  development (exclusive
  of stock option
  compensation of
  $10,000 for December
  31, 1999 and March 31,
  1999 and $4,000 for
  March 31, 2000).......     244,000     549,000   1,091,000     274,000     574,000
 General and
  administrative
  (exclusive of stock
  option compensation of
  $32,000 for December
  31, 1997, $959,000 for
  December 31, 1999 and
  March 31, 1999 and
  $127,000 for March 31,
  2000).................     570,000     780,000   1,360,000     287,000     540,000
 Stock option
  compensation expense..      32,000         --      986,000     986,000     142,000
                         -----------  ----------  ----------  ----------  ----------
Operating loss..........    (997,000) (1,353,000) (2,018,000) (1,223,000)   (925,000)
                         -----------  ----------  ----------  ----------  ----------
Other income:
 Interest income, net...         --       21,000      66,000      15,000      32,000
 Other income...........         --        2,000       3,000         --        1,000
                         -----------  ----------  ----------  ----------  ----------
Total other income......         --       23,000      69,000      15,000      33,000
                         -----------  ----------  ----------  ----------  ----------
Loss before income
 taxes..................    (997,000) (1,330,000) (1,949,000) (1,208,000)   (892,000)
Provision for income
 taxes..................         --          --          --          --          --
                         -----------  ----------  ----------  ----------  ----------
Net loss................    (997,000) (1,330,000) (1,949,000) (1,208,000)   (892,000)
Preferred dividends.....     (40,000)   (112,000)   (321,000)    (59,000)   (130,000)
                         -----------  ----------  ----------  ----------  ----------
Net loss available to
 common stockholders.... $(1,037,000) (1,442,000) (2,270,000) (1,267,000) (1,022,000)
                         ===========  ==========  ==========  ==========  ==========
Pro forma information
 (unaudited):
Historical loss before
 provision for income
 taxes.................. $  (997,000) (1,330,000) (1,949,000) (1,208,000)   (892,000)
Pro forma provision for
 income taxes...........         --          --          --          --          --
                         -----------  ----------  ----------  ----------  ----------
Pro forma net loss......    (997,000) (1,330,000) (1,949,000) (1,208,000)   (892,000)
Preferred dividends.....     (40,000)   (112,000)   (321,000)    (59,000)   (130,000)
                         -----------  ----------  ----------  ----------  ----------
Pro forma net loss
 available to common
 stockholders........... $(1,037,000) (1,442,000) (2,270,000) (1,267,000) (1,022,000)
                         ===========  ==========  ==========  ==========  ==========
Pro forma basic and
 diluted net loss per
 common share........... $     (0.38)      (0.50)      (0.77)      (0.44)      (0.27)
                         ===========  ==========  ==========  ==========  ==========
Weighted-average common
 shares outstanding.....   2,712,283   2,862,708   2,953,663   2,862,708   3,806,287
                         ===========  ==========  ==========  ==========  ==========

                See accompanying notes to financial statements.

                        CONTIGO SOFTWARE, INC. (Note 1)

                             STATEMENTS OF EQUITY

                                Members' Equity
                  ---------------------------------------------
                                           Notes
                                         receivable
                   Common    Preferred      from    Accumulated
                   Capital    Capital     members     deficit
                  ---------  ----------  ---------- -----------
Balance at
 December 31,
 1996...........  $  46,000         --         --      (18,000)
Issuance of
 common stock...    303,000         --         --          --
Issuance of
 options for
 services.......     32,000         --         --          --
Issuance of
 Preferred Stock
 Series A for
 services.......        --      300,000        --          --
Issuance of
 Preferred Stock
 Series B.......        --      300,000        --          --
Issuance of
 Preferred Stock
 Series C.......        --      500,000        --          --
Cumulative
 preferred
 dividends......        --          --         --      (40,000)
Net loss........        --          --         --     (997,000)
                  ---------  ----------   --------  ----------
Balance at
 December 31,
 1997...........    381,000   1,100,000        --   (1,055,000)
Issuance of
 Preferred Stock
 Series D.......        --      400,000        --          --
Issuance of
 Preferred Stock
 Series E.......        --      524,000        --          --
Issuance of
 Preferred Stock
 Series F.......        --      800,000        --          --
Notes receivable
 from members...        --          --    (140,000)        --
Cumulative
 preferred
 dividends......        --          --         --     (112,000)
Net loss........        --          --         --   (1,330,000)
                  ---------  ----------   --------  ----------
Balance at
 December 31,
 1998...........    381,000   2,824,000   (140,000) (2,497,000)
Issuance of
 Preferred Stock
 Series F.......        --      700,000        --          --
Net loss from
 January 1, 1999
 through January
 20, 1999.......        --          --         --     (130,000)
Reorganization
 as a C-
 Corporation....   (381,000) (3,524,000)   140,000   2,627,000
Issuance of
 Preferred Stock
 Series G.......        --          --         --          --
Issuance of
 warrants in
 conjunction
 with the
 issuance of
 Preferred Stock
 Series G.......        --          --         --          --
Exercise of
 stock options..        --          --         --          --
Payment on notes
 receivable from
 stockholders...        --          --         --          --
Cumulative
 preferred
 dividends......        --          --         --          --
Compensation
 related to
 grant of stock
 options........        --          --         --          --
Net loss from
 January 21,
 1999 through
 December 31,
 1999...........        --          --         --          --
                  ---------  ----------   --------  ----------
Balance at
 December 31,
 1999...........  $     --          --         --          --
                  ---------  ----------   --------  ----------
Exercise of
 stock options
 (unaudited)....        --          --         --          --
Payment on notes
 receivable from
 stockholders
 (unaudited)....        --          --         --          --
Cumulative
 preferred
 dividends
 (unaudited)....        --          --         --          --
Compensation
 related to
 grant of stock
 options
 (unaudited)....        --          --         --          --
Net loss
 (unaudited)....        --          --         --          --
                  ---------  ----------   --------  ----------
Balance at March
 31, 2000
 (unaudited)....        --          --         --          --
                  =========  ==========   ========  ==========
                                                      Stockholders' Equity
                  -----------------------------------------------------------------------------------------------
                                          Convertible                         Notes
                     Common stock       preferred stock                     receivable    Unearned
                  ------------------- --------------------   Additional        from     Stock Option Accumulated
                   Shares    Amount    Shares    Amount    paid-in capital stockholders Compensation   deficit      Total
                  --------- --------- --------- ---------- --------------- ------------ ------------ ------------ -----------
Balance at
 December 31,
 1996...........        --        --        --        --            --            --           --           --        28,000
Issuance of
 common stock...        --        --        --        --            --            --           --           --       303,000
Issuance of
 options for
 services.......        --        --        --        --            --            --           --           --        32,000
Issuance of
 Preferred Stock
 Series A for
 services.......        --        --        --        --            --            --           --           --       300,000
Issuance of
 Preferred Stock
 Series B.......        --        --        --        --            --            --           --           --       300,000
Issuance of
 Preferred Stock
 Series C.......        --        --        --        --            --            --           --           --       500,000
Cumulative
 preferred
 dividends......        --        --        --        --            --            --           --           --       (40,000)
Net loss........        --        --        --        --            --            --           --           --      (997,000)
                  --------- --------- --------- ---------- --------------- ------------ ------------ ------------ -----------
Balance at
 December 31,
 1997...........        --        --        --        --            --            --           --           --       426,000
Issuance of
 Preferred Stock
 Series D.......        --        --        --        --            --            --           --           --       400,000
Issuance of
 Preferred Stock
 Series E.......        --        --        --        --            --            --           --           --       524,000
Issuance of
 Preferred Stock
 Series F.......        --        --        --        --            --            --           --           --       800,000
Notes receivable
 from members...        --        --        --        --            --            --           --           --      (140,000)
Cumulative
 preferred
 dividends......        --        --        --        --            --            --           --           --      (112,000)
Net loss........        --        --        --        --            --            --           --           --    (1,330,000)
                  --------- --------- --------- ---------- --------------- ------------ ------------ ------------ -----------
Balance at
 December 31,
 1998...........        --        --        --        --            --            --           --           --       568,000
Issuance of
 Preferred Stock
 Series F.......        --        --        --        --            --            --           --           --       700,000
Net loss from
 January 1, 1999
 through January
 20, 1999.......        --        --        --        --            --            --           --           --      (130,000)
Reorganization
 as a C-
 Corporation....  2,862,708   381,000   972,066 3,524,000           --       (140,000)         --    (2,627,000)         --
Issuance of
 Preferred Stock
 Series G.......        --        --    269,784 3,000,000           --            --           --           --     3,000,000
Issuance of
 warrants in
 conjunction
 with the
 issuance of
 Preferred Stock
 Series G.......        --        --        --   (150,000)      150,000           --           --           --           --
Exercise of
 stock options..    192,472   160,000       --        --            --            --           --           --       160,000
Payment on notes
 receivable from
 stockholders...        --        --        --        --            --        139,000          --           --       139,000
Cumulative
 preferred
 dividends......        --        --        --        --            --            --           --      (321,000)    (321,000)
Compensation
 related to
 grant of stock
 options........        --        --        --        --      1,084,000           --       (98,000)         --       986,000
Net loss from
 January 21,
 1999 through
 December 31,
 1999...........        --        --        --        --            --            --           --    (1,819,000)  (1,819,000)
                  --------- --------- --------- ---------- --------------- ------------ ------------ ------------ -----------
Balance at
 December 31,
 1999...........  3,055,180   541,000 1,241,850 6,374,000     1,234,000        (1,000)     (98,000)  (4,767,000)   3,283,000
                  --------- --------- --------- ---------- --------------- ------------ ------------ ------------ -----------
Exercise of
 stock options
 (unaudited)....    970,416   933,000       --        --            --            --           --           --       933,000
Payment on notes
 receivable from
 stockholders
 (unaudited)....        --        --        --        --            --          1,000          --           --         1,000
Cumulative
 preferred
 dividends
 (unaudited)....        --        --        --        --            --            --           --      (130,000)    (130,000)
Compensation
 related to
 grant of stock
 options
 (unaudited)....        --        --        --        --        611,000           --      (469,000)         --       142,000
Net loss
 (unaudited)....        --        --        --        --            --            --           --      (892,000)    (892,000)
                  --------- --------- --------- ---------- --------------- ------------ ------------ ------------ -----------
Balance at March
 31, 2000
 (unaudited)....  4,025,596 1,474,000 1,241,850 6,374,000     1,845,000           --      (567,000)  (5,789,000)   3,337,000
                  ========= ========= ========= ========== =============== ============ ============ ============ ===========

                See accompanying notes to financial statements.

                        CONTIGO SOFTWARE, INC. (Note 1)

                            STATEMENTS OF CASH FLOWS

                                                             Three months ended
                            Years ended December 31,             March 31,
                         ---------------------------------  ---------------------
                           1997        1998        1999        1999       2000
                         ---------  ----------  ----------  ----------  ---------
                                                                (unaudited)
Cash flows from
 operating activities:
 Net loss............... $(997,000) (1,330,000) (1,949,000) (1,208,000)  (892,000)
 Adjustments to
  reconcile net loss to
  net cash used in
  operating activities:
 Depreciation and
  amortization..........    13,000      32,000      64,000      12,000     22,000
 Provision for doubtful
  accounts..............       --       95,000      54,000         --      49,000
 Non-cash compensation
  expense...............   332,000         --      986,000     986,000    142,000
 Changes in assets and
  liabilities:
  Accounts receivable...   (45,000)   (275,000)   (415,000)   (163,000)  (210,000)
  Other current
   assets...............     8,000     114,000     (49,000)    (52,000)     3,000
  Other assets..........       --      (16,000)      1,000      (4,000)   (52,000)
  Accounts payable......    77,000     (15,000)    133,000      37,000    200,000
  Accrued expenses......   126,000      83,000      60,000      (6,000)   (46,000)
  Accrued
   compensation.........       --      192,000    (165,000)   (153,000)     8,000
  Deferred revenue......       --    1,000,000    (920,000)   (235,000)   275,000
                         ---------  ----------  ----------  ----------  ---------
   Net cash used in
    operating
    activities..........  (486,000)   (120,000) (2,200,000)   (786,000)  (510,000)
                         ---------  ----------  ----------  ----------  ---------
Cash flows from
 investing activities--
 purchase of property
 and equipment..........  (123,000)    (78,000)   (131,000)    (25,000)  (191,000)
                         ---------  ----------  ----------  ----------  ---------
Cash flows from
 financing activities:
 Issuance of common
  stock for cash........   303,000         --          --          --         --
 Issuance of preferred
  stock for cash........   682,000   1,724,000   3,700,000     700,000        --
 Cash received from the
  exercise of options...       800         --      160,000         --     933,000
 Principal payments on
  obligations under
  capital leases........       --          --       (9,000)        --      (4,000)
 Notes receivable from
  members/stockholders..       --     (140,000)        --          --         --
 Payments on notes
  receivable from
  members/stockholders..       --          --      139,000      19,000      1,000
 Proceeds from note
  payable to Evoke
  Communications,
  Inc. .................       --          --          --          --     300,000
                         ---------  ----------  ----------  ----------  ---------
   Net cash provided by
    financing
    activities..........   985,800   1,584,000   3,990,000     719,000  1,230,000
                         ---------  ----------  ----------  ----------  ---------
   Net increase
    (decrease) in cash
    and cash
    equivalents.........   376,800   1,386,000   1,659,000     (92,000)   529,000
Cash and cash
 equivalents, beginning
 of year................     3,000     379,000   1,765,000   1,765,000  3,424,000
                         ---------  ----------  ----------  ----------  ---------
Cash and cash
 equivalents, end of
 year................... $ 379,800   1,765,000   3,424,000   1,673,000  3,953,000
                         =========  ==========  ==========  ==========  =========
Supplemental disclosure
 of noncash investing
 and financing
 activities:
 Cumulative preferred
  dividends............. $  40,000     112,000     321,000      59,000    130,000
 Property and equipment
  acquired under capital
  leases................ $     --          --       80,000         --         --
 Interest paid on
  capital leases........ $     --          --        8,000         --       4,000
 Issuance of preferred
  stock for short-term
  receivable............ $ 118,000         --          --          --         --
                         =========  ==========  ==========  ==========  =========

                        CONTIGO SOFTWARE, INC. (Note 1)

                        December 31, 1997, 1998 and 1999

                See accompanying notes to financial statements.
 (Information as of March 31, 2000 and for the three-month periods ended March
                        31, 1999 and 2000 is unaudited)

(1)DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 (a)Description of Business

   Contigo Software, Inc. (the Company), formerly Contigo Software, LLC, develops and markets web collaboration solutions for global enterprises and the technology industry. The Company was founded in 1996 and is headquartered in San Diego, California. The Company operates in a single segment. In January 1999, the Company reorganized as a C-Corporation. The reorganization was accounted for as a combination of entities under common control in a manner similar to a pooling-of-interests. Under this method, the assets, liabilities, and equity were carried over at their historical book values and their operations have been recorded on a combined historical basis.

   The accompanying unaudited financial information as of March 31, 2000 and for the three-month periods ended March 31, 1999 and 2000 has been prepared in accordance with generally accepted accounting principles for interim financial information. All significant adjustments, consisting of only normal and recurring adjustments, that, in the opinion of management, are necessary for a fair presentation of the results of operations and cash flows for the three-month periods ended March 31, 1999 and 2000 have been included. Operating results of the three-month periods ended March 31, 1999 and 2000 are not necessarily indicative of the results that may be expected for the full year.

 (b)Cash and Cash Equivalents

   The Company considers all highly liquid debt instruments with an original maturity of 90 days or less to be cash equivalents. As of December 31, 1998 and 1999 and March 31, 1999 and 2000, cash equivalents consist of money market funds in the amount of $335,000, $57,000, $63,000 and $57,000, respectively.

 (c)Financial Instruments and Concentration of Credit Risk

   The carrying value of the Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, accrued compensation and preferred stock dividends payable approximates fair market value because of their short-term nature. Financial instruments that subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable.

   The Company's customer base consists of businesses throughout the United States. The Company performs ongoing credit evaluations of its customers and generally does not require collateral on accounts receivable, as the Company's customers are large, well-established companies. To date, the Company has had no significant write-offs of accounts receivable.

   During 1998, revenues from two customers comprised 32% of total revenues and represented 44% of accounts receivable as of December 31, 1998. During 1999, revenues from one customer comprised 50% of total revenues and represented 26% of accounts receivable as of December 31, 1999.

                        CONTIGO SOFTWARE, INC. (Note 1)

                        December 31, 1997, 1998 and 1999


 (d)Capitalized Software

   Costs related to the research and development of new software products and enhancements to existing software products are expensed as incurred until technological feasibility of the product has been established, at which time such costs are capitalized, subject to expected recoverability. To date, the Company has not capitalized any development costs related to software products.

 (e)Property and Equipment

   Property and equipment are stated at cost, less accumulated depreciation. Property and equipment under capital leases are recorded at the present value of minimum future payments.

   Depreciation on property and equipment is calculated using the straight-line method over the estimated useful lives of the equipment, generally five years. Property and equipment under capital leases is amortized using the straight-line method over the shorter of the lease term or the estimated useful life of the asset.

 (f)Revenue Recognition

   The Company recognizes revenue in accordance with the provisions of Statement of Position (SOP) 97-2, Software Revenue Recognition, as amended by SOP 98-9. SOP 97-2 generally requires revenue earned on software arrangements involving multiple elements such as software products, upgrades, enhancements, post-contract customer support, installation, and training to be allocated to each element based on the relative fair values of the elements. The fair value of the element must be based on evidence that is specific to the vendor.

   Licensing fees represent revenues recorded related to licenses for software delivered to customers for in-house applications. Revenues from software license agreements are recognized upon shipment of the software when all of the following criteria have been met: persuasive evidence of an arrangement exists; delivery has occurred; the fee is fixed or determinable; collectibility is probable; and evidence is available of the fair value of all undelivered elements. Hosting fees represent revenues from post-contract customer support services and from hosting arrangements where the Company's software is resident on a company server and are recognized ratably over the hosting period. Event fees are recognized as the events take place. Royalty revenue is recognized as earned based on specific contract provisions.

 (g)Research and Development and Advertising

   Research and development and advertising costs are expensed as incurred. Research and development expenses amounted to $244,000, $549,000 and $1,091,000 for the years ended December 31, 1997, 1998 and 1999, respectively and $274,000 and $574,000 for the three months ended March 31, 1999 and 2000, respectively. Advertising expenses amounted to $37,000, $5,000 and $12,000 for the years ended December 31, 1997, 1998 and 1999, respectively and $3,000 and $267,000 for the three months ended March 31, 1999 and 2000, respectively.

 (h)Income Taxes

   Prior to February 1999, the Company had elected Limited Liability Company
(LLC) status under the Internal Revenue Code and the corresponding tax laws of the state of California. In February 1999, the Company reorganized as a C-corporation. Common and preferred stockholders exchanged shares in the LLC for equivalent shares of the newly formed C-corporation with identical rights. Common stock options were also exchanged for identical shares, vesting terms and exercise prices.

                        CONTIGO SOFTWARE, INC. (Note 1)

                        December 31, 1997, 1998 and 1999


   Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

 (i)Stock Option Plan

   The Company applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, in accounting for its fixed plan stock options. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. SFAS No. 123, Accounting for Stock-Based Compensation, established accounting and disclosure requirements using a fair value-based method of accounting for stock-based employee compensation plans. As allowed by SFAS No. 123, the Company has elected to continue to apply the intrinsic value-based method of accounting described above, and has adopted the disclosure requirements of SFAS No. 123.

 (j)Use of Estimates

   Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and revenues and expenses and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

 (k)Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of

   Long-lived assets and certain identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows (undiscounted and without interest) expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of carrying amount or fair value less costs to sell.

 (l)Comprehensive Loss

   The Company did not have any significant components of other comprehensive loss for the years ended December 31, 1997, 1998 and 1999.

 (m)Earnings (Loss) Per Share

   Loss per share for the years ended December 31, 1997, 1998, and 1999 and for the three months ended March 31, 1999 and 2000 is presented in accordance with SFAS 128, Earnings per Share. Stock options and warrants totaling 1,327,040, 1,596,372, 3,674,112, 2,928,396 (unaudited) and 4,029,508 (unaudited) shares were not included in the computation of diluted net loss per share for December 31, 1997, 1998, and 1999 and March 31, 1999 and 2000, respectively, because the effect would have been antidilutive.

                        CONTIGO SOFTWARE, INC. (Note 1)

                        December 31, 1997, 1998 and 1999


 (n)Reclassifications

   Certain amounts in the 1997 and 1998 financial statements have been reclassified to conform with the 1999 presentation.

(2)PROPERTY AND EQUIPMENT

   Property and equipment consisted of the following as of December 31, 1998 and 1999 and March 31, 2000:

                                                                    (unaudited)
                                                  1998      1999       2000
                                                --------  --------  -----------
Equipment...................................... $188,000   398,000    520,000
Software.......................................    4,000     4,000      4,000
Furniture and fixtures.........................   25,000    27,000     96,000
                                                --------  --------   --------
  Total........................................  217,000   429,000    620,000
Accumulated depreciation and amortization......  (45,000) (109,000)  (131,000)
                                                --------  --------   --------
  Property and equipment, net.................. $173,000   320,000    489,000
                                                ========  ========   ========

(3)NOTES RECEIVABLE FROM STOCKHOLDERS

   During 1998, the Company advanced $110,000 to a member at an annual interest rate of 10%. The advance was paid in full in May 1999.

   During 1998, the Company advanced $30,000 to the Company's Chief Executive Officer, who is a majority stockholder in a company which owns preferred shares of the Company. This unsecured advance has no specified interest rate or maturity. During the three months ended March 31, 2000, the remaining balance of this receivable of $1,000 (unaudited) was paid in full.

(4)CONVERTIBLE PREFERRED STOCK

   The Company has issued the following series of preferred stock:

                            Number of                                     Annual
Series     Issue date        shares       Share price       Amount       dividend
------    -------------     ---------     -----------     ----------     --------
A         July 1997           133,500       $2.247        $  300,000       0.18
B         March 1997          133,500        2.247           300,000       0.18
C         November 1997       166,667        3.000           500,000       0.24
D         March 1998          133,333        3.000           400,000       0.24
E         November 1998       105,066        4.987           524,000       0.40
F         December 1998       160,000        5.000           800,000       0.40
F         January 1999        140,000        5.000           700,000       0.40
G         October 1999        269,784       11.120         3,000,000       0.89
                            ---------                     ----------
                            1,241,850                     $6,524,000
                            =========                     ==========

   The preferred stock is convertible at the option of the holder, subject to certain antidilutive adjustments, for shares of common stock, at a one-to-four ratio. Automatic conversion occurs at the date of a qualified initial public offering or upon the agreement of the majority of the stockholders of each series of preferred stock.

                         CONTIGO SOFTWARE INC. (Note 1)

                        December 31, 1997, 1998 and 1999

Each holder of preferred stock is entitled to one vote for each share of common stock into which such preferred share would convert.

   In the event of any liquidation or winding down of the Company, the preferred stock has liquidation preferences in the amount of the share price plus any unpaid dividends. The holders of Series A preferred stock have certain liquidation preferences over the Series B, C, D, E, F and G preferred stock under the terms of the Company's operating agreement. The holders of Series B preferred stock have certain liquidation preferences over the Series C, D, E, F and G preferred stock under the terms of the Company's operating agreement. The holders of Series C preferred stock have certain liquidation preferences over the Series D, E, F and G preferred stock under the terms of the Company's operating agreement. The holders of Series D preferred stock have certain liquidation preferences over the Series E, F and G preferred stock under the terms of the Company's operating agreement. The holders of Series E preferred stock have certain liquidation preferences over the Series F and G preferred stock under the terms of the Company's operating agreement. The holders of Series F preferred stock have certain liquidation preferences over the Series G preferred stock under the terms of the Company's operating agreement. Series A, B, and C preferred stock are participating with common stock. Preferred dividends are cumulative and non-interest bearing.

   The Company has 4,967,400 common shares reserved to effect the conversion of all outstanding preferred stock.

(5)Stock Split Effected in the Form of a Stock Dividend

   In December 1999, the Company's Board of Directors approved a 4-for-1 stock split effected in the form of a stock dividend of three shares of common stock on each share of common stock of the Company. All common stock share numbers in these financial statements and notes thereto for all periods presented have been adjusted to reflect the stock split.

(6)Income Taxes

   Income tax expense (benefit) differed from the amount computed by applying the U.S. federal income tax rate of 34% to pretax loss for the year ended December 31, 1999 as a result of the following:

   Computed "expected" tax benefit................................. $(663,000)
   Operations prior to election of a C-corporation status..........    68,000
   State and local taxes, net of federal benefit...................  (103,000)
   Establishment of deferred income tax upon reorganization to a C
    Corporation....................................................   290,000
   Valuation allowance.............................................   448,000
   Other, net......................................................   (40,000)
                                                                    ---------
                                                                    $     --
                                                                    =========

                        CONTIGO SOFTWARE, INC. (Note 1)

                        December 31, 1997, 1998 and 1999


   The tax effects of temporary differences that give rise to significant portions of the deferred tax assets at December 31, 1999 are as follows:

   Deferred tax assets:
     Net loss operating loss carryforward............................ $ 281,000
     Accruals........................................................    77,000
     Stock compensation..............................................   422,000
                                                                      ---------
       Gross deferred tax assets.....................................   780,000
   Deferred tax liabilities--depreciation............................    (2,000)
                                                                      ---------
     Net deferred tax asset before valuation allowance...............   778,000
   Valuation allowance...............................................  (778,000)
                                                                      ---------
       Net deferred tax asset........................................ $     --
                                                                      =========

   During the year ended December 31, 1999, the valuation allowance increased $488,000 from the valuation allowance balance of $290,000 on January 19, 2000, the date of the reorganization to a C Corporation, to $778,000 on December 31, 1999. The valuation allowance of $778,000 at December 31, 1999, represents deferred tax assets that more likely than not will not be realized through the reversal of future taxable temporary differences.

   The Company has net operating loss carryforwards for federal tax reporting purposes of approximately $249,000 as of December 31, 1999, which begin to expire in 2011. Net operating loss carryforwards for state income tax purposes total approximately $32,000 and begin to expire in 2002.

(7)Stock Options and Warrants

 (a)Options

   The Company's 1999 Stock Option Plan authorizes the granting of up to 4,800,000 nonstatutory common stock options to employees, directors, and consultants at exercise prices determined by the Board of Directors. Stock options generally vest ratably over 3 years of service and generally have a term of 10 years.

   The Company's 1999 Stock Option/Issuance Plan authorizes the granting of up to 400,000 common stock options to employees, directors, and consultants at exercise prices determined by the Board of Directors. Stock options generally vest ratably over 3 years of service and generally have a term of 10 years.

                        CONTIGO SOFTWARE, INC. (Note 1)

                        December 31, 1997, 1998 and 1999


   The Company uses the intrinsic value method of accounting for its employee stock-based compensation plan. The compensation cost that has been charged to operations for the Company's stock-based recorded plan was $986,000 for the year ended December 31, 1999. No compensation cost has been recognized for any employee or director stock options in 1997 and 1998 because the exercise price of each option equaled or exceeded the fair value of the underlying common stock at the date of grant. Had compensation cost been determined in accordance with SFAS No. 123 for all of the Company's stock-based compensation plans, net loss would have been increased to the amounts indicated below:

                                                     1997      1998      1999
                                                  ---------- --------- ---------
Net loss:
  As reported.................................... $  997,000 1,330,000 1,949,000
  Pro forma......................................  1,095,000 1,359,000 2,039,000
                                                  ========== ========= =========

   The per share weighted-average fair value of stock options granted during 1997, 1998 and 1999 was $0.58, $0.15 and $0.46, respectively, on the date of grant using the minimum value method with the following weighted-average assumptions: 1997--dividend yield of zero, expected life of three years and a risk-free interest rate of 7%; 1998--dividend yield of zero, expected life of two years and a risk-free interest rate of 7%; 1999--dividend yield of zero, expected life of two years and a risk-free interest rate of 6.0%.

   A summary of the Company's stock option plans are as follows:

                                                                    Weighted-
                                                        Number of    average
                                                         shares   exercise price
                                                        --------- --------------
Balance at December 31, 1996...........................       --         --
  Granted.............................................. 1,327,040     $0.688
                                                        ---------
Balance at December 31, 1997........................... 1,327,040      0.688
  Granted..............................................   269,332      0.781
                                                        ---------
Balance at December 31, 1998........................... 1,596,372      0.704
  Granted.............................................. 2,532,000      0.892
  Exercised............................................   192,472      0.831
  Forfeited............................................   701,504      0.724
                                                        ---------
Balance at December 31, 1999........................... 3,234,396      0.839
  Granted.............................................. 1,128,500      2.175
  Exercised............................................   970,416      0.963
  Forfeited............................................   116,000      0.979
  Litigation Settlement................................   313,312      0.653
                                                        ---------
Balance at March 31, 2000.............................. 3,589,792      1.215
                                                        =========

   At December 31, 1999, the range of exercise prices and weighted-average remaining contractual life of outstanding options was $0.781--$1.25 and nine years, respectively.

 (b)Options Granted to Non-employees

   In 1997, the Company granted 242,396 options to purchase common stock to non-employees at exercise prices ranging from $0.20 per share to $0.78 per share. The options had varying vesting dates. The fair value of

                        CONTIGO SOFTWARE, INC. (Note 1)

                        December 31, 1997, 1998 and 1999

the option issuances was calculated using the Black-Scholes option pricing model with the following weighted-average assumptions: dividend yield of zero, expected life of 3 years, volatility of 80% and a risk-free interest rate of 7%. The fair value of these options was determined to be $32,000 and was recorded as compensation expense. There were no options granted to non-employees in 1998 or 1999.

 (c)Warrants

   In 1999, in conjunction with the issuance of the Series G preferred stock, each share of Series G preferred stock was issued with 1.332 detachable warrants, with one Series G investor receiving an additional 80,048 warrants, for a total of 439,716 warrants. The warrants have an exercise price of $2.78, immediately vest and expire on October 29, 2004. The fair value of each warrant of $0.34 was estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions: dividend yield of zero, expected volatility of 85%, risk-free interest rate of 6.0%, and expected life of two years. The fair value of the warrants of $150,000 was offset against the proceeds raised. At December 31, 1999, the remaining contractual life of outstanding warrants was 4.75 years.

(8)Lease Commitments

   The Company leases certain equipment and its facilities under various noncancelable operating leases. The leases expire at various dates ranging over the next six years. In March 2000, the Company entered into a lease for new office space through 2005. The lease requires a letter of credit in the amount of $204,000. Rental expense was approximately $19,000, $50,000, and $164,000 for the years ended December 31, 1997, 1998 and 1999, respectively.

   The Company is obligated under capital leases for certain property and equipment that expire in 2002 and 2003. At December 31, 1999, assets held under capital leases totaled $71,000, net of accumulated amortization of $9,000.

   Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) and capital leases as of December 31, 1999 are as follows:

                                                             Capital Operating
                                                             leases    leases
                                                             ------- ----------
   Year ending December 31:
     2000..................................................  $33,000 $  459,000
     2001..................................................   33,000    617,000
     2002..................................................   27,000    615,000
     2003..................................................    7,000    613,000
     2004..................................................      --     612,000
     Thereafter............................................      --     307,000
                                                             ------- ----------
       Total minimum lease payments........................  100,000 $3,223,000
                                                                     ==========
     Less amount representing interest (at rates ranging
      from 10.9% to 29.2%).................................   29,000
                                                             -------
       Present value of minimum lease payments.............   71,000
     Less current installments of obligations under capital
      leases...............................................   18,000
                                                             -------
       Obligations under capital leases, excluding current
        installments.......................................  $53,000
                                                             =======

                        CONTIGO SOFTWARE, INC. (Note 1)

                        December 31, 1997, 1998 and 1999


(9)Related Party Transactions

   In 1998, Telepost Incorporated (Telepost) purchased 238,399 shares of the Company's Series D and Series E preferred stock. In September 1998, the Company signed a royalty fee agreement with Telepost, which provided for Telepost to pay the Company a nonrefundable prepaid royalty fee of $1,000,000 in exchange for the right to use, make, or sub-license to end-users the Company's products over the 12 month period ending December 31, 1999. In addition, the agreement provided for Telepost to pay the Company the greater of $50,000 or 10% of Telepost's monthly sales of the Company's product. Any amount in excess of $50,000 was to reduce the $1,000,000 prepaid royalty. As the royalty fee agreement with Telepost expired on December 31, 1999, and the Company has no continuing obligation to Telepost under the agreement, the $1,000,000 was recognized as royalty revenue in 1999.

   During 1997, 1998, 1999, and 2000 the Company paid legal expenses of approximately $7,000, $98,000, $344,000 and $20,000 (unaudited), respectively, to a legal firm that is also a Preferred Series F stockholder.

(10)Employee Benefit Plan

   In June 1999, the Company implemented a 401(k) plan for the benefit of substantially all employees. The Company matches 25% of employee contributions, up to a maximum of 6% of the employee's compensation. The Company contributed approximately $70,000 to the plan during the year ended December 31, 1999.

(11)Litigation

   Prior to his departure from the Company in December 1998, the Company's former president held 686,312 options for stock at an average exercise price of $0.72 per share. The Company asserts that these options terminated after his service on the Company's Board of Directors ceased. The former president filed suit against the Company in May 1999 in San Diego County Superior Court for a judicial declaration that the 686,312 options remain exercisable by him. The Company believes, based in part on the advice of legal counsel, that the suit is without merit and intends to vigorously defend its position.

   In April 2000 the suit was settled and the Company's former president was allowed to retain 313,312 options (unaudited) at an average exercise price of $0.65 per share. The Company will record an expense related to this settlement, using the Black-Scholes option pricing model, in the quarter ending June 30, 2000.

(12)Pro Forma Income Taxes (Unaudited)

   Proforma income taxes are computed assuming an effective rate of 40%, which includes state income taxes, in accordance with C-Corporation tax rates to show the effect if the Company had been a C-Corporation for 1997, 1998 and 1999.

                        CONTIGO SOFTWARE, INC. (Note 1)

                        December 31, 1997, 1998 and 1999


   Pro forma income tax expense (benefit) differs from the amount computed by applying the U.S. federal income tax rate of 34% to pro forma pretax loss for the years ended December 31, 1997, 1998 and 1999 as a result of the following:

                                                  Years ended December 31,
                                                 -----------------------------
                                                   1997       1998      1999
                                                 ---------  --------  --------
Computed "expected" tax benefit................. $(339,000) (452,000) (663,000)
State and local taxes, net of federal benefit...   (58,000)  (77,000) (113,000)
Valuation allowance.............................   396,000   497,000   721,000
Other...........................................     1,000    32,000    55,000
                                                 ---------  --------  --------
Proforma income tax expense..................... $     --        --        --
                                                 =========  ========  ========

   The pro forma tax effects of temporary differences that give rise to significant portions of the deferred tax assets at December 31, 1998 and 1999 are as follows:

                                                             1998       1999
                                                           --------  ----------
Deferred tax assets:
  Net loss operating carryforward......................... $601,000     983,000
  Accruals................................................  299,000      76,000
  Stock compensation......................................      --      564,000
                                                           --------  ----------
    Gross deferred tax assets.............................  900,000   1,623,000
Deferred tax liabilities--depreciation....................      --       (2,000)
                                                           --------  ----------
    Net deferred tax asset before valuation allowance.....  900,000   1,621,000
Valuation allowance....................................... (900,000) (1,621,000)
                                                           --------  ----------
    Net deferred tax asset................................ $    --          --
                                                           ========  ==========

 At the top of the back cover page of the prospectus is our logo over a picture of a man holding a laptop computer. Below this, there are the terms "Voice," "Video" and "Visuals" located over pictures of a computer screen, a cellular phone, a speaker phone and a personal digital assistant. At the bottom of the page is our logo.
   At the top of the back cover page of the prospectus is our logo over a picture of a man holding a laptop computer. Below this, there are the terms "Voice," "Video" and "Visuals" located over pictures of a computer screen, a cellular phone, a speaker phone and a personal digital assistant. At the bottom of the page is our logo.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                7,000,000 Shares
                           Evoke Communications, Inc.
                                  Common Stock


                                   --------
                                   PROSPECTUS
                                         , 2000
                                   --------

                              Salomon Smith Barney
                               Robertson Stephens
                           Thomas Weisel Partners LLC
                               CIBC World Markets

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

   The following table sets forth the costs and expenses, other than the underwriting discount and commissions, payable by the registrant in connection with the sale of the common stock being registered hereby. All amounts shown are estimates, except the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

      Securities and Exchange Commission registration fee............ $  30,360
      NASD filing fee................................................    12,000
      Nasdaq National Market listing application fee.................    90,000
      Blue Sky fees and expenses.....................................     5,000
      Printing and engraving expenses................................   180,000
      Legal fees and expenses........................................   500,000
      Accounting fees and expenses...................................   200,000
      Transfer agent and registrar fees..............................     5,000
      Miscellaneous expenses.........................................   177,640
                                                                      ---------
        Total........................................................ 1,200,000
                                                                      =========

Item 14. Indemnification of Directors and Officers.

   Our bylaws provide that we will indemnify our directors and executive officers and may indemify our other officers, employees and agents to the fullest extent permitted by Delaware law. In addition, our certificate of incorporation provides that, to the fullest extent permitted by Delaware law, our directors and executive officers will not be liable for monetary damages for breach of the directors' fiduciary duty to us and our stockholders. This provision of the certificate of incorporation does not eliminate the duty of care. In appropriate circumstances equitable remedies such as an injunction or other forms of non-monetary relief are available under Delaware law. This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws.

   Each director will continue to be subject to liability for:

  . breach of the director's duty of loyalty to Evoke Communications and its stockholders;

  .  acts or omissions not in good faith or involving intentional misconduct;

  .  knowing violations of law;

  . any transaction from which the director derived an improper personal benefit;

  .  improper transactions between the director and Evoke Communications; and

  . improper distributions to stockholders and improper loans to directors and officers.

   We intend to enter into indemnity agreements with each of its directors and executive officers under which each director and executive officer will be indemnified against expenses and losses incurred for claims brought against them by reason of their being a director or executive officer of Evoke Communications. Our board of directors has authorized our officers to investigate and obtain directors' and officers' liability insurance.

   There is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is being sought. We are not aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers and control persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities.

   Described below is information regarding all securities that have been issued by Evoke Communications, Inc. since its inception.

     (a) On June 16, 2000, we issued an aggregate of 4,425,176 shares of our common stock in exchange for all of the issued and outstanding shares of capital stock of Contigo Software, Inc.

     (b) On April 10, 2000, we issued 3,703 shares of our common stock upon the exercise of a warrant by one investor at an exercise price of $9.00 per share.

     (c) On March 29, 2000, we issued an aggregate of 686,813 shares of our Series E Preferred Stock to Microsoft Corporation at a purchase price of $7.28 per share for cash payment in the amount of $5,000,000, which will convert into 457,875 shares of common stock upon the closing of this offering.

     (d) From November 17, 1999 to December 15, 1999, we issued an aggregate of 33,333,333 shares of our Series D Preferred Stock, which will convert into 22,222,222 shares of common stock upon the closing of this offering, to forty-two accredited investors at a purchase price of $3.00 per share for cash proceeds in the amount of $100.0 million.

     (e) From May 28, 1998 to June 30, 1998, we issued an aggregate of 9,953,935 shares of our Series C Preferred Stock, which will convert into 6,635,956 shares of common stock upon the closing of this offering, to twenty accredited investors at a purchase price of $1.04 per share for cash proceeds in the amount of $9,845,243 and in exchange for an aggregate of $506,849 in outstanding convertible promissory notes.

     (f) On September 2, 1997, we issued an aggregate of 10,635 shares of our Series B Preferred Stock, which will convert into 1,363,461 shares of common stock upon the closing of this offering, to eight accredited investors at a purchase price of $100.00 per share for cash proceeds in the amount of $1,013,500.

     (g) On September 2, 1997, we issued an aggregate of 5,025,000 shares of our Series A Preferred Stock, which will convert into 3,350,000 shares of common stock upon the closing of this offering, to Messrs. Berberian, LeJeal and Vernon at $0.10 per share in exchange for an aggregate of $525,000 in outstanding convertible promissory notes. Mr. Berberian is our chief executive officer, Mr. LeJeal is our chief operating officer, and Mr. Vernon is our chief technology officer.

     (h) On August 29, 1997, we issued an aggregate of 166,666 shares of our common stock to our landlord, BMC Properties, LLC at $0.15 per share in exchange for an aggregate of $25,000 in rental payments. Mr. Chrisman, one of our former directors, is a managing member of BMC Properties, LLC.

     (i) On April 18, 1997, we issued an aggregate of 33,333 shares of our common stock to Messrs. Berberian and LeJeal at $0.15 per share for cash proceeds in the amount of $5,000.

     (j) As of June 20, 2000, an aggregate of 1,076,199 shares of common stock had been issued upon exercise of options and stock issuance rights under our equity incentive plans.

   The issuances of the securities described in (a) - (i) above were deemed to be exempt from registration under the Securities Act of 1933, as amended, in reliance on Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering. The issuances of the securities described in (j) above were deemed to be exempt from registration under the Securities Act in reliance on Rule 701 under the Securities Act as transactions by an issuer in compensatory circumstances. The recipients of the above-described securities represented their intention to acquire the securities for investment only and not with a view for distribution thereof. In each instance, the recipients were sophisticated investors or employees of ours, the offer and sales were made without any public solicitation, and all the stock certificates bear restrictive legends. No underwriter was involved in the transaction and no commissions were paid. All recipients had adequate access, through employment or other relationships, to information about Evoke Communications.

Item 16. Exhibits and Financial Statement Schedules.
   (a) Exhibits.

 Exhibit
 No.      Description
 -------  -----------
  1.1**    Form of Underwriting Agreement.
  2.1**    Agreement and Plan of Reorganization by and among Registrant,
           Contigo Software, Inc. and CSI Acquisition Coporation dated as of
           March 24, 2000.
  2.2**    Amendment to Agreement and Plan of Reorganization by and among
           Registrant, Contigo Software, Inc. and CSI Acquisition Corporation
           dated as of April 7, 2000.
  3.1**   Restated Certificate of Incorporation.
  3.2**   Form of Restated Certificate of Incorporation to become effective upon the closing of this offering.
  3.3**   Bylaws.
  3.4**   Amended and Restated Bylaws to become effective upon the closing of this offering.
  3.5**   Amendment to Restated Certificate of Incorporation.
  3.6**    Certificate of Amendment to Restated Certificate of Incorporation
           to be effective prior to the closing of this offering.
  4.1**   Reference is made to Exhibits 3.1 through 3.4.
  4.2**   Specimen stock certificate representing shares of common stock.
  5.1     Opinion of Cooley Godward LLP regarding the legality of the securities being registered.
 10.1**   2000 Equity Incentive Plan.
 10.2**   2000 Employee Stock Purchase Plan.
 10.3**    Amended and Restated Stockholders' Agreement, among the Registrant, certain of its stockholders and certain of its management, dated
           March 29, 1999.
 10.4**    Amended and Restated Investors' Agreement, among the Registrant and certain of its stockholders, dated November 17, 1999.
 10.5**    First Amendment to Amended and Restated Investors' Agreement, dated as of November 17, 1999, among the Registrant and certain of its stockholders, dated December 15, 1999.
 10.6**    Form of Indemnity Agreement to be entered into between Registrant and each of its directors and executive officers.
 10.7**    Series B Preferred Stock Purchase Agreement, among Registrant and the parties named therein, as amended, dated September 2, 1997.
 10.8**    Series C Preferred Stock Purchase Agreement, among Registrant and the parties named therein, as amended, dated May 27, 1998.
 10.9**    Series D Preferred Stock Purchase Agreement, among Registrant and the parties named therein, as amended, dated November 17, 1999.
 10.10**   First Amendment to Series D Preferred Stock Purchase Agreement,
           dated as of November 17, 1999 between Registrant and the parties named therein, dated December 15, 1999.
 10.11**   Note and Warrant Purchase Agreement, dated March 31, 1998, among
           Registrant and the partners named therein.
 10.12**   Lease, dated March 3, 1997, between BMC Properties, LLC and
           Registrant.
 10.13**   Lease, dated June 6, 1999, between BLC Properties, LLC and
           Registrant.
 10.14+**  Source Code and Object Code License Agreement, dated December 29,
           1999, between Registrant and AudioTalk Networks, Inc.
 10.15**   Personal Services Agreement, dated November 17, 1999, between
           Registrant and Jim LeJeal.
 10.16**   Personal Services Agreement, dated November 17, 1999, between
           Registrant and Paul Berberian.

--------

+ Confidential treatment to be requested with respect to portions of these exhibits.
** Previously filed.

 Exhibit
 No.      Description
 -------  -----------
 10.17+** Services Agreement, dated November 17, 1999, between the Registrant and At Home Corporation d.b.a Excite@Home.
 10.18**  Series E Preferred Stock Purchase Agreement, dated as of March 29,
           2000, between Registrant and Microsoft Corporation.
 10.19**  Personal Services Agreement, dated March 30, 2000, between the
           Registrant and Terence G. Kawaja.
 10.20+** Shareholders Agreement, dated June 9, 2000, between the Registrant and Evoke Communications B.V.
 10.21+** License and Services Agreement, dated June 21, 2000, between the
           Registrant and Evoke Communications B.V.
 21.1**   Subsidiaries of Registrant.
 23.1      Consent of Cooley Godward LLP (included in Exhibit 5.1).
 23.2      Consent of KPMG LLP for Evoke Communications, Inc.
 23.3      Consent of KPMG LLP for Contigo Software, Inc.
 24.1**    Powers of attorney (included on Page II-5).

 24.2**    Power of attorney for Terence Kawaja and Andre Meyer.

 24.3**                Power of attorney for Steven C. Halstedt.

 24.4                   Power of attorney for Dr. Massih Tayebi.
 27**      Financial Data Schedule.

--------

+ Confidential treatment to be requested with respect to portions of these exhibits.
** Previously filed.

   (b) Financial Statement Schedules.

       Not applicable.

Item 17. Undertakings.

   The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 14 or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes:

     (1) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Louisville, County of Boulder, State of Colorado, on July 17, 2000.

                                           /s/ Paul A. Berberian
                                          By:
                                             ----------------------------------
                                                     Paul A. Berberian
                                                     Chairman of the Board,
                                                     Chief Executive Officer
                                                     and President

                               POWER OF ATTORNEY

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                 Signature                            Title                  Date
                 ---------                            -----                  ----

                 /s/ *                      Chairman of the Board,       July 17, 2000
___________________________________________  Chief Executive Officer
             Paul A. Berberian               and President (Principal
                                             Executive Officer)

                 /s/ *                      Chief Operating Officer,     July 17, 2000
___________________________________________  Secretary, Treasurer and
              James M. LeJeal                Director (Principal
                                             Accounting Officer)
                 /s/ *                      Executive Vice President     July 17, 2000
___________________________________________  and Chief Financial
             Terence G. Kawaja               Officer (Principal
                                             Financial Officer)
                 /s/ *                      Director                     July 17, 2000
___________________________________________
                Andre Meyer

                 /s/ *                      Director                     July 17, 2000
___________________________________________
               Don Hutchison




                 /s/ *                      Director                     July 17, 2000
___________________________________________
              Bradley A. Feld

                 /s/ *                      Director                     July 17, 2000
___________________________________________
            Steven C. Halstedt
                 /s/ *                      Director                     July 17, 2000
___________________________________________
            Carol deB. Whitaker
                /s/ *                       Director                     July 17, 2000
___________________________________________
             Dr. Massih Tayebi

   /s/ Paul A. Berberian

*By--__________________________
       Paul A. Berberian
       Attorney-in-fact

                                 EXHIBIT INDEX

 Exhibit
 No.      Description
 -------  -----------
  1.1**   Form of Underwriting Agreement.
  2.1**   Agreement and Plan of Reorganization by and among Registrant, Contigo
          Software, Inc. and CSI Acquisition Coporation dated as of March 24,
          2000.
  2.2**   Amendment to Agreement and Plan of Reorganization by and among
          Registrant Contigo Software, Inc. and CSI Acquisition Corporation
          dated as of April 7, 2000.
  3.1**   Restated Certificate of Incorporation.
  3.2**   Form of Restated Certificate of Incorporation to become effective upon the closing of this offering.
  3.3**   Bylaws.
  3.4**   Amended and Restated Bylaws to become effective upon the closing of this offering.
  3.5**   Amendment to Restated Certificate of Incorporation.
  3.6**   Certificate of Amendment to Restated Certificate of Incorporation to
          be effective prior to the closing of this offering.
  4.1**   Reference is made to Exhibits 3.1 through 3.4.
  4.2**   Specimen stock certificate representing shares of common stock.
  5.1     Opinion of Cooley Godward LLP regarding the legality of the securities being registered.
 10.1**   2000 Equity Incentive Plan.
 10.2**   2000 Employee Stock Purchase Plan.
 10.3**   Amended and Restated Stockholders' Agreement, among the Registrant, certain of its stockholders and certain of its management, dated
          March 29, 1999.
 10.4**   Amended and Restated Investors' Agreement, among the Registrant and certain of its stockholders, dated November 17, 1999.
 10.5**   First Amendment to Amended and Restated Investors' Agreement, dated as of November 17, 1999, among the Registrant and certain of its stockholders, dated December 15, 1999.
 10.6**   Form of Indemnity Agreement to be entered into between Registrant and each of its directors and executive officers.
 10.7**   Series B Preferred Stock Purchase Agreement, among Registrant and the parties named therein, as amended, dated September 2, 1997.
 10.8**   Series C Preferred Stock Purchase Agreement, among Registrant and the parties named therein, as amended, dated May 27, 1998.
 10.9**   Series D Preferred Stock Purchase Agreement, among Registrant and the parties named therein, as amended, dated November 17, 1999.
 10.10**  First Amendment to Series D Preferred Stock Purchase Agreement, dated as of November 17, 1999 between Registrant and the parties named therein, dated December 15, 1999.
 10.11**  Note and Warrant Purchase Agreement, dated March 31, 1998, among
          Registrant and the partners named therein.
 10.12**  Lease, dated March 3, 1997, between BMC Properties, LLC and
          Registrant.
 10.13**  Lease, dated June 6, 1999, between BLC Properties, LLC and
          Registrant.
 10.14+** Source Code and Object Code License Agreement, dated December 29,
          1999, between Registrant and AudioTalk Networks, Inc.
 10.15**  Personal Services Agreement, dated November 17, 1999, between
          Registrant and Jim LeJeal.
 10.16**  Personal Services Agreement, dated November 17, 1999, between
          Registrant and Paul Berberian.
 10.17+** Services Agreement, dated November 17, 1999, between Registrant and
          At Home Corporation d.b.a. Excite@Home.

--------

+ Confidential treatment to be requested with respect to portions of these exhibits.
** Previously filed.

 Exhibit
 No.      Description
 -------  -----------
 10.18**  Series E Preferred Stock Purchase Agreement, dated as of March 29,
          2000, between Registrant and Microsoft Corporation.
 10.19**  Personal Services Agreement, dated March 30, 2000, between the
          Registrant and Terence G. Kawaja.
 10.20+** Shareholders Agreement, dated June 9, 2000, between the Registrant and Evoke Communications B.V.
 10.21+** License and Services Agreement, dated June 21, 2000, between the
           Registrant and Evoke Communications B.V.
 21.1**   Subsidiaries of Registrant.
 23.1     Consent of Cooley Godward LLP (included in Exhibit 5.1).
 23.2     Consent of KPMG LLP for Evoke Communications, Inc.
 23.3     Consent of KPMG LLP for Contigo Software, Inc.
 24.1**              Powers of attorney (included on Page II-5).
 24.2**    Power of attorney for Terence Kawaja and Andre Meyer.
 24.3**                Power of attorney for Steven C. Halstedt.
 24.4                   Power of attorney for Dr. Massih Tayebi.
 27**     Financial Data Schedule.

--------

** Previously filed.
 + Confidential treatment to be requested with respect to portions of these exhibits.

                                      I-2